  As filed with the Securities and Exchange Commission on April 13, 1999

                                                     Registration No. 333-74351
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                            AMENDMENT NO. 2 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                ---------------
                                Radio One, Inc.
            (Exact name of Registrant as specified in its charter)

                                ---------------

         Delaware                52-1166660                   4832
      (State or other         (I.R.S. Employer     (Primary Standard Industry
      jurisdiction of        Identification No.)      Classification Number)
     incorporation of
       organization)

                    5900 Princess Garden Parkway, 8th Floor
                               Lanham, MD 20706
                           Telephone: (301) 306-1111
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                            ALFRED C. LIGGINS, III
                     Chief Executive Officer and President
                                Radio One, Inc.
                    5900 Princess Garden Parkway, 8th Floor
                               Lanham, MD 20706
                           Telephone: (301) 306-1111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:

      RICHARD L. PERKAL, ESQ.            ANTOINETTE COOK BUSH, ESQ.
          Kirkland & Ellis               STEPHEN W. HAMILTON, ESQ.
     655 Fifteenth Street, N.W.       Skadden, Arps, Slate, Meagher &
       Washington, D.C. 20005                     Flom LLP
     Telephone: (202) 879-5000           1440 New York Avenue, N.W.
                                           Washington, D.C. 20005
                                         Telephone: (202) 371-7000

                                ---------------
  Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. [_]

  If this Form is filed to register additional securities for an offering pur-suant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier ef-fective Registration Statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) un-der the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
                                                            Proposed
                                                            Maximum
 Title of each Class of        Amount         Proposed     Aggregate    Amount of
    Securities to be           to be          Maximum       Offering   Registration
       Registered         Registered(/1/)  Offering Price  Price(/2/)    Fee(/3/)
-----------------------------------------------------------------------------------
 Class A Common Stock,
  par value $0.01 per
  share................   6,820,000 Shares     $21.00     $143,220,000   $39,816
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

(1) Includes 620,000 shares that the underwriters have the option to purchase from the Company to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to paragraph (o) of Rule 457 of the Securities Act.

(3) $35,167 of this fee was previously paid.
                                ---------------
  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registra-tion Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pur-suant to said Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+The information contained in this prospectus is not complete and may be       +
+changed. We may not sell these securities until the registration statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities, and it is not soliciting + +an offer to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 14, 1999

                             6,200,000 Shares

                        [LOGO OF RADIO ONE APPEARS HERE]

                              Class A Common Stock

                                   --------

  We are selling 4,355,930 shares of class A common stock and the selling stockholders are selling 1,844,070 shares of class A common stock.

  Prior to this offering, there has been no public market for our class A common stock. The initial public offering price is expected to be between $17.00 and $21.00 per share. We have applied to list our class A common stock on The Nasdaq Stock Market's National Market under the symbol "ROIA."

  The underwriters have an option to purchase a maximum of 620,000 additional shares to cover over-allotments of shares.

  Investing in our class A common stock involves risks. See "Risk Factors" on page 7.

                                                        Underwriting              Proceeds to
                                             Price to   Discounts and Proceeds to   Selling
                                              Public     Commissions   Radio One  Stockholders
                                            ----------- ------------- ----------- ------------
Per Share..................................     $            $            $            $
Total......................................    $            $            $            $

  Delivery of the shares of class A common stock will be made on or about    ,
1999, against payment in immediately available funds.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

          Bear, Stearns & Co. Inc.

                    BT Alexr Brown
                                          NationsBanc Montgomery Securities LLC

                                                          Prudential Securities

                          Prospectus dated    , 1999.

[Map of Eastern U.S. with ROI radio station logos, call signs and frequencies.]

                                 ------------
                               TABLE OF CONTENTS



                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

   Radio One's principal executive offices are located at 5900 Princess Garden Parkway, 8th Floor, Lanham, MD 20706, and our telephone number is (301) 306-1111.

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   7
Use of Proceeds..........................................................  12
Dividend Policy..........................................................  12
Dilution.................................................................  13
Capitalization...........................................................  14
Recent and Pending Transactions..........................................  16
Unaudited Pro Forma Consolidated Financial Information...................  19
Selected Historical Consolidated Financial Data..........................  28
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  30

                                                                            Page
                                                                            ----
Business...................................................................  39
Management.................................................................  68
Certain Relationships and Related Transactions.............................  73
Selling Stockholders.......................................................  74
Principal Stockholders.....................................................  75
Description of Capital Stock...............................................  77
Description of Indebtedness................................................  81
Shares Eligible for Future Sale............................................  83
Underwriting...............................................................  85
Notice to Canadian Residents...............................................  88
Legal Matters..............................................................  89
Experts....................................................................  89
Additional Information.....................................................  89
Index to Financial Statements.............................................. F-1

                               PROSPECTUS SUMMARY

   This summary contains a general discussion of our business, this offering and summary financial information. We encourage you to read the entire prospectus for a more complete understanding of Radio One and this offering. Except where otherwise noted, all share numbers and per share data in this prospectus give effect to the capitalization transactions described in "Capitalization."

                                RADIO ONE, INC.

Introduction

   Radio One was founded in 1980 and is the largest radio broadcasting company in the United States primarily targeting African-Americans. After we complete our pending acquisitions, we will own and operate 25 radio stations. Twenty-four of these stations (seventeen FM and seven AM) are in eight of the top 20 African-American radio markets: Washington, D.C., Baltimore, Atlanta, Philadelphia, Detroit, St. Louis, Cleveland and Richmond. Our strategy is to expand within our existing markets and into new markets that have a significant African-American presence. We believe radio broadcasting primarily targeting African-Americans has significant growth potential. We also believe that we have a competitive advantage in the African-American market, and the radio industry in general, due to our focus on formats primarily targeting African-American audiences, our skill in programming and marketing these formats, and our turnaround expertise.

   We have succeeded in increasing ratings, net broadcast revenue and broadcast cash flow of all of the FM stations we have owned or managed for at least one year. Net broadcast revenue consists of revenue from broadcast operations less commissions paid to agencies for selling air time on our stations. Broadcast cash flow consists of operating income before depreciation, amortization, local marketing agreement fees and corporate expenses. The radio stations that we owned as of December 31, 1998, grouped by market, were ranked first or second in their markets in combined audience and revenue share among radio stations primarily targeting African-Americans. Due to successful implementation of our business strategy, our net broadcast revenue and broadcast cash flow have grown significantly:

  . Net broadcast revenue grew at a compound annual rate of 60.2% from an actual $23.7 million in 1996 to $60.8 million in 1998, adjusted to include 1998 results of stations acquired between January 1, 1998 and March 31, 1999.

  . Broadcast cash flow grew at a compound annual rate of 65.3% from an actual $9.8 million in 1996 to $26.7 million in 1998, adjusted to include 1998 results of stations acquired between January 1, 1998 and March 31, 1999.

  . Net broadcast revenue and broadcast cash flow of stations we have owned or, in the case of Radio One of Atlanta, managed since 1996, grew at average annual rates of 28.0% and 42.7%, respectively, from 1996 through 1998.

  . After-tax cash flow grew at a compound annual rate of 206.2% from an actual $0.8 million in 1996 to $7.5 million in 1998, adjusted to include 1998 results of stations acquired between January 1, 1998 and March 31, 1999.

   Radio One is led by our Chairperson and co-founder, Ms. Catherine L. Hughes, and her son, Mr. Alfred C. Liggins, III, our Chief Executive Officer and President, who together have over 40 years of operating experience in radio broadcasting. Ms. Hughes, Mr. Liggins and our strong management team have successfully implemented a strategy of acquiring and turning around underperforming radio stations. We believe that we are well positioned to apply our proven operating strategy to our recently or soon to be acquired stations in Detroit, St. Louis, Cleveland and Richmond, and to other radio stations in existing and new markets as attractive acquisition opportunities arise.

THE AFRICAN-AMERICAN MARKET OPPORTUNITY

     We believe that operating radio stations in large African-American markets, with formats primarily targeting African-American audiences, has significant growth potential for the following reasons:

  . African-Americans are experiencing faster population growth than the population as a whole.

  . African-Americans are experiencing higher income growth than the population as a whole.

  . There is significant growth in advertising targeting the African-American market.

  . We believe there is a growing influence of African-American culture on American society.

  . We believe that radio formats primarily targeting African-Americans are becoming more popular with mainstream audiences.

  . We can reach our target audience with fewer radio stations due to the concentration of African-Americans in the top 30 African-American markets.

  . African-Americans exhibit stronger radio audience listenership and loyalty than the population as a whole.

STATION PORTFOLIO

   We operate in some of the largest African-American markets. We have also acquired or agreed to acquire 17 radio stations since January 1, 1998. These acquisitions diversify our net broadcast revenue, broadcast cash flow and asset bases and increase the number of top 20 African-American markets in which we operate from three to eight. The table below outlines our station operations and summarizes more detailed information provided under "Business,"except African-American Market information, which is from BIA Fourth Edition, 1998, or, in the case of Washington, D.C., BIA First Edition, 1999.

                           RADIO ONE AND OUR MARKETS

                           RADIO ONE INCLUDING PENDING ACQUISITIONS                      MARKET DATA
                         --------------------------------------------- ------------------------------------------------
                         NUMBER OF  AFRICAN-AMERICAN        1998                    RANKING BY
                         STATIONS        MARKET        ENTIRE MARKET   1998 ANNUAL   SIZE OF     1996 MSA POPULATION
                         --------- ------------------ ----------------    RADIO      AFRICAN-  ------------------------
                                    AUDIENCE  REVENUE AUDIENCE REVENUE   REVENUE     AMERICAN      TOTAL      AFRICAN-
MARKET                    FM   AM  SHARE RANK  RANK    SHARE    SHARE  ($ MILLIONS) POPULATION (IN MILLIONS) AMERICAN %
------                   ---- ---- ---------- ------- -------- ------- ------------ ---------- ------------- ----------
Washington, D.C.........    2  2        1         1     12.0     9.5%     $257.0         3          4.2         27.2%
Detroit.................    2  2        2         2      4.7     3.6       211.5         5          4.5         22.5
Philadelphia............    1  --       2         2      3.3     2.2       249.1         6          4.9         19.9
Atlanta.................    2  --       2         3      6.3     4.6       257.7         7          3.6         25.7
Baltimore...............    2  2        1         1     17.0    19.1       100.2        11          2.5         26.0
St. Louis...............    1  --     n/a       n/a      n/a     n/a       109.0        16          2.6         17.2
Cleveland...............    1  1      n/a       n/a      n/a     n/a        97.1        17          2.1         18.7
Richmond................    6  1      n/a       n/a      n/a     n/a        42.9        19          0.9         30.0

Business Strategy

   We focus on making strategic acquisitions of underperforming radio stations, improving the performance of these stations and operating them to maximize profitability.

   Acquisitions - Our acquisition strategy is to acquire and to turn around underperforming radio stations principally in the top 30 African-American markets. We consider acquisitions in existing markets where expanded coverage is desirable and in new markets where we believe it is advantageous to establish a presence. For strategic reasons, or as a result of an acquisition of multiple stations in a market, we may also acquire and operate stations with formats that primarily target non-African-American segments of the population.

   Turnarounds - We typically enter a market by acquiring a station or stations that have little or negative broadcast cash flow. Additional stations we have acquired in existing markets have often been, in our opinion, substantially underperforming. By implementing our operating strategy, we have succeeded in increasing ratings, net broadcast revenue and broadcast cash flow of all the FM stations we have owned or managed for at least one year. We have achieved these improvements while operating against much larger competitors.

   Operations - In order to maximize net broadcast revenue and broadcast cash flow at our radio stations, we strive to achieve the largest audience share of African-American listeners in each market, to convert these audience share ratings to advertising revenue, and to control operating expenses.

Preferred Stock Offering and Redemption

   Concurrent with this offering, we intend to sell $50.0 million of   % new
preferred stock. The preferred stock offering is being made by a separate prospectus. We intend to use the net proceeds of the preferred stock offering to redeem all of our existing preferred stock, to partially fund pending acquisitions and to repay amounts borrowed to fund our acquisition of WYCB-AM in Washington, D.C.

                                  The Offering

Class A common stock offered(/1/)...
                                      4,355,930 shares by Radio One

                                      1,844,070 shares by the selling
                                      stockholders
                                      ------

                                      6,200,000 shares of class A common stock

                                      ------
                                      ------

Common stock to be outstanding
after this offering(/1/)(/2/).......

                                      10,957,771 shares of class A common stock

                                       2,873,084 shares of class B common stock

                                       3,195,064 shares of class C common stock

                                      -------

                                      17,025,919 shares of common stock
                                      -------
                                      -------

Voting Rights.......................  Holders of class A common stock are entitled to one vote per share and are
                                      entitled to elect two independent
                                      directors. Holders of class B common
                                      stock are entitled to ten votes per
                                      share. Holders of class C common stock do not have voting rights, except as required by law.

Other Rights........................  Except as to voting and conversion rights, each class of common stock has
                                      the same rights.

Use of Proceeds.....................  Radio One intends to use the net proceeds of this offering and the preferred stock offering to:

                                      .  repay amounts under our bank credit
                                         facility which will increase debt
                                         capacity for pending acquisitions;

                                      .  partially fund pending acquisitions;

                                      .  repay amounts borrowed to fund our
                                         acquisition of WYCB-AM in Washington,
                                         D.C.;

                                      .  redeem all of our existing preferred
                                         stock; and

                                      .  increase our working capital.

Proposed NASDAQ Symbol..............  ROIA

--------

(1) Excludes 620,000 shares of class A common stock that may be issued to cover over-allotments of shares.

(2) Excludes shares of class A common stock issuable upon exercise of stock options outstanding.

          Summary Historical and Pro Forma Consolidated Financial Data

   The following table contains summary historical financial information derived from the audited consolidated financial statements of Radio One. The table also contains summary unaudited pro forma financial information derived from the unaudited pro forma financial information set forth under "Unaudited Pro Forma Consolidated Financial Information." The summary unaudited pro forma consolidated financial information does not purport to represent what our results of operations or financial condition would actually have been had the transactions described below occurred on the dates indicated or to project our results of operations or financial condition for any future period or date. The summary financial data set forth in the following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Information" and the consolidated financial statements of Radio One included elsewhere in this prospectus.

                                    Fiscal Year Ended December 31,
                          ---------------------------------------------------
                                   Historical              1998 Pro Forma
                          ----------------------------- ---------------------
                                                         Completed      As
                            1996      1997      1998    Transactions Adjusted
                          --------- --------- --------- ------------ --------
                          (audited) (audited) (audited)      (unaudited)
                                 (in thousands, except per share data)
Statement of Operations:
Net broadcast revenue....  $23,702   $32,367   $46,109    $ 60,828   $ 73,043
Station operating ex-
 penses..................   13,927    18,848    24,501      34,118     42,135
Corporate expenses.......    1,793     2,155     2,800       3,213      3,213
Depreciation and amorti-
 zation..................    4,262     5,828     8,445      15,570     20,910
                           -------   -------   -------    --------   --------
  Operating income.......    3,720     5,536    10,363       7,927      6,785
Interest expense.........    7,252     8,910    11,455      16,603     14,638
Other income (expense),
 net.....................      (77)      415       358         329        451
Income tax benefit (ex-
 pense)..................      --        --      1,575       2,480      2,060
                           -------   -------   -------    --------   --------
  Income (loss) before
   extraordinary item....  $(3,609)  $(2,959)  $   841    $ (5,867)  $ (5,342)
                           =======   =======   =======    ========   ========
  Loss applicable to com-
   mon stockholders
     before extraordinary
   item..................  $(3,609)  $(4,996)  $(2,875)   $ (9,583)  $(11,128)
                           =======   =======   =======    ========   ========
Earnings per common
 share:
  Basic and diluted......  $  (.38)  $  (.53)  $  (.31)   $   (.76)  $   (.65)
Weighted average common
 shares outstanding:
  Basic and diluted......    9,392     9,392     9,392      12,670     17,026
Other Data:
Broadcast cash flow......  $ 9,775   $13,519   $21,608    $ 26,710   $ 30,908
Broadcast cash flow mar-
 gin.....................     41.2%     41.8%     46.9%       43.9%      42.3%
EBITDA (before non-cash
 compensation expense)...  $ 7,982   $11,364   $18,808    $ 23,791   $ 27,989
After-tax cash flow......      806     2,869     7,248       7,517     13,802
Cash interest expense....    4,815     4,413     7,192      12,731     10,766
Accreted preferred stock
 dividends...............      --      2,037     3,716       3,716      5,786
Capital expenditures.....      252     2,035     2,236       3,921      4,534

Ratio of earnings to combined fixed charges and preferred stock dividends*.......  0.4x
Ratio of total debt to EBITDA (before non-cash compensation expense) ............  4.9x
Ratio of EBITDA (before non-cash compensation expense) to interest expense ......  1.9x
Ratio of EBITDA (before non-cash compensation expense) to cash interest expense
 ................................................................................  2.6x

Balance Sheet Data (at period end):
Cash and cash equivalents.................     $  4,455  $  1,466     $  2,000
Intangible assets, net....................      127,639   176,786      257,119
Total assets..............................      153,856   204,717      289,451
Total debt (including current portion and
 deferred interest).......................      131,739   148,176      137,594
Preferred stock...........................       26,684    26,684       50,000
Total stockholders' equity (deficit)......      (24,859)    8,376       80,376

--------

* Earnings were insufficient to cover combined fixed charges and preferred stock dividends for the fiscal years ended December 31, 1996, 1997 and 1998 by approximately $3.6 million, $5.0 million, and $4.5 million, respectively, and on a pro forma as adjusted basis for the year ended December 31, 1998 by approximately $13.2 million. To date, we have not paid any dividends on our existing preferred stock.

  . The pro forma amounts for the year ended December 31, 1998, in the column "Completed Transactions" are adjusted to give effect to the following acquisitions as if they had occurred as of the beginning of the period:

    -- Bell Broadcasting Company;

    -- Allur-Detroit, Inc.;

    -- Radio One of Atlanta, Inc.; and

    -- Dogwood Communications, Inc. (by Radio One of Atlanta, Inc.).

  . The pro forma amounts for the year ended December 31, 1998, in the column "As Adjusted" are adjusted to give effect to the completed transactions described above and the following pending acquisitions and other transactions as if they had occurred as of the beginning of the period:

    -- the pending acquisitions:

      .  assets of WFUN-FM in St. Louis (pro forma balance sheet only);

      .  WENZ-FM and WERE-AM in Cleveland;

      .  WDYL-FM in Richmond;

      .  WKJS-FM and WSOJ-FM in Richmond; and

      .  WJRV-FM, WCDX-FM, WPLZ-FM and WGCV-AM in Richmond.

    -- this offering;

    -- the preferred stock offering;

    -- the redemption of all of our existing preferred stock; and

    -- the repayment of debt.

  . The pro forma balance sheet data are adjusted to give effect to the transactions described above as if they had occurred on December 31, 1998.

                                  RISK FACTORS

   You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of class A common stock of Radio One.

Substantial Debt - Due to high principal and interest payments, our substantial level of debt could limit our ability to grow and compete.

   As of December 31, 1998, after giving effect to the transactions described under "Unaudited Pro Forma Consolidated Financial Information" as if they had occurred on that date, we would have had outstanding total debt of $137.6 million (including $59.0 million bearing interest at variable rates), new preferred stock with an aggregate liquidation preference of $50.0 million and stockholders' equity of $80.4 million.

   Our substantial level of indebtedness could adversely affect us for various reasons, including limiting our ability to:

  . obtain additional financing for working capital, capital expenditures, acquisitions, debt payments or other corporate purposes;

  . have sufficient funds available for operations, future business opportunities or other purposes;

  .  compete with competitors that have less debt than we do; and

  . react to changing market conditions, changes in our industry and economic downturns.

Restrictions Imposed by Our Debt - The terms of our debt restrict us from engaging in many activities and require us to satisfy various financial tests.

   Our bank credit facility and the agreements governing our other outstanding debt and new preferred stock contain covenants that restrict, among other things, our ability to incur additional debt, pay cash dividends, purchase our capital stock, make capital expenditures, make investments or other restricted payments, swap or sell assets, engage in transactions with related parties, secure non-senior debt with our assets, or merge, consolidate or sell all or substantially all of our assets.

   Our bank credit facility also requires us to get our banks' consent before we make acquisitions. This restriction may make it more difficult to pursue our acquisition strategy. Our bank credit facility also requires us to maintain specific financial ratios. Events beyond our control could affect our ability to meet those financial ratios, and we cannot assure you that we will meet them.

   All of the loans under our bank credit facility are due on December 31, 2003. A breach of any of the covenants contained in our bank credit facility could allow our lenders to declare all amounts outstanding under the bank credit facility to be immediately due and payable. In addition, our banks could proceed against the collateral granted to them to secure that indebtedness. If the amounts outstanding under the bank credit facility are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to the banks or to our other debt holders.

History of Net Losses - If we have losses in the future, the market price of our common stock and our ability to raise capital could be adversely affected.

   We cannot be certain that we will achieve or sustain profitability. Failure to achieve profitability may adversely affect the market price of our common stock, which in turn may adversely affect our ability to raise additional equity capital and to incur additional debt. Since 1994, we have experienced net losses in three out of five years. After giving effect to the transactions described under "Unaudited Pro Forma Consolidated Financial Information," as if they had occurred on January 1, 1998, we had net losses of $5.3 million for the year ended December 31, 1998.

   The primary reasons for these losses are significant charges for depreciation and amortization relating to the acquisition of radio stations and interest charges on our outstanding debt. If we acquire additional stations, these charges will probably increase.

Dependence on Key Personnel - The loss of key personnel could disrupt the management of our business.

   Our business depends upon the continued efforts, abilities and expertise of our executive officers and other key employees. We intend to enter into employment agreements with several of our key employees, including Ms. Catherine L. Hughes, Mr. Alfred C. Liggins, III, and other executive officers. We believe that the unique combination of skills and experience possessed by these individuals would be difficult to replace, and that the loss of any one of them could have a material adverse effect on us. These adverse effects could include the impairment of our ability to execute our acquisition and operating strategies and a decline in our standing in the radio broadcast industry.

Competition - We compete for advertising revenue against radio stations and other media, many of which have greater resources than we do.

   Our stations compete for audiences and advertising revenue with other radio stations and with other media such as television, newspapers, direct mail and outdoor advertising. Audience ratings and advertising revenue are subject to change and any adverse change in a market could adversely affect our net broadcast revenue in that market. If a competing station converts to a format similar to that of one of our stations, or if one of our competitors strengthens its operations, our stations could suffer a reduction in ratings and advertising revenue. Other radio companies which are larger and have more resources may also enter markets in which we operate. Although we believe our stations are well positioned to compete, we cannot assure you that our stations will maintain or increase their current ratings or advertising revenue.

Risks of Acquisition Strategy - Our growth depends on successfully executing our acquisition strategy.

   We intend to grow by acquiring radio stations primarily in top 30 African-American markets. We cannot assure you that our acquisition strategy will be successful. Our acquisition strategy is subject to a number of risks, including:

  .  Our pending acquisitions may not be consummated;

  . Acquired stations may not increase our broadcast cash flow or yield other anticipated benefits;

  . Required regulatory approvals may result in unanticipated delays in completing acquisitions;

  .  We may have difficulty managing our rapid growth; and

  . We may be required to raise additional financing and our ability to do so is limited by the terms of our debt instruments.

Controlling Stockholders - Two common stockholders have a majority interest in Radio One and have the power to control matters on which Radio One's common stockholders may vote.

   Upon completion of this offering, Ms. Catherine L. Hughes and her son, Mr. Alfred C. Liggins, III, will collectively hold approximately seventy-two percent (seventy-one percent if the underwriters exercise their over-allotment option) of the outstanding voting power of Radio One's common stock. As a result, Ms. Hughes and Mr. Liggins will control most decisions involving Radio One, including transactions involving a change of control of Radio One, such as a sale or merger. In addition, certain covenants in Radio One's debt instruments require that Ms. Hughes and Mr. Liggins maintain specified ownership and voting interests in Radio One, and prohibit other parties' voting interests from exceeding specified amounts. Ms. Hughes and Mr. Liggins have agreed to vote their shares together in elections to the board of directors.

Technology Changes, New Services and Evolving Standards - We must respond to the rapid changes in technology, services and standards which characterize our industry in order to remain competitive.

   The radio broadcasting industry is subject to rapid technological change, evolving industry standards and the emergence of new media technologies. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Several new media technologies are being developed, including the following:

  . Audio programming by cable television systems, direct broadcast satellite systems, Internet content providers and other digital audio broadcast formats;

  . Satellite digital audio radio service, which could result in the introduction of several new satellite radio services with sound quality equivalent to that of compact discs; and

  . In-band on-channel digital radio, which could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services.

   We recently entered into a programming agreement with a satellite digital audio radio service and have also invested in a developer of digital audio broadcast technology. However, we cannot assure you that these arrangements will be successful or enable us to adapt effectively to these new media technologies.

Importance of the Washington, D.C. and Baltimore Markets - A large portion of our net broadcast revenue and broadcast cash flow comes from these markets.

   Based upon the stations we owned or managed at the end of 1998, our radio stations in Washington, D.C. and Baltimore collectively accounted for 62.9% and 70.0% of our net broadcast revenue and broadcast cash flow, respectively, for the year ended December 31, 1998, adjusted to include 1998 results of stations acquired between January 1, 1998 and March 31, 1999. A significant decline in net broadcast revenue or broadcast cash flow from our stations in either of these markets could have a material adverse effect on our financial position and results of operations.

Government Regulation - Our business depends on maintaining our licenses with the FCC. We cannot assure you that we will be able to maintain these licenses.

   Radio broadcasters depend upon maintaining radio broadcasting licenses issued by the FCC. These licenses are ordinarily issued for a maximum term of eight years and may be renewed. Our radio broadcasting licenses expire at various times from October 1, 2003 to August 1, 2006. Although we may apply to renew our FCC licenses, interested third parties may challenge our renewal applications. In addition, if Radio One or any of our stockholders, officers, or directors violates the FCC's rules and regulations or the Communications Act of 1934, as amended, or is convicted of a felony, the FCC may commence a proceeding to impose sanctions upon us. Examples of possible sanctions include the imposition of fines; the revocation of our broadcast licenses; or the renewal of one or more of our broadcasting licenses for a term of fewer than eight years. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the radio station covered by the license only after we had exhausted administrative review without success.

   The radio broadcasting industry is subject to extensive and changing federal regulation. Among other things, the Communications Act and FCC rules and policies limit the number of broadcasting properties that any person or entity may own (directly or by attribution) in any market and require FCC approval for transfers of control and assignments. The filing of petitions or complaints against Radio One or any FCC licensee from which we are acquiring a station could result in the FCC delaying the grant of, or refusing to grant or imposing conditions on its consent to the assignment or transfer of licenses. The Communications Act and FCC rules also impose limitations on non-U.S. ownership and voting of the capital stock of Radio One.

Antitrust Matters - We may have difficulty obtaining regulatory approval for acquisitions in our existing markets and, potentially, new markets.

   An important part of our growth strategy is the acquisition of additional radio stations. After the passage of the Telecommunications Act of 1996, the U.S. Department of Justice has become more aggressive in reviewing proposed acquisitions of radio stations and radio station networks. The Justice Department is particularly aggressive when the proposed buyer already owns one or more radio stations in the market of the station it is seeking to buy. Recently, the Justice Department has challenged a number of radio broadcasting transactions. Some of those challenges ultimately resulted in consent decrees requiring, among other things, divestitures of certain stations. In general, the Justice Department has more closely scrutinized radio broadcasting acquisitions that result in local market shares in excess of 40% of radio advertising revenue. Similarly, the FCC has announced new procedures to review proposed radio broadcasting transactions even if the proposed acquisition otherwise complies with the FCC's ownership limitations. In particular, the FCC may invite public comment on proposed radio transactions that the FCC believes, based on its initial analysis, may present ownership concentration concerns in a particular local radio market.

Shares of Common Stock Eligible for Future Sale - Future sales by existing stockholders could depress the market price of the class A common stock.

   Immediately after this offering, the public market for the common stock will include only the 6,200,000 shares that we and the selling stockholders are selling in this offering, assuming the over-allotment option is not exercised. At that time, there will be an additional 10,825,919 shares of common stock outstanding. The shares held by our existing stockholders are subject to "lock-up" agreements that prohibit existing stockholders from selling their shares of common stock in the public market for 180 days after the date of this prospectus. When the 180-day "lock-up" period expires, or if Credit Suisse First Boston consents, in its sole discretion, to an earlier sale, our existing stockholders will be able to sell their shares in the public market, subject to certain legal restrictions. If our existing stockholders sell a large number of shares, the market price of shares of common stock could decline dramatically. Moreover, the perception in the public market that these stockholders might sell shares of common stock could depress the market price of the common stock. Furthermore, our existing stockholders have the right to require us to register their shares, which may facilitate their sale of shares in the public market.

No Prior Public Market - Investors will pay a price for shares of class A common stock that was not established in a competitive market and the price that prevails in the market may be lower.

   Prior to this offering, there has been no public market for the class A common stock. We have applied to list the class A common stock for trading on the Nasdaq's National Market. After this offering, an active trading market might not develop or continue. If you purchase shares of class A common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that we negotiated with our underwriters and the selling stockholders, which is substantially greater than the price paid by our existing stockholders. The price of the class A common stock that will prevail in the market after this offering may be higher or lower than the price you pay. For a description of the factors we will consider in negotiating the public offering price, see "Underwriting."

Year 2000 - Computer programs and microprocessors that have date sensitive software may recognize a date using "00" as year 1900 rather than 2000, or not recognize the date at all, which could result in major system failures or miscalculations.

   We rely, directly and indirectly, on information technology systems to operate our radio stations, provide our radio stations with up-to-date news and perform a variety of administrative services, including accounting, financial reporting, advertiser spot scheduling, payroll and invoicing. We also use non-information technology systems, such as microchips, for dating and other automated functions. We are in the process of assessing and remediating potential risks to our business related to the Year 2000 problem. Although we believe that, as a result of these efforts, our critical systems are or will be substantially Year 2000 ready, we cannot assure you that this will be the case. One of our greatest potential Year 2000 risks may be that third parties with whom we deal will fail to be Year 2000 ready. For example, if our programming suppliers or key advertisers experience significant disruptions in their businesses because of the Year 2000 problem, we may lose access to programming and significant advertising revenue.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about Radio One's industry, our beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

   The net proceeds from this offering to Radio One, after deducting underwriting discounts and commissions and estimated offering expenses, based on the assumed initial public offering price of $18.50 per share, are estimated to be approximately $74.6 million ($85.3 million if the underwriters' over-allotment option is exercised in full). The net proceeds from this offering, together with the net proceeds from the preferred stock offering, will be used as set forth below. Pending these uses, the net proceeds from this offering may be temporarily invested in short-term, interest-bearing, investment-grade securities. The following table sets forth the estimated sources and uses of funds for the transactions described above as of March 31, 1999:

                                                                    Amount
                                                                --------------
                                                                (in thousands)
     Sources:
       Net proceeds from this offering.........................    $ 74,600
       Net proceeds from the preferred stock offering..........      47,900
                                                                   --------
         Total sources.........................................    $122,500
                                                                   ========
     Uses:
       Repayment of amounts borrowed under the bank credit
        facility...............................................    $ 72,000
       Redemption of all of our existing preferred stock.......      27,700
       Increase working capital and partially fund pending
        acquisitions...........................................      18,900
       Repayment of WYCB acquisition loan......................       3,900
                                                                   --------
         Total uses............................................    $122,500
                                                                   ========

   Radio One will not receive any proceeds from class A common stock sold by the selling stockholders.

                                DIVIDEND POLICY

   We intend to retain future earnings for use in our business and do not anticipate declaring or paying any cash or stock dividends on shares of our common stock in the foreseeable future. In addition, any determination to declare and pay dividends will be made by our board of directors in light of our earnings, financial position, capital requirements, the bank credit facility, the 12% notes indenture and the terms of the new preferred stock, and such other factors as the board of directors deems relevant. See "Description of Indebtedness" and "Description of Capital Stock."

                                    DILUTION

   Purchasers of the class A common stock offered by this prospectus will suffer an immediate and substantial dilution in net tangible book value per share. Dilution is the amount by which the initial public offering price paid by the purchasers of the shares of class A common stock will exceed the net tangible book value per share of common stock after the offering. The net tangible book value per share of common stock is determined by subtracting total liabilities from the total book value of the tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding on the date the book value is determined. As of December 31, 1998, Radio One had a pro forma negative tangible book value of $248.7 million or $19.63 per share after giving effect to the completed and pending acquisitions and capital transactions described under "Capitalization," excluding this offering. Assuming the sale of 4,355,930 shares at an initial public offering price of $18.50 per share and deducting underwriters' discounts and commissions and estimated offering expenses, Radio One's pro forma tangible book value as of December 31, 1998 would have been a negative $176.7 million or $10.38 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $9.25 per share and an immediate dilution to new investors of $28.88 per share. The following table illustrates this per share dilution:

                                                                         Per
                                                                        Share
                                                                       -------
   Assumed initial public offering price....................           $ 18.50
     Pro forma net negative tangible book value before this
      offering.............................................. $ (19.63)
     Increase in net tangible book value per share
      attributable to this offering.........................     9.25
                                                             --------
   Pro forma net negative tangible book value after this
    offering................................................           (10.38)
                                                                       -------
   Dilution to new investors................................           $ 28.88
                                                                       =======

     The following table summarizes, on a pro forma as adjusted basis as of December 31, 1998, the number of shares of common stock purchased from Radio One, the estimated value of the total consideration paid for or attributed to such common stock, and the average price per share paid by or attributable to existing stockholders and the new investors purchasing shares in this offering at an assumed initial offering price of $18.50 per share.

                                                                         Average
                                                                          Price
                                                                           Per
                                   Shares of Common      Total Cash       Share
                                   Stock Purchased      Consideration      of
                                  ------------------ ------------------- Common
                                    Number   Percent   Amount    Percent  Stock
                                  ---------- ------- ----------- ------- -------
Existing stockholders............ 12,669,989   74.4% $    10,000     --%  $ --
New investors....................  4,355,930   25.6   80,600,000  100.0   18.50
                                  ----------  -----  -----------  -----
  Total.......................... 17,025,919  100.0% $80,610,000  100.0%  $4.73
                                  ==========  =====  ===========  =====

   As of      , 1999 there were outstanding options to purchase an additional
      shares of class A common stock at an exercise price of $      per share.
To the extent these options are exercised, there may be further dilution to new investors.

                                 CAPITALIZATION

   The table below sets forth our capitalization as of December 31, 1998, on an actual basis, on a pro forma basis giving effect to the acquisitions identified in the first bullet below, and on a pro forma as adjusted basis giving effect to those acquisitions and the transactions identified in the second bullet below. The actual amounts give effect to the following 1999 capital transactions as if they had occurred as of December 31, 1998: the 34,060 for one stock split of common stock, the exchange of certain shares of class A common stock for shares of class B and class C common stock, the issuance of common stock upon the exercise of the warrants, and the issuance of common stock to an employee.

   . The column "Pro forma for Completed and Pending Transactions" gives effect to the acquisition of:

    -- Radio One of Atlanta, Inc. ("ROA");
    -- Dogwood Communications, Inc. ("Dogwood") by ROA;
    -- the assets of WFUN-FM in St. Louis;
    -- WENZ-FM and WERE-AM in Cleveland;
    -- WDYL-FM in Richmond ("Richmond I");
    -- WKJS-FM and WSOJ-FM in Richmond ("Richmond II"); and
    -- WJRV-FM, WCDX-FM, WPLZ-FM and WGCV-AM in Richmond ("Richmond III").

   .  The column "Pro Forma as Adjusted" gives effect to:

    -- the above transactions;
    -- this offering;

    -- the offering of $50.0 million of   % senior cumulative exchangeable
       preferred stock due June 30, 2011 (the "new preferred stock");
    -- the redemption of all of our existing preferred stock; and -- the repayment of debt.

   The information in this table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere in this prospectus.

                                                 As of December 31, 1998
                                            -----------------------------------
                                                        Pro Forma
                                                           for
                                                        Completed
                                                       and Pending   Pro Forma
                                             Actual    Transactions as Adjusted
                                            ---------  ------------ -----------
                                            (audited)  (unaudited)  (unaudited)
                                                      (in thousands)
   Cash and cash equivalents..............  $  4,455      (82,734)   $  2,000
                                            ========     ========    ========
   Long-term debt (including current
    portion):
     Bank credit facility.................  $ 49,350     $ 65,787    $ 59,046
     12% senior subordinated notes due May
      15, 2004............................    78,458       78,458      78,458
     WYCB acquisition debt................     3,841        3,841         --
     Other long-term debt.................        90           90          90
                                            --------     --------    --------
       Total debt.........................   131,739      148,176     137,594
                                            --------     --------    --------
   Senior cumulative redeemable preferred
    stock:
     Series A, $0.01 par value, 140,000
      shares authorized,
      84,843 shares, 84,843 shares, and no
      shares issued and outstanding.......    10,816       10,816         --
     Series B, $0.01 par value, 150,000
      shares authorized,
      124,467 shares, 124,467 shares, and
      no shares issued and outstanding....    15,868       15,868         --
     New preferred stock, $0.01 par value,
      90,000 shares authorized, no shares,
      no shares and 50,000 shares issued
      and outstanding.....................       --           --       50,000
                                            --------     --------    --------
   Stockholders' equity (deficit):
     Class A common stock, $0.01 par
      value, 30,000,000 shares authorized,
      33,716 shares, 6,601,841 shares and
      10,957,771 shares issued and
      outstanding, respectively...........       --            66         110
     Class B common stock, $0.01 par
      value, 30,000,000 shares authorized,
      1,560,969 shares, 2,873,084 shares
      and 2,873,084 shares issued and
      outstanding, respectively...........        16           29          29
     Class C common stock, $0.01 par
      value, 30,000,000 shares authorized,
      3,120,915 shares, 3,195,064 shares
      and 3,195,064 shares issued and
      outstanding, respectively...........        31           32          32
     Additional paid-in capital...........       --        33,155     105,111
     Accumulated deficit..................   (24,906)     (24,906)    (24,906)
                                            --------     --------    --------
       Total stockholders' equity
        (deficit).........................   (24,859)       8,376      80,376
                                            --------     --------    --------
         Total capitalization.............  $133,564     $183,236    $267,970
                                            ========     ========    ========

                        RECENT AND PENDING TRANSACTIONS

ACQUISITIONS

   We have acquired or agreed to acquire 17 radio stations since January 1, 1998. These acquisitions diversify our net broadcast revenue, broadcast cash flow and asset bases and increase the number of top 20 African-American markets in which we operate from three to eight. See "Business" for a more detailed description of the following transactions.

   The table below sets forth information regarding each of the recently completed or pending acquisitions as of March 31, 1999.

                                No. of                Approximate      Date
   Market                      Stations Call Letters Purchase Price  Completed
   ------                      -------- ------------ --------------  ---------
                                                     (in millions)
   Completed Transactions
     Washington, D.C.
      (Broadcast Holdings,
      Inc.)...................     1      WYCB-AM        $  3.8         3/98
     Detroit/Kingsley (Bell
      Broadcasting Company)...     3      WDTJ-FM          34.2         6/98
                                          WCHB-AM
                                          WJZZ-AM
     Detroit (Allur-Detroit,
      Inc.)...................     1      WWBR-FM          26.5        12/98
     Atlanta (ROA and
      Dogwood)................     2      WHTA-FM          (1)          3/99
                                          WAMJ-FM
                                 ---                     ------
     Subtotal.................     7                       64.5(/2/)
                                 ---                     ------
   Pending Transactions

     St. Louis................     1      WFUN-FM          13.6          --
     Cleveland................     2      WENZ-FM          20.0          --
                                          WERE-AM
     Richmond I...............     1      WDYL-FM           4.6          --
     Richmond II..............     2      WKJS-FM          12.0          --
                                          WSOJ-FM
     Richmond III.............     4      WJRV-FM          34.0          --
                                          WCDX-FM
                                          WPLZ-FM
                                          WGCV-AM
                                 ---                     ------
     Subtotal.................    10                       84.2
                                 ---                     ------
     Total....................    17                     $148.7(/2/)
                                 ===                     ======

--------

(1) Radio One issued approximately 3.3 million shares of our common stock and assumed approximately $16.3 million of debt in this transaction.
(2) Excludes ROA and Dogwood.

 Completed Transactions

  Washington, D.C.--WYCB-AM Acquisition

   On March, 16, 1998, Radio One acquired, through an Unrestricted Subsidiary, Broadcast Holdings, Inc. ("BHI"), the owner of WYCB-AM, for approximately $3.8 million. Following this acquisition, we integrated the operations of WYCB-AM into our existing radio station operations in Washington, D.C.

  Detroit--Bell Broadcasting Acquisition

   On June 30, 1998, Radio One acquired Bell Broadcasting Company ("Bell Broadcasting") for approximately $34.2 million in cash. Bell Broadcasting owns three radio stations, WDTJ-FM (formerly WCHB-FM) and WCHB-AM, located in the Detroit, Michigan market, and WJZZ-AM, located in Kingsley, Michigan.

  Detroit--Allur-Detroit Acquisition

   On December 28, 1998, Radio One acquired Allur-Detroit, Inc. ("Allur-Detroit"), owner of WWBR-FM, for approximately $26.5 million in cash. Allur-Detroit's stockholders included Syndicated Communications Venture Partners II, L.P. ("Syncom Venture Partners"), which is an affiliate of one of Radio One's stockholders, Syncom Capital Corporation ("Syncom").

  Atlanta--Radio One of Atlanta and Dogwood Communications Acquisitions

   On March 30, 1999, Radio One acquired ROA, an affiliate of Radio One, for approximately 3.3 million shares of Radio One common stock. Radio One also assumed and retired approximately $16.3 million of indebtedness of ROA and Dogwood. At the time, ROA owned approximately 33% of Dogwood. On March 30, 1999, ROA acquired the remaining approximate 67% of Dogwood for $3.6 million. Founded in 1995, ROA owns and operates WHTA-FM. Dogwood owns WAMJ-FM which, prior to ROA's acquisition of 100% of Dogwood, ROA operated under a local marketing agreement ("LMA"). Upon the completion of these acquisitions, ROA became a wholly owned subsidiary of Radio One, and Dogwood became a wholly owned subsidiary of ROA. See "Certain Relationships and Related Transactions."

 Pending Transactions

  St. Louis--WFUN-FM Acquisition

   On November 23, 1998, Radio One entered into an asset purchase agreement to acquire the assets of WFUN-FM, licensed to Bethalto, Illinois, for approximately $13.6 million in cash. We expect to move WFUN-FM to a broadcast tower site closer to downtown St. Louis, reformat the station and upgrade its signal from 6 kW to 25 kW. We expect this acquisition to close during the second quarter of 1999.

  Cleveland--WENZ-FM and WERE-AM Acquisition

   On March 29, 1999, Radio One entered into an asset purchase agreement to acquire WENZ-FM and WERE-AM, both of which are licensed to Cleveland, Ohio, for approximately $20.0 million in cash. We expect this acquisition to close by the end of the third quarter of 1999.

  Richmond--WDYL-FM Acquisition, WKJS-FM and WSOJ-FM Acquisition and WJRV-FM,
             WCDX-FM, WPLZ-FM and WGCV-AM Acquisition

   On February 10, 1999, Radio One entered into an asset purchase agreement to acquire WDYL-FM, licensed to Chester, Virginia, for approximately $4.6 million in cash. We expect this acquisition to close by the end of the third quarter of 1999.

   On February 26, 1999, Radio One entered into an asset purchase agreement to acquire WKJS-FM, licensed to Crewe, Virginia, and WSOJ-FM, licensed to Petersburg, Virginia, for approximately $12.0 million in cash, subject to purchase price adjustments. We expect this acquisition to close in the third quarter of 1999.

   Pursuant to a letter of intent dated February 23, 1999, on April   , 1999,
Radio One entered into an asset purchase agreement to acquire WCDX-FM, licensed to Mechanicsville, Virginia, WPLZ-FM, licensed to Petersburg, Virginia, WJRV-FM, licensed to Richmond, Virginia, and WGCV-AM, licensed to Petersburg, Virginia, for approximately $34.0 million in cash. We expect to operate these stations under an LMA beginning in June 1999 and to complete the acquisition no later than the second half of 2000.

FINANCINGS

  Preferred Stock Offering and Redemption

   Concurrent with this offering, we intend to sell $50.0 million of   % new
preferred stock. The preferred stock offering is being made by a separate prospectus. We intend to use the proceeds of the preferred stock offering to redeem all of our existing preferred stock, to partially fund pending acquisitions and to repay amounts borrowed to fund our acquisition of WYCB-AM in Washington, D.C. See "Use of Proceeds" and "Description of Capital Stock."

  Credit Agreement

   On February 26, 1999, we entered into an amended and restated credit agreement under which we may borrow up to $100 million on a revolving basis from a group of banking institutions, subject to financial ratio restrictions. See "Description of Indebtedness."

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

   The following unaudited pro forma consolidated financial statements (the "Pro Forma Consolidated Financial Statements") are based on the historical Consolidated Financial Statements of Radio One included elsewhere in this prospectus, adjusted to give effect to the following:

   The pro forma amounts for the year ended December 31, 1998, in the column "Completed Transactions" are adjusted to give effect to the following completed acquisitions as if they had occurred as of January 1, 1998:

  .  Bell Broadcasting;
  .  Allur-Detroit;
  .  ROA; and
  .  Dogwood by ROA.

   The pro forma amounts for the year ended December 31, 1998, in the column "Completed and Pending Transactions" are adjusted to give effect to the completed transactions described above and to the following pending acquisitions as if they had occurred as of January 1, 1998:

  . the assets of WFUN-FM in St. Louis (pro forma balance sheet only); . WENZ-FM and WERE-AM in Cleveland;
  .  WDYL-FM in Richmond;
  .  WKJS-FM and WSOJ-FM in Richmond; and
  .  WJRV-FM, WCDX-FM, WPLZ-FM and WGCV-AM in Richmond.

   The pro forma amounts in the column "As Adjusted" are further adjusted to give effect to the pending and completed transactions described above and to the following transactions as if they had occurred as of January 1, 1998:

  .  this offering;
  .  the redemption of all of our existing preferred stock;
  .  the preferred stock offering; and
  .  the repayment of debt.

   The pro forma balance sheet data are adjusted to give effect to the transactions described above as if they had occurred on December 31, 1998.

   The Unaudited Pro Forma Consolidated Statements of Operations and Other Data gives effect to these transactions as if they had occurred as of January 1, 1998, and the Unaudited Pro Forma Consolidated Balance Sheet gives effect to these transactions as if they had occurred as of December 31, 1998. These transactions are described in the accompanying notes to the Pro Forma Consolidated Financial Statements. The pro forma data are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Consolidated Financial Statements do not purport to represent what Radio One's results of operations or financial condition would actually have been had these transactions occurred on the dates indicated or to project Radio One's results of operations or financial condition for any future period or date. The Pro Forma Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements of Radio One and the historical consolidated financial statements of ROA, Bell Broadcasting, Allur-Detroit, Richmond II and Richmond III included elsewhere in this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   The pending acquisitions of the assets of WFUN-FM in St. Louis, and the operations of the stations in Cleveland and Richmond, will be accounted for using the purchase method of accounting. After an acquisition, the total consideration of such acquisition will be allocated to the tangible and intangible assets acquired and liabilities assumed, if any, based upon their respective estimated fair values. The allocation of the aggregate total consideration included in the Pro Forma Consolidated Financial Statements is preliminary as we believe further refinement is impractical at this time. However, we do not expect that the final allocation of the total consideration will materially differ from the preliminary allocations.

    Unaudited Pro Forma Consolidated Statement of Operations and Other Data

                                                          Year Ended December 31, 1998
                          -----------------------------------------------------------------------------------------------
                                                                 (in thousands)
                                                                                      Pro Forma
                                          Completed      Pro Forma      Pending     for Completed               Pro Forma
                                         Transactions  for Completed  Transactions   and Pending   Offerings       as
                          Historical(a) Adjustments(b) Transactions  Adjustments(c) Transactions  Adjustments   Adjusted
                          ------------- -------------- ------------- -------------- ------------- -----------   ---------
Statement of Operations:
Net broadcast revenue...     $46,109       $14,719        $60,828       $12,215       $ 73,043      $  --       $ 73,043
Station operating
 expenses...............      24,501         9,617         34,118         8,017         42,135         --         42,135
Corporate expenses......       2,800           413          3,213           --           3,213         --          3,213
Depreciation and
 amortization...........       8,445         7,125         15,570         5,340         20,910         --         20,910
                             -------       -------        -------       -------       --------      ------      --------
 Operating income.......      10,363        (2,436)         7,927        (1,142)         6,785                     6,785
Interest expense........      11,455         5,148         16,603         5,613         22,216      (7,578)(d)    14,638
Other income (expense),
 net....................         358           (29)           329           122            451                       451
Income tax benefit
 (expense)..............       1,575           905          2,480         2,450          4,930      (2,870)(e)     2,060
                             -------       -------        -------       -------       --------      ------      --------
 Net income (loss)......     $   841       $(6,708)       $(5,867)      $(4,183)      $(10,050)     $4,708      $ (5,342)
                             =======       =======        =======       =======       ========      ======      ========
Net loss applicable to
 common stockholders....     $(2,875)                     $(9,583)                    $(13,766)                 $(11,128)
                             =======                      =======                     ========                  ========
Earnings per common
 share:
 Basic and diluted......     $  (.31)                     $  (.76)                    $  (1.09)                 $   (.65)
Weighted average common
 shares outstanding:
 Basic and diluted......       9,392                       12,670                       12,670                    17,026
Other Data:
Broadcast cash flow(f)..     $21,608                      $26,710                     $ 30,908                  $ 30,908
Broadcast cash flow
 margin(g)..............        46.9%                        43.9%                        42.3%                     42.3%
EBITDA (before non-cash
 compensation
 expense)(f)............     $18,808                      $23,791                     $ 27,989                  $ 27,989
After-tax cash flow(f)..       7,248                        7,517                        6,224                    13,802
Cash interest
 expense(h).............       7,192                       12,731                       18,344                    10,766
Accreted preferred stock
 dividends..............       3,716                        3,716                        3,716                     5,786 (i)
Capital expenditures....       2,236                        3,921                        4,534                     4,534
Ratio of earnings to combined fixed charges and preferred stock dividends(j).................................        0.4x
Ratio of total debt to EBITDA (combined expense and preferred stock dividend)................................        4.9x
Ratio of EBITDA (before non-cash compensation expense) to interest expense...................................        1.9x
Ratio of EBITDA (before non-cash compensation expense) to cash interest expense..............................        2.6x

Footnotes for the Unaudited Pro Forma Consolidated Statement of Operations and Other Data for the Year Ended December 31, 1998

(a) See the consolidated financial statements included elsewhere in this prospectus.

(b) The table below gives effect to the acquisitions completed during the period from January 1, 1998 through March 31, 1999 as if they had occurred on January 1, 1998:

                                  Bell
                              Broadcasting    Allur-Detroit        ROA        Pro Forma
                             Historical(/1/) Historical(/2/) Historical(/3/) Adjustments       Total
                             --------------- --------------- --------------- -----------      -------
                                                       (in thousands)
   Statement of Operations:
   Net broadcast revenue...      $2,025          $ 2,854         $10,140       $  (300)(/4/)  $14,719
   Station operating
    expenses...............       1,423            3,239           5,529          (574)(/5/)    9,617
   Corporate expenses......         663              336             667        (1,253)(/6/)      413
   Depreciation and
    amortization...........          63              194             896         5,972 (/7/)    7,125
                                 ------          -------         -------       -------        -------
     Operating income
      (loss)...............        (124)            (915)          3,048        (4,445)        (2,436)
   Interest expense........          52              383           2,007         2,706 (/8/)    5,148
   Other income (expense),
    net....................         (28)             (50)              7            42 (/9/)      (29)
   Income tax benefit
    (expense)..............         (14)             --             (499)        1,418 (/10/)     905
                                 ------          -------         -------       -------        -------
     Net income (loss).....      $ (218)         $(1,348)        $   549       $(5,691)       $(6,708)
                                 ======          =======         =======       =======        =======

--------
(/1/See)the unaudited financial statements of Bell Broadcasting for the six months ended June 30, 1998, included elsewhere in this prospectus, which is the period during 1998 that Bell Broadcasting was not owned by Radio One.
(/2/Derived)from the unaudited financial statements of Allur-Detroit for the period from January 1, 1998 to December 28, 1998, which is the period during 1998 that the entity was not owned by Radio One.
(/3/See)the consolidated financial statements of ROA included elsewhere in the prospectus.
(/4/To)reflect the elimination of the management fee paid by ROA to Radio One for administrative services provided by Radio One.
(/5/To)record compensation expense of $105 for a manager and a general manager
    Radio One will need to hire to manage the Detroit market, eliminate bonuses of $115 paid by Allur-Detroit to employees because of the sale, and eliminate the salary, bonus and benefits of $564 paid to the previous Allur-Detroit general manager who was not retained by Radio One.
(/6/To)eliminate corporate expenses which Radio One does not expect to incur going forward which consist primarily of compensation of $617 to officers and former owners of Bell Broadcasting who were not retained by Radio One, the management fee of $300 paid by ROA to Radio One, and charitable contributions and management fees of $336 paid by the former owners of Allur-Detroit that would not have been distributed if the station had been owned by Radio One.
(/7/To)record the additional depreciation and amortization expense that would have been recognized if the Bell Broadcasting, Allur-Detroit, 20% of Dogwood, and ROA acquisitions had occurred.

(/8/To)record interest expense on acquisition financing, calculated as follows:

     Interest on Bell Broadcasting financing of $33,241 at 7.95% for six months.......................................................  $1,343
     Amortization of Bell Broadcasting deferred financing costs of $651
      over 5.5 years for six months....................................      59
     Less: Interest expense previously recorded by Bell Broadcasting...      52
     Interest on Allur-Detroit purchase price of $26,500 at 7.95%......   2,107
     Amortization of Allur-Detroit deferred financing costs of $358
      over 5 years.....................................................      72
     Less: Interest expense previously recorded by Allur-Detroit.......     383
     Interest on Dogwood purchase price of $3,500 at 7.95%.............     278
     Interest on ROA's debt paid at the acquisition of $16,212 at
      7.95%............................................................   1,289
     Less: Interest expense previously recorded by ROA.................   2,007
                                                                         ------
       Pro forma adjustment............................................  $2,706
                                                                         ======

(/9/To)eliminate tax penalties incurred by Bell Broadcasting that are not expected to be incurred by Radio One on a going-forward basis.

(/10/To)record additional tax benefit related to additional loss as a result of the acquisitions.

(c) The table below gives effect to the acquisitions pending as of March 31, 1999:

                                Cleveland      Richmond I      Richmond II    Richmond III      Pro Forma
                             Historical(/1/) Historical(/1/) Historical(/2/) Historical(/2/) Adjustments(/3/)    Total
                             --------------- --------------- --------------- --------------- ----------------   -------
                                                                    (in thousands)
   Statement of Operations:
   Net broadcast revenue...      $3,295           $400           $1,062          $7,458          $   --         $12,215
   Station operating
    expenses...............       1,979            368            1,002           4,668              --           8,017
   Corporate expenses......         --              14               15             413             (442)(/4/)      --
   Depreciation and
    amortization...........         811              4              416             648            3,461 (/5/)    5,340
                                 ------           ----           ------          ------          -------        -------
     Operating income
      (loss)...............         505             14             (371)          1,729           (3,019)        (1,142)
   Interest expense........         600            --               500             --             4,513 (/6/)    5,613
   Other income (expense),
    net....................         101            --                21             --               --             122
   Income tax benefit
    (expense)..............          (2)            (6)             --              --            2,458 (/7/)     2,450
                                 ------           ----           ------          ------          -------        -------
     Net income (loss).....      $    4           $  8           $ (850)         $1,729          $(5,074)       $(4,183)
                                 ======           ====           ======          ======          =======        =======

--------
(/1/The)column represents the historical results of operations of the stations to be acquired for the year ended December 31, 1998. As these stations to be acquired did not prepare stand-alone financial statements, these financial statements were carved out from a larger entity and include the direct revenue and expenses charged to the stations and an allocation of those expenses which benefited the stations but were not directly charged to the stations. As these results of operations include allocated expenses, these financial statements do not represent what the results from operations would have been if the stations operated on a stand-alone basis or what they would have been if they were owned by Radio One.

(/2/The)column represents the historical results of operations for the year ended December 31, 1998 that were obtained from carveout audited financial statements. See the financial statements included elsewhere in this prospectus.
(/3/Historical)financial statements and pro forma adjustments related to the St. Louis acquisition have not been included in this pro forma income statement, because Radio One has determined that this acquisition is a purchase of assets. Income statement activity would not be relevant, because Radio One plans to take the current station off the air, reformat the station, and move it to a new location.
(/4/To)eliminate corporate management fees which would not be incurred by Radio
    One.
(/5/To)record additional amortization of $3,461 for intangibles related to the excess purchase price of $66,733 over 15 years, less the amortization previously recorded by the acquired companies.
(/6/To)record interest expense, calculated as follows:

     Total acquisition cost for Cleveland and Richmond I, II and III
      ................................................................ $70,600
                                                                       =======
       Interest expense on total acquisition cost at 7.95% for one year.......................................................... $ 5,613
     Less: Interest expense previously recorded by acquired
      companies.......................................................   1,100
                                                                       -------
       Pro forma adjustment........................................... $ 4,513
                                                                       =======

(/7/)To record additional tax benefit related to additional loss as a result of the acquisitions.

(d) To record the decrease in interest expense related to the use of proceeds of this offering and the preferred stock offering, calculated as follows:

     Proceeds of this offering........................................ $80,600
     Proceeds of the preferred stock offering.........................  50,000
                                                                       -------
       Total.......................................................... 130,600
     Less: Retirement of preferred stock..............................  26,684
     Less: Underwriting discounts and commissions, and offering cost
      expenses........................................................   8,600
                                                                       -------
       Subtotal....................................................... $95,316
                                                                       =======
     Pro forma adjustment............................................. $ 7,578
                                                                       =======

(e) To record the tax effect of the reduction in interest expense.

(f) Broadcast cash flow consists of operating income before depreciation, amortization, local marketing agreement fees and corporate expenses. EBITDA (before non-cash compensation expense) consists of operating income before depreciation, amortization, non-cash compensation expense and local marketing agreement fees. After-tax cash flow consists of income before income tax benefit (expense) and extraordinary items, minus net gain on sale of assets (net of tax) and the current income tax provision, plus depreciation and amortization expense and non-cash compensation expense. Although broadcast cash flow, EBITDA (before non-cash compensation expense), and after-tax cash flow are not measures of performance or liquidity calculated in accordance with GAAP, we believe that these measures are useful to an investor in evaluating Radio One because these measures are widely used in the broadcast industry as a measure of a radio broadcasting company's performance. Nevertheless, broadcast cash flow, EBITDA (before non-cash compensation expense) and after-tax cash flow should not be considered in isolation from or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. Moreover, because broadcast cash flow, EBITDA (before non-cash compensation expense) and after-tax cash flow are not measures calculated in accordance with GAAP, these performance measures are not necessarily comparable to similarly titled measures employed by other companies.

(g) Broadcast cash flow margin is defined as broadcast cash flow divided by net broadcast revenue.

(h) Cash interest expense is calculated as interest expense less non-cash interest, including the accretion of principal, the amortization of discounts on debt and the amortization of deferred financing costs, for the indicated period.

(i) The accreted preferred stock dividend is calculated based on an assumed rate of 11%.

(j) For purposes of this calculation, earnings consist of income (loss) before income taxes, extraordinary items and fixed charges without including any activities relating to the acquisition of WYCB-AM, an Unrestricted Subsidiary. Fixed charges consist of interest expense, including the amortization of discounts on debt and the amortization of deferred financing costs. Earnings were insufficient to cover combined fixed charges and preferred stock dividends for the fiscal year ended December 31, 1998, by approximately $4.5 million and on a pro forma as adjusted basis for the year ended December 31, 1998, by approximately $13.2 million.

                 Unaudited Pro Forma Consolidated Balance Sheet

                                                             As of December 31, 1998
                        ----------------------------------------------------------------------------------------------------
                                                                                     Pro Forma for
                                          Completed    Pro Forma for     Pending       Completed
                                        Transactions     Completed    Transactions    and Pending   Offerings     Pro Forma
                        Historical (a) Adjustments (b) Transactions  Adjustments (c) Transactions  Adjustments   as Adjusted
                        -------------- --------------- ------------- --------------- ------------- -----------   -----------
                                                                  (in thousands)
ASSETS
Current assets:
 Cash and cash
  equivalents.........     $  4,455        $(2,989)      $  1,466       $(84,200)      $(82,734)     $84,734 (d)  $  2,000
 Trade accounts
  receivable, net.....       12,026          2,479         14,505            703         15,208          --         15,208
 Prepaid expenses and
  other...............          334            202            536             31            567          --            567
 Deferred taxes.......          826            164            990            --             990          --            990
                           --------        -------       --------       --------       --------      -------      --------
   Total current
    assets............       17,641           (144)        17,497        (83,466)       (65,969)      84,734        18,765
Property and
 equipment, net.......        6,717          1,758          8,475          3,133         11,608          --         11,608
Intangible assets,
 net..................      127,639         49,147        176,786         80,333        257,119          --        257,119
Deferred taxes........          --              60             60            --              60          --             60
Other assets..........        1,859             40          1,899            --           1,899          --          1,899
                           --------        -------       --------       --------       --------      -------      --------
   Total assets.......     $153,856        $50,861       $204,717       $    --        $204,717      $84,734      $289,451
                           ========        =======       ========       ========       ========      =======      ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and
  accrued expenses....     $  4,898        $ 1,189       $  6,087       $    --        $  6,087      $   --       $  6,087
 Income taxes
  payable.............          143            --             143            --             143          --            143
                           --------        -------       --------       --------       --------      -------      --------
   Total current
    liabilities.......        5,041          1,189          6,230            --           6,230          --          6,230
Bank credit facility..       49,350         16,437         65,787            --          65,787       (6,741)(e)    59,046
12% notes due 2004....       78,458            --          78,458            --          78,458          --         78,458
WYCB acquisition
 debt.................        3,841            --           3,841            --           3,841       (3,841)(e)       --
Other long-term debt..           90            --              90            --              90          --             90
Deferred tax
 liability............       15,251            --          15,251            --          15,251          --         15,251
                           --------        -------       --------       --------       --------      -------      --------
   Total liabilities..      152,031         17,626        169,657            --         169,657      (10,582)      159,075
                           --------        -------       --------       --------       --------      -------      --------
Existing preferred
 stock:
 Series A.............       10,816            --          10,816            --          10,816      (10,816)(f)       --
 Series B.............       15,868            --          15,868            --          15,868      (15,868)(f)       --
 New preferred
  stock...............          --             --             --             --             --        50,000 (f)    50,000
                           --------        -------       --------       --------       --------      -------      --------
                             26,684            --          26,684            --          26,684       23,316        50,000
                           --------        -------       --------       --------       --------      -------      --------
Stockholders' equity
 (deficit):
 Class A common
  stock...............          --              66             66            --              66           44 (g)       110
 Class B common
  stock...............           16             13             29            --              29                         29
 Class C common
  stock...............           31              1             32            --              32                         32
 Additional paid in
  capital.............          --          33,155         33,155            --          33,155       71,956 (g)   105,111
 Accumulated
  deficit.............      (24,906)           --         (24,906)           --         (24,906)         --        (24,906)
                           --------        -------       --------       --------       --------      -------      --------
   Total stockholders'
    equity (deficit)..      (24,859)        33,235          8,376            --           8,376       72,000        80,376
                           --------        -------       --------       --------       --------      -------      --------
   Total liabilities
    and stockholders'
    equity (deficit)..     $153,856        $50,861       $204,717       $    --        $204,717      $84,734      $289,451
                           ========        =======       ========       ========       ========      =======      ========

Footnotes for the Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1998

(a) See the Consolidated Financial Statements included elsewhere in this prospectus.

(b) The table below gives effect to the acquisition of ROA, the retirement of ROA's outstanding debt, the purchase of the remaining 20% of Dogwood and the issuance of common stock related to the exercise of warrants and the grant of common stock to an employee.

                                             As of December 31, 1998
                                       ---------------------------------------
                                             ROA        Pro Forma
                                       Historical(/1/) Adjustments      Total
                                       --------------- -----------     -------
                                                 (in thousands)
   ASSETS
   Current Assets:
     Cash and cash equivalents.......      $ 1,711       $(4,700)(/2/) $(2,989)
     Trade accounts receivable, net..        2,479           --          2,479
     Prepaid expenses and other......          202           --            202
     Deferred taxes..................          164           --            164
                                           -------       -------       -------
       Total current assets..........        4,556        (4,700)         (144)
   Property and equipment, net.......        1,758           --          1,758
   Intangible assets, net............       10,867        38,280 (/3/)  49,147
   Deferred taxes....................           60           --             60
   Other assets......................           40           --             40
                                           -------       -------       -------
       Total assets..................      $17,281       $33,580       $50,861
                                           =======       =======       =======
   LIABILITIES AND STOCKHOLDERS'
    EQUITY
   Current Liabilities:
     Account payable and accrued
      expenses.......................      $ 1,189       $   --        $ 1,189
     Current portion of long-term
      debt...........................          327          (327)(/4/)     --
                                           -------       -------       -------
       Total current liabilities.....        1,516          (327)        1,189
   Long-term debt and deferred
    interest.........................       15,525           912 (/4/)  16,437
                                           -------       -------       -------
       Total liabilities.............       17,041           585        17,626
                                           -------       -------       -------
   Stockholders' Equity (Deficit):
     Common stock....................           10            70 (/5/)      80
     Additional paid in capital......        1,390        31,765 (/5/)  33,155
     Accumulated earnings (deficit)..       (1,160)        1,160 (/5/)     --
                                           -------       -------       -------
       Total stockholders' equity ...          240        32,995        33,235
                                           -------       -------       -------
       Total liabilities and
        stockholders' equity ........      $17,281       $33,580       $50,861
                                           =======       =======       =======

--------
(1) See the Consolidated Financial Statements included elsewhere in this prospectus.
(2) To reflect the $3,500 payment for the remaining 20% interest in Dogwood and a $1,200 fee paid by ROA to a stockholder for arranging the acquisition.
(3) To reflect the acquisition of the remaining 20% interest in Dogwood for $3,500 and the step up of the assets from the acquisition of ROA. Radio One applied step up accounting to the portion of ROA owned by non-Radio One stockholders and non-controlling stockholders of ROA. The portion of ROA owned by the controlling stockholder of ROA and stockholder of Radio One was accounted for based on historical cost. The valuation of ROA for purposes of the step-up adjustment was based on Radio One's estimate of ROA's value as of the date the parties agreed in principle to the acquisition.
(4) To record the refinancing of ROA's outstanding debt of $15,852 plus unamortized discount of $360 and deferred financing costs of $225 related to the bank credit facility.

(5) To eliminate the stockholders' equity accounts of ROA, reflect the Radio One common stock issued as part of the acquisition, record the increase to additional paid in capital for the step up of the assets related to the ROA acquisition, reduce net equity for the write-off of the unamortized discount and deferred financing costs on ROA's debt and to record a $1,200 fee paid by ROA to a stockholder for arranging the acquisition. This adjustment also includes the issuance of common stock upon the exercise of warrants and the grant of common stock to an employee.

(c) The table below gives effect to the pending transactions as of March 31, 1999 as if they had occurred on December 31, 1998.

                                                           As of December 31, 1998
                    ---------------------------------------------------------------------------------------------------------
                       Cleveland      Richmond I      Richmond II    Richmond III      St. Louis    Acquisitions
                    Historical(/1/) Historical(/1/) Historical(/3/) Historical(/3/) Historical(/2/) Adjustments       Total
                    --------------- --------------- --------------- --------------- --------------- ------------     --------
                                                               (in thousands)
ASSETS
Current Assets:
 Cash and cash
  equivalents......     $  --            $ --           $   34          $  142          $  --         $(84,376)(/4/) $(84,200)
 Trade accounts
  receivable,
  net..............        315              62             326           1,400             --           (1,400)(/5/)      703
 Prepaid expenses
  and other........        --              --              --               31             --              --              31
                        ------           -----          ------          ------          ------        --------       --------
   Total current
    assets.........        315              62             360           1,573             --          (85,776)       (83,466)
Property and
 equipment, net....        825              27           1,079           1,202             --              --           3,133
Intangible assets,
 net...............      4,788             --            3,343           3,692             --           68,510 (/6/)   80,333
Other assets.......        --              --              --              --              --              --             --
Deferred taxes.....        --              --              --              --              --              --
                        ------           -----          ------          ------          ------        --------       --------
   Total assets....     $5,928           $  89          $4,782          $6,467          $  --         $(17,266)      $    --
                        ======           =====          ======          ======          ======        ========       ========
LIABILITIES AND
 STATION EQUITY
Current
 Liabilities:
 Accounts payable
  and accrued
  expenses.........     $  --            $ --           $  168          $  566          $  --         $   (734)(/7/) $    --
 Current portion
  of long-term
  debt.............        --              --               13             --              --              (13)(/7/)      --
                        ------           -----          ------          ------          ------        --------       --------
   Total current
    liabilities....        --              --              181             566             --             (747)(/7/)      --
Long-term debt and
 deferred
 interest..........        --              --            5,049             --              --           (5,049)(/7/)      --
                        ------           -----          ------          ------          ------        --------       --------
   Total
    liabilities....        --              --            5,230             566             --           (5,796)           --
Station equity
 (deficit).........      5,928              89            (448)          5,901             --          (11,470)(/8/)      --
                        ------           -----          ------          ------          ------        --------       --------
   Total
    liabilities and
    station equity
    (deficit)......     $5,928           $  89          $4,782          $6,467          $  --         $(17,266)      $    --
                        ======           =====          ======          ======          ======        ========       ========

--------
(1) The column represents the historical balance sheet of the stations acquired. As the stations acquired did not prepare stand-alone financial statements, these financial statements were carved out from a larger entity and include the assets and liabilities of the stations to be acquired.
(2) Historical financial statements related to the St. Louis acquisition have not been included in this pro forma balance sheet because Radio One has determined that this acquisition is a purchase of the license only.
(3) See Financial Statements included elsewhere in this prospectus.
(4) To reflect the cash paid by Radio One of $84,200 for the St. Louis, Cleveland and Richmond I, II and III acquisitions and to reflect cash not assumed from acquired companies.
(5) To eliminate the trade accounts receivable not purchased in the Richmond III acquisition.
(6) To record intangible assets booked as a result of the acquisitions, calculated as follows:

                                                        Net Tangible
                                               Purchase    Assets    Intangibles
                                                Price     Acquired    Acquired
                                               -------- ------------ -----------
     Total.................................... $84,200     $3,867      $80,333
     Less: Intangibles recorded on historical books.................    11,823
                                                                       -------
       Pro forma adjustment.........................................   $68,510
                                                                       =======

(7) To eliminate accounts payable, accrued expenses and debt that will not be assumed by Radio One.
(8) To eliminate the station equity from the entities acquired.

(d) To reflect the net proceeds of this offering at an assumed public offering price of $18.50 per share and to reflect the preferred stock offering less underwriting discounts and commissions, offering expenses of $8,600, redemption of the existing preferred stock and retirement of debt.

(e) To reflect the retirement of debt with the proceeds from this offering.

(f) To reflect proceeds of $50,000 from the preferred stock offering, and the redemption of the existing preferred stock.

(g) To reflect the net proceeds of this offering assuming the sale of 4,355,930 shares of common stock at an estimated offering price of $18.50 per share, less underwriting discounts, commissions and offering costs of $8,600 for this offering and the preferred stock offering.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following table contains selected historical consolidated financial data with respect to Radio One. The selected historical consolidated financial data have been derived from the Consolidated Financial Statements of Radio One for each of the fiscal years for the five year period ended December 31, 1998, which have been audited by Arthur Andersen LLP, independent public accountants. The selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Radio One included elsewhere in this prospectus.

   The following table includes information regarding broadcast cash flow, EBITDA, and after-tax cash flow. Broadcast cash flow consists of operating income before depreciation, amortization, local marketing agreement fees and corporate expenses. EBITDA consists of operating income before depreciation, amortization, and local marketing agreement fees. After-tax cash flow consists of income before income tax benefit (expense) and extraordinary items, minus net gain on sale of assets (net of tax) and the current income tax provision, plus depreciation and amortization expense. Although broadcast cash flow, EBITDA, and after-tax cash flow are not measures of performance or liquidity calculated in accordance with GAAP, we believe that these measures are useful to an investor in evaluating Radio One because these measures are widely used in the broadcast industry as a measure of a radio broadcasting company's performance. Nevertheless, broadcast cash flow, EBITDA and after-tax cash flow should not be considered in isolation from or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. Moreover, because broadcast cash flow, EBITDA and after-tax cash flow are not measures calculated in accordance with GAAP, these performance measures are not necessarily comparable to similarly titled measures employed by other companies.

                                          Fiscal Year Ended(/1/)
                                -----------------------------------------------
                                 Dec.               December 31,
                                  25,    --------------------------------------
                                 1994      1995      1996      1997      1998
                                -------  --------  --------  --------  --------
                                   (in thousands, except per share data)
Statement of Operations:
Net broadcast revenue.........  $15,541  $ 21,455  $ 23,702  $ 32,367  $ 46,109
Station operating expenses....    8,506    11,736    13,927    18,848    24,501
Corporate expenses............    1,128     1,995     1,793     2,155     2,800
Depreciation and
 amortization.................    2,027     3,912     4,262     5,828     8,445
                                -------  --------  --------  --------  --------
  Operating income............    3,880     3,812     3,720     5,536    10,363
Interest expense(/2/).........    2,665     5,289     7,252     8,910    11,455
Other income (expense), net...       38        89       (77)      415       358
Income tax benefit
 (expense)(/3/)...............      (30)      --        --        --      1,575
                                -------  --------  --------  --------  --------
  Income (loss) before
   extraordinary item.........    1,223    (1,388)   (3,609)   (2,959)      841
Extraordinary loss............      --        468       --      1,985       --
                                -------  --------  --------  --------  --------
  Net income (loss)...........  $ 1,223  $ (1,856) $ (3,609) $ (4,944) $    841
                                =======  ========  ========  ========  ========
Net income (loss) applicable
 to common stockholders.......  $ 1,223  $ (1,856) $ (3,609) $ (6,981) $ (2,875)
                                =======  ========  ========  ========  ========
Earnings per common
 share:(/4/)
  Basic and diluted...........  $   .16  $   (.22) $   (.38) $   (.74) $   (.31)
Weighted average common shares
 outstanding:(/4/)
  Basic and diluted...........    7,435     8,413     9,392     9,392     9,392
Other Data:
Broadcast cash flow...........  $ 7,035  $  9,719  $  9,775  $ 13,519  $ 21,608
Broadcast cash flow
 margin(/5/)..................     45.3%     45.3%     41.2%     41.8%     46.9%
EBITDA (before non-cash
 compensation)................  $ 5,907  $  7,724  $  7,982  $ 11,364  $ 18,808
After-tax cash flow...........    2,763     2,524       806     2,869     7,248
Cash interest expense(/6/)....    2,356     5,103     4,815     4,413     7,192
Accreted preferrered stock
 dividends....................      --        --        --      2,037     3,716
Capital expenditures..........      639       224       252     2,035     2,236
Ratio of earnings to combined
 fixed charges and preferred
 stock dividends(/7/).........    1.45x       --        --        --        --
Balance Sheet Data (at period
 end):
Cash and cash equivalents........................................      $  4,455
Intangible assets, net...........................................       127,639
Total assets.....................................................       153,856
Total debt (including current portion and deferred interest).....       131,739
Preferred stock..................................................        26,684
Total stockholders' deficit......................................        24,859

--------
(/1/Year-to-year)comparisons are significantly affected by Radio One's acquisition of various radio stations during the periods covered. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Prior to the fiscal year ended December 31, 1996, Radio One's accounting reporting period was based on a fifty-two/fifty-three week period ending on the last Sunday of the calendar year. During 1996, we changed our fiscal year end to December 31.
(/2/Interest)expense includes non-cash interest, such as the accretion of principal, the amortization of discounts on debt and the amortization of deferred financing costs.
(/3/From)January 1, 1996 to May 19, 1997, Radio One elected to be treated as an
    S corporation for U.S. federal and state income tax purposes and, therefore, generally was not subject to income tax at the corporate level during that period.

(/4/Assumes)a 34,060 for one stock split, the exercise of warrants and issuance of common stock to an employee were effective for all periods presented.

(/5/Broadcast)cash flow margin is defined as broadcast cash flow divided by net broadcast revenue.
(/6/Cash)interest expense is calculated as interest expense less non-cash interest, including the accretion of principal, the amortization of discounts on debt and the amortization of deferred financing costs, for the indicated period.

(/7/Earnings)were insufficient to cover combined fixed charges for the fiscal years ended December 31, 1995, 1996, 1997, and 1998 by approximately $1.4 million, $3.6 million, $5.0 million and $4.5 million, respectively. To date, we have not paid any dividend on our existing preferred stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following information should be read in conjunction with "Selected Historical Consolidated Financial Data" and the Financial Statements and the notes thereto included elsewhere in this prospectus.

Introduction

   The net broadcast revenue of Radio One is derived from local and national advertisers and, to a much lesser extent, ticket and other revenue related to special events sponsored by Radio One throughout the year. Our significant broadcast expenses are employee salaries and commissions, programming expenses, advertising and promotion expenses, rental of premises for studios and rental of transmission tower space and music license royalty fees. We strive to control these expenses by centralizing certain functions such as finance, accounting, legal, human resources and management information systems and the overall programming management function, as well as using our multiple stations, market presence and purchasing power to negotiate favorable rates with certain vendors and national representative selling agencies. Depreciation and amortization of costs associated with the acquisition of the stations and interest carrying charges are significant factors in determining Radio One's overall profitability.

   Radio One's net broadcast revenue is affected primarily by the advertising rates our radio stations are able to charge as well as the overall demand for radio advertising time in a market. Advertising rates are based primarily on
(1) a radio station's audience share in the demographic groups targeted by advertisers, as measured principally by quarterly reports developed by Arbitron, (2) the number of radio stations in the market competing for the same demographic groups, and (3) the supply of and demand for radio advertising time. Advertising rates are generally highest during morning and afternoon commuting hours. In 1998, approximately 67.4% of Radio One's revenue was generated from local advertising and 30.3% was generated from national spot advertising. The balance of 1998 revenue was generated primarily from network advertising, tower rental income and ticket and other revenue related to Radio One sponsored events.

   The performance of an individual radio station or group of radio stations in a particular market is customarily measured by its ability to generate net broadcast revenue and broadcast cash flow, although broadcast cash flow is not a measure utilized under GAAP. Broadcast cash flow should not be considered in isolation from, nor as a substitute for, operating income, net income, cash flow, or other consolidated income or cash flow statement data computed in accordance with GAAP, nor as a measure of Radio One's profitability or liquidity. Despite its limitations, broadcast cash flow is widely used in the broadcasting industry as a measure of a company's operating performance because it provides a meaningful measure of comparative radio station performance, without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, particularly in the case of acquisitions, and corporate expenses.

   Radio One's operating results in any period may be affected by advertising and promotion expenses that do not produce commensurate net broadcast revenue in the period in which such expenses are incurred. We generally incur advertising and promotion expenses in order to increase listenership and Arbitron ratings. Increased advertising revenue may wholly or partially lag behind the incurrence of such advertising and promotion expenses because Arbitron only reports complete ratings information on a quarterly basis.

   In the broadcasting industry, radio stations often utilize trade or barter agreements to reduce expenses by exchanging advertising time for goods or services. In order to maximize cash revenue from our spot inventory, we minimize the use of trade agreements and have reduced trade revenue to approximately 1.2% of our gross revenue in 1998, down from approximately 4.2% in 1996.

   Radio One calculates same station growth over a particular period by comparing performance of stations owned or operated under an LMA during the current period with the performance of the same stations for the corresponding period in the prior year. However, no station will be included in such a comparison unless it has been owned or operated under an LMA for at least one month of every quarter included in each of the current and corresponding prior-year periods.

   From January 1, 1996, to December 31, 1998, Radio One acquired six radio stations. On May 19, 1997, Radio One acquired WPHI-FM (formerly WDRE-FM), in Philadelphia, for approximately $20.0 million, after having operated the station under an LMA since February 8, 1997. On March 16, 1998, Radio One, through an Unrestricted Subsidiary, acquired BHI, owner and operator of WYCB-AM, in Washington, D.C., for approximately $3.8 million. On June 30, 1998, Radio One acquired Bell Broadcasting, owner and operator of WDTJ-FM (formerly WCHB-FM) and WCHB-AM in Detroit, and WJZZ-AM in Kingsley, Michigan, for approximately $34.2 million. On December 28, 1998, Radio One acquired Allur-Detroit, owner and operator of WWBR-FM, in Detroit, for approximately $26.5 million.

   The consolidated financial statements of Radio One included elsewhere in this prospectus set forth the results of operations of: WPHI-FM for approximately 11 months of fiscal year 1997, including the LMA period, and for fiscal year 1998; WYCB-AM from March 16, 1998, through the end of fiscal year 1998; Bell Broadcasting from July 1, 1998, through the end of fiscal year 1998; and Allur-Detroit from December 29, 1998, through the end of fiscal year 1998. The discussion below concerning results of operations reflects the operations of radio stations Radio One owned and/or managed during the periods presented. As a result of the acquisition of WPHI-FM in May 1997, WYCB-AM in March 1998, Bell Broadcasting in June 1998, and Allur-Detroit in December 1998, Radio One's historical financial data prior to such times are not directly comparable to Radio One's historical financial data for subsequent periods. Additionally, due to recent acquisition activity, our 1998 pro forma results differ materially from our actual 1998 results. For the year ended December 31, 1998, pro forma for completed transactions, net broadcast revenue and broadcast cash flow were approximately $60.8 million and $27.0 million, respectively, compared to actual net broadcast revenue and broadcast cash flow of $46.1 million and $21.6 million, respectively.

                             Results of Operations

   The following table summarizes Radio One's historical consolidated results of operations.

                                                    Year Ended December 31,
                                                    -------------------------
                                                     1996     1997     1998
                                                    -------  -------  -------
                                                        (in thousands)
   Statement of Operations:
   Net broadcast revenue........................... $23,702  $32,367  $46,109
   Station operating expenses......................  13,927   18,848   24,501
   Corporate expenses..............................   1,793    2,155    2,800
   Depreciation and amortization...................   4,262    5,828    8,445
                                                    -------  -------  -------
     Operating income..............................   3,720    5,536   10,363
   Interest expense................................   7,252    8,910   11,455
   Other income (expense), net.....................     (77)     415      358
                                                    -------  -------  -------
   Loss before benefit for income taxes and
    extraordinary item.............................  (3,609)  (2,959)    (734)
                                                    -------  -------  -------
   Income tax benefit..............................     --       --     1,575
                                                    -------  -------  -------
     Income (loss) before extraordinary item.......  (3,609)  (2,959)     841
   Extraordinary loss..............................     --     1,985      --
                                                    -------  -------  -------
     Net income (loss)............................. $(3,609) $(4,944) $   841
                                                    =======  =======  =======
   Broadcast cash flow............................. $ 9,775  $13,519  $21,608
   Broadcast cash flow margin......................    41.2%    41.8%    46.9%
   EBITDA.......................................... $ 7,982  $11,364  $18,808
   After-tax cash flow.............................     806    2,869    7,248

Fiscal Year Ended December 31, 1998 Compared to Fiscal Year Ended December 31, 1997

   Net Broadcast Revenue. Net broadcast revenue increased to approximately $46.1 million for the fiscal year ended December 31, 1998, from approximately $32.4 million for the fiscal year ended December 31, 1997, or 42.3%. Approximately $3.8 million of the increase was attributable to stations acquired during 1998. On a same station basis, net revenue for the period increased approximately 30.6% to approximately $42.3 million in 1998 from approximately $32.4 million in 1997. This increase was the result of continuing broadcast revenue growth in Radio One's Washington, D.C., Baltimore, and Philadelphia markets as we benefitted from ratings increases at certain of our radio stations, improved power ratios at these stations and radio market growth.

   Station Operating Expenses. Station operating expenses excluding depreciation and amortization increased to approximately $24.5 million for the fiscal year ended December 31, 1998, from approximately $18.8 million for the fiscal year ended December 31, 1997, or 30.3%. Approximately $2.5 million of the increase was attributable to stations acquired during 1998. On a same station basis, station operating expenses for the period increased approximately 17.0% to approximately $22.0 million in 1998 from approximately $18.8 million in 1997. This increase was primarily related to increases in sales commissions and license fees due to significant revenue growth, as well as additional programming costs related to ratings gains at some of our larger radio stations.

   Corporate Expenses. Corporate expenses increased to approximately $2.8 million for the fiscal year ended December 31, 1998, from approximately $2.2 million for the fiscal year ended December 31, 1997, or 27.3%. This increase was due primarily to growth in the corporate staff consistent with our overall expansion, annual costs associated with the 12% notes due 2004 and costs associated with our public reporting requirements.

   Depreciation and Amortization. Depreciation and amortization increased to approximately $8.4 million for the fiscal year ended December 31, 1998, from approximately $5.8 million for the fiscal year ended December 31, 1997, or 44.8%. This increase was due primarily to our asset growth as well as our acquisitions in 1998.

   Operating Income. Operating income increased to approximately $10.4 million for the fiscal year ended December 31, 1998, from approximately $5.5 million for the fiscal year ended December 31, 1997, or 89.1%. This increase was attributable to the increases in broadcast revenues partially offset by higher operating expenses and higher depreciation and amortization expenses as described above.

   Interest Expense. Interest expense increased to approximately $11.5 million for the fiscal year ended December 31, 1998, from approximately $8.9 million for the fiscal year ended December 31, 1997, or 29.2%. This increase was primarily due to the 12% notes offering, the retirement of our approximately $45.6 million bank credit facility and borrowings under our bank credit facility associated with the Bell Broadcasting acquisition.

   Other Income. Other income decreased to $358,000 for the fiscal year ended December 31, 1998, from $415,000 for the fiscal year ended December 31, 1997, or 13.7%. This decrease was primarily attributable to lower interest income due to lower cash balances as we used a portion of our cash balances to help fund the Bell Broadcasting acquisition.

   Loss before Benefit from Income Taxes. Loss before benefit from income taxes decreased to $734,000 for the fiscal year ended December 31, 1998, from approximately $3.0 million for the fiscal year ended December 31, 1997, or 75.5%. This decrease was due to higher operating income partially offset by higher interest expense and lower other income. The income tax benefit of approximately $1.6 million for the year ended December 31, 1998, was the result of reversing our valuation allowance recorded in prior years related to our net operating loss carryforward and other deferred tax assets, offset by an income tax provision of $483,000 as we had net income for tax reporting purposes as a result of non-deductible amortization expense for income tax purposes. Certain intangible assets acquired as a result of the Bell Broadcasting acquisition maintained their old income tax basis because the Bell Broadcasting acquisition was a stock purchase.

   Net Income (Loss). Net income increased to $841,000 for the fiscal year ended December 31, 1998, from a net loss of approximately $4.9 million for the fiscal year ended December 31, 1997. The increase was due to higher operating income and an income tax benefit, partially offset by higher interest expense as described above and an approximate $2.0 million extraordinary loss related to the refinancing of debt.

   Broadcast Cash Flow. Broadcast cash flow increased to approximately $21.6 million for the fiscal year ended December 31, 1998, from approximately $13.5 million for the fiscal year ended December 31, 1997, or 60.0%. Approximately $1.3 million of the increase was attributable to stations acquired during 1998. On a same station basis, broadcast cash flow for the period increased approximately 50.4% to approximately $20.3 million in 1998 from approximately $13.5 million in 1997. This increase was attributable to the increase in net broadcast revenue partially offset by higher station operating expenses as described above.

   Our broadcast cash flow margin increased to approximately 46.9% for the fiscal year ended December 31, 1998, from 41.8% for the fiscal year ended December 31, 1997. On a same station basis, broadcast cash flow margin for the period increased to approximately 48.0% in 1998 from approximately 41.8% in 1997. This increase was the result of strong revenue gains in our more mature markets partially offset by slower expense growth in those markets. The lower actual broadcast cash flow margin versus that reported on a same station basis for 1998 was the result of our recent entrance into the Detroit market where we acquired underperforming stations with profit margins lower than those of many of the radio stations we own in markets in which we have operated for a longer period of time.

   EBITDA. EBITDA increased to approximately $18.8 million for the fiscal year ended December 31, 1998, from approximately $11.4 million for the fiscal year ended December 31, 1997, or 64.9%. This increase was attributable to the increase in net broadcast revenue partially offset by higher station operating and corporate expenses as described above.

   After-Tax Cash Flow. After-tax cash flow increased to approximately $7.2 million for the fiscal year ended December 31, 1998, from approximately $2.9 million for the fiscal year ended December 31, 1997, or 148.3%. This increase was attributable to higher net income and depreciation and amortization as described above.

Fiscal Year Ended December 31, 1997 Compared to Fiscal Year Ended December 31, 1996

   Net Broadcast Revenue. Net broadcast revenue increased to approximately $32.4 million for the fiscal year ended December 31, 1997, from approximately $23.7 million for the fiscal year ended December 31, 1996, or 36.7%. Approximately $2.6 million of the increase was attributable to the station acquired during 1997. On a same station basis, net revenue for the period increased approximately 25.7% to approximately $29.8 million in 1997 from approximately $23.7 million in 1996. This increase was primarily the result of significant net broadcast revenue growth in our Washington, D.C. and Baltimore markets as we benefitted from ratings increases at our larger radio stations as well as radio market growth.

   Station Operating Expenses. Station operating expenses excluding depreciation and amortization increased to approximately $18.8 million for the fiscal year ended December 31, 1997, from approximately $13.9 million for the fiscal year ended December 31, 1996, or 35.3%. Approximately $2.4 million of the increase was attributable to stations acquired during 1997. On a same station basis, station operating expenses for the period increased approximately 18.0% to approximately $16.4 million in 1997 from approximately $13.9 million in 1996. This increase was due to higher sales, programming and administrative costs associated with the significant net broadcast revenue growth and ratings gains at our radio stations.

   Corporate Expenses. Corporate expenses increased to approximately $2.2 million for the fiscal year ended December 31, 1997, from approximately $1.8 million for the fiscal year ended December 31, 1996, or 22.2%. This increase was due primarily to growth in the corporate staff consistent with our overall expansion, annual costs associated with the 12% notes due 2004 and the costs associated with our public reporting requirements.

   Depreciation and Amortization. Depreciation and amortization increased to approximately $5.8 million for the fiscal year ended December 31, 1997, from approximately $4.3 million for the fiscal year ended December 31, 1996, or 34.9%. This increase was due primarily to our acquisition of WPHI-FM (formerly WDRE-FM) in 1997.

   Operating Income. Operating income increased to approximately $5.5 million for the fiscal year ended December 31, 1997, from approximately $3.7 million for the fiscal year ended December 31, 1996, or 48.6%. This increase was attributable to the increases in net broadcast revenue partially offset by higher operating expenses, higher depreciation and amortization expenses and start-up losses incurred earlier in 1997 related to the acquisition of WPHI-FM.

   Interest Expense. Interest expense increased to approximately $8.9 million for the fiscal year ended December 31, 1997, from approximately $7.3 million for the fiscal year ended December 31, 1996, or 21.9%. This increase related primarily to the 12% notes offering and the associated retirement of our $45.6 million bank credit facility at that time.

   Other Income (Loss). Other income increased to approximately $415,000 for the fiscal year ended December 31, 1997, from a loss of approximately $77,000 for the fiscal year ended December 31, 1996. This increase was primarily attributable to higher interest income due to higher cash balances associated with our cash flow growth and capital raised in the 12% notes offering.

   Loss before Benefit for Income Taxes. Loss before provision for income taxes and extraordinary item decreased to approximately $3.0 million for the fiscal year ended December 31, 1997, from approximately $3.6 million for the fiscal year ended December 31, 1996, or 16.7%. The decrease was due to higher operating and other income partially offset by higher interest expense associated with the 12% notes offering.

   Net Loss. Net loss increased to approximately $4.9 million for the fiscal year ended December 31, 1997, from approximately $3.6 million for the fiscal year ended December 31, 1996, or 36.1%. This increase was due to a loss of approximately $2.0 million on the early retirement of the indebtedness under a former bank credit facility with the proceeds from the 12% notes offering, as well as the exchange of our 15% subordinated promissory notes due 2004 for existing preferred stock.

   Broadcast Cash Flow. Broadcast cash flow increased to approximately $13.5 million for the fiscal year ended December 31, 1997, from approximately $9.8 million for the fiscal year ended December 31, 1996, or 37.8%. Approximately $0.2 million of the increase was attributable to stations acquired during 1997. On a same station basis, broadcast cash flow for the period increased approximately 35.7% to approximately $13.3 million in 1997 from approximately $9.8 million in 1996. This increase was attributable to the increases in net broadcast revenue partially offset by higher station operating expenses.

   Our broadcast cash flow margin increased to approximately 41.8% for the fiscal year ended December 31, 1997 from 41.2% for the fiscal year ended December 31, 1996. On a same station basis, broadcast cash flow margin for the period increased to approximately 44.6% in 1997 from approximately 41.2% in 1996. This increase was the result of strong revenue gains in our more mature markets partially offset by slower expense growth in those markets. The lower actual broadcast cash flow margin versus that reported on a same station basis for 1997 is the result of our entry into the Philadelphia market where we acquired an underperforming station with profit margins lower than those of many of the radio stations we own in markets in which we have operated for a longer period of time.

   EBITDA. EBITDA increased to approximately $11.4 million for the fiscal year ended December 31, 1997, from approximately $8.0 million for the fiscal year ended December 31, 1996, or 42.5%. This increase was attributable to the increase in net broadcast revenue partially offset by higher operating and corporate expenses.

   After-Tax Cash Flow. After-tax cash flow increased to approximately $2.9 million for the fiscal year ended December 31, 1997, from approximately $806,000 for the fiscal year ended December 31, 1996, or 259.8%. This increase was attributable to higher net income and depreciation and amortization as described above.

Liquidity and Capital Resources

   Our primary source of liquidity is cash provided by operations and, to the extent necessary, undrawn commitments available under the bank credit facility. Our ability to borrow in excess of the commitments set forth in the credit agreement is limited by the terms of the indenture and our preferred stock. Additionally, such terms place restrictions on Radio One with respect to the sale of assets, liens, investments, dividends, debt repayments, capital expenditures, transactions with affiliates, consolidation and mergers, and the issuance of equity interests among other things.

   We have used a significant portion of our capital resources to consummate acquisitions. These acquisitions were or will be funded from (1) the bank credit facility, (2) the proceeds of this offering and the preferred stock offering, and (3) internally generated cash flow. A portion of the net proceeds from these offerings will be used to repay our outstanding indebtedness under the bank credit facility. See "Use of Proceeds."

   Radio One's balance of cash and cash equivalents was approximately $4.5 million as of December 31, 1998, and approximately $8.5 million as of December 31, 1997. This decrease in cash resulted primarily from our use of approximately $9.5 million of our then available cash to fund partially the Bell Broadcasting acquisition, offset by an increase in cash from operations. The balance of the purchase price and expenses related to the Bell Broadcasting acquisition was funded with approximately $25.4 million drawn on a $32.5 million bank credit facility that we entered into concurrent with the closing of the acquisition of Bell Broadcasting. We subsequently increased the bank credit facility to $57.5 million from which we drew down an additional $24.0 million to fund partially the acquisition of Allur-Detroit. On December 31, 1998, approximately $8.1 million was available to be drawn down from the bank credit facility. On February 26, 1999, we entered into an amended and restated credit agreement under which we may borrow up to $100 million on a revolving basis from a group of banking institutions, subject to financial ratio restrictions. Immediately following the acquisition of ROA, approximately $72.0 million was outstanding under our bank credit facility and approximately $18.3 million was available to be borrowed.

   Concurrent with this offering, we anticipate issuing $50 million in new preferred stock. The proceeds of the preferred stock offering will be used in part to increase availability under our bank credit facility. This availability is expected to be used in part to fund pending acquisitions. In the event the preferred stock offering is not consummated, we believe we have adequate liquidity and access to other financing sources to fund these acquisitions.

   Net cash flow from operating activities increased to approximately $9.3 million for the fiscal year ended December 31, 1998, from approximately $4.9 million for the fiscal year ended December 31, 1997, or 89.8%. This increase was primarily due to net income (versus a net loss in 1997) and non-cash expenses. Non-cash expenses of depreciation and amortization increased to approximately $8.4 million for fiscal year ended December 31, 1998, from approximately $5.8 million for the fiscal year ended December 31, 1997, or 44.8% due to our recent acquisitions, as well as leasehold improvements made to our new headquarters and Washington, D.C. radio studios in the second half of 1997. Non-cash expenses of amortization of debt financing costs, unamortized discount and deferred interest increased to approximately $4.1 million for the fiscal year ended December 31, 1998, from approximately $3.3 million for the fiscal year ended December 31, 1997, or 24.2%, due to the 12% notes offering. We also incurred a non-cash expense of approximately $2.0 million related to the loss on extinguishment of debt during the fiscal year ended December 31, 1997.

   Net cash flow used in investing activities increased to approximately $61.2 million for the fiscal year ended December 31, 1998, compared to approximately $23.2 million for the fiscal year ended December 31, 1997, or 163.8%. During the fiscal year ended December 31, 1998, we acquired Bell Broadcasting for approximately $34.2 million plus the cost of additional assets and expenses related to the transaction, and acquired Allur-Detroit for approximately $26.5 million. Additionally, we made purchases of capital equipment totaling approximately $2.2 million. During the fiscal year ended December 31, 1997, we acquired WPHI-FM for approximately $20.0 million and made purchases of capital equipment totaling approximately $2.0 million.

   Net cash flow from financing activities was approximately $47.8 million for the fiscal year ended December 31, 1998. During the fiscal year ended December 31, 1998, Radio One entered into a $57.5 million bank credit facility, of which, approximately $49.4 million was used to finance partially the acquisitions of Bell Broadcasting and Allur-Detroit. In conjunction with this facility, we incurred approximately $1.0 million in deferred debt financing costs. Additionally, during the fiscal year ended December 31, 1998, a wholly-owned Unrestricted Subsidiary of Radio One financed the acquisition of WYCB-AM with a promissory note due to the seller for approximately $3.8 million. Net cash flow from financing activities was approximately $25.1 million for the fiscal year ended December 31, 1997. During the fiscal year ended December 31, 1997, we completed the 12% notes offering and raised net proceeds of approximately $72.8 million. We used approximately $18.7 million of these proceeds to acquire WPHI-FM (formerly WDRE-FM) and approximately $45.6 million of the proceeds to retire the outstanding indebtedness under our then existing bank credit facility. In conjunction with the 12% notes offering we incurred approximately $2.1 million in deferred debt financing costs. As a result, cash and cash equivalents decreased by approximately $4.0 million during the fiscal year ended December 31, 1998, compared to an increase of approximate $6.8 million during the fiscal year ended December 31, 1997.

   We continuously review, and are currently reviewing, opportunities to acquire additional radio stations, primarily in the top 30 African-American markets. Although we engage in discussions regarding potential acquisitions from time to time in the ordinary course of business, as of the date of this prospectus, other than the pending transactions, we have no written or oral understandings, letters of intent or contracts to acquire radio stations. We anticipate that any future radio station acquisitions would be financed through funds generated from operations, equity financings, permitted debt financings, debt financings through Unrestricted Subsidiaries or a combination of these sources. However, there can be no assurance that financing from any of these sources, if available, will be available on favorable terms.

   Management believes that, based on current levels of operations and anticipated internal growth, cash flow from operations together with other available sources of funds will be adequate for the foreseeable future to make required payments of interest on Radio One's indebtedness, to fund anticipated capital expenditures and working capital requirements and to enable us to comply with the terms of our debt agreements. Our ability to meet our debt service obligations and reduce our total debt, and our ability to refinance the 12% notes due 2004, at or prior to their scheduled maturity date in 2004, will depend upon our future performance which, in turn, will be subject to general economic conditions and to financial, business and other factors, including factors beyond our control. For 1999, we anticipate maintenance capital expenditures to be between $1.0 million and $2.0 million and total capital expenditures to be between $4.0 million and $6.0 million. During 1997, Radio One converted from a S corporation to a C corporation.

Impact of Inflation

   We believe that inflation has not had a material impact on our results of operations for each of our fiscal years in the three-year period ended December 31, 1998. However, there can be no assurance that future inflation would not have an adverse impact on our operating results and financial condition.

Seasonality

   Seasonal net broadcast revenue fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in advertising expenditures by local and national advertisers. Radio One's first fiscal quarter generally produces the lowest net broadcast revenue for the year.

Year 2000 Compliance

   Radio One has commenced a process to ensure Year 2000 compliance of all hardware, software, and ancillary equipment that are date dependent. This process involves four phases:

  Phase I--Inventory and Data Collection. This phase involves an identification of all systems that are date dependent. This phase was completed during the first quarter of 1998.

  Phase II--Compliance Identification. This phase involves Radio One identifying and beginning to replace critical systems that cannot be updated or certified as compliant. We commenced this phase in the first quarter of 1999 and expect to complete the substantial majority of this phase before the end of the second quarter of 1999. To date, we have verified that our accounting, payroll, and local wide area network hardware and software systems are substantially compliant. In addition, we have determined that most of our personal computers and PC applications are compliant. We are currently reviewing our security systems and other miscellaneous systems.

  Phase III--Test, Fix, and Verify. This phase involves testing all systems that are date dependent and upgrading all non-compliant systems. We expect to complete this phase during the third quarter of 1999.

  Phase IV--Final Testing, New Item Compliance. This phase involves a review of failed systems for compliance and re-testing as necessary. We expect to complete this phase by the end of the third quarter of 1999.

   To date, we have no knowledge that any of our major systems are not Year 2000 ready or will not be Year 2000 ready by the end of the third quarter of 1999. We have not incurred significant expenditures and believe we will achieve substantial Year 2000 readiness without the need to acquire significant new hardware, software or systems. As part of our expansion over the past two years, we have undertaken significant build-outs, upgrades and expansions to our radio station studios, business offices and technology infrastructure. These enhancement efforts are continuing in all of the markets in which we have recently acquired radio stations and will expand into the new markets in which we will be acquiring radio stations. We believe that most, if not all, of the new equipment installed in conjunction with these recent build-outs is Year 2000 compliant. Based upon our experience to date, we estimate the remaining costs to achieve Year 2000 readiness will be approximately $100,000, independent of the costs associated with the previously-mentioned expansions which are being undertaken in the normal course of our business development. All costs directly related to preparing for Year 2000 readiness will be expensed as incurred. We are not aware of any Year 2000 problems that would have a material effect on our operations. We are also not aware of any non-compliance by our suppliers that is likely to have material impact on our business. Nevertheless, we cannot assure you that our critical systems, or the critical systems of our suppliers, will be Year 2000 ready.

   We do not intend to develop any contingency plans to address possible failures by us or our vendors related to Year 2000 compliance. We do not believe that such contingency plans are required because we believe that we and our significant vendors will be Year 2000 compliant before January 2000.

                                    BUSINESS

   Radio One was founded in 1980 and is the largest radio broadcasting company in the United States primarily targeting African-Americans. After we complete our pending acquisitions, we will own and operate 25 radio stations. Twenty-four of these stations (seventeen FM and seven AM) are in eight of the top 20 African-American radio markets: Washington, D.C., Baltimore, Atlanta, Philadelphia, Detroit, St. Louis, Cleveland and Richmond. Our strategy is to expand within our existing markets and into new markets that have a significant African-American presence. We believe radio broadcasting primarily targeting African-Americans has significant growth potential. We also believe that we have a competitive advantage in the African-American market and the radio industry in general, due to our primary focus on urban formats, our skill in programming and marketing these formats, and our turnaround expertise.

   We have succeeded in increasing ratings, net broadcast revenue and broadcast cash flow of all of the FM stations we have owned or managed for at least one year. The radio station clusters that we owned as of December 31, 1998, were ranked first or second in all of their markets in combined audience and net broadcast revenue share among radio stations targeting African-Americans. Our net broadcast revenue and broadcast cash flow have grown significantly on both a total and same station basis:

  . Net broadcast revenue grew at a compound annual rate of 60.2% from an actual $23.7 million in 1996 to $60.8 million in 1998, pro forma for completed transactions.

  . Broadcast cash flow grew at a compound annual rate of 65.3% from an actual $9.8 million in 1996 to $26.7 million in 1998, pro forma for completed transactions.

  . Same station net broadcast revenue and broadcast cash flow grew at average annual rates of 28.0% and 42.7%, respectively, from 1996 through 1998, pro forma for Radio One of Atlanta, Inc., which was managed by us during this period.

  . After-tax cash flow grew at a compound annual rate of 206.2% from an actual $0.8 million in 1996 to $7.5 million in 1998, pro forma for completed transactions.

   Radio One is led by our Chairperson and co-founder, Ms. Catherine L. Hughes, and her son, Mr. Alfred C. Liggins, III, our Chief Executive Officer and President, who together have over 40 years of operating experience in radio broadcasting. Ms. Hughes, Mr. Liggins and our strong management team have successfully implemented a strategy of acquiring and turning around underperforming radio stations. We believe that we are well positioned to apply our proven operating strategy to our recently or soon to be acquired stations in Detroit, St. Louis, Cleveland and Richmond, and to other radio stations in existing and new markets as attractive acquisition opportunities arise.

The African-American Market Opportunity

   We believe that operating urban formatted radio stations primarily targeting African-Americans has significant growth potential for the following reasons:

  . Rapid African-American Population Growth. From 1980 to 1995, the African-American population increased from approximately 26.7 million to
     33.1 million, a 19.3% increase, compared to a 13.7% increase in the population as a whole. Furthermore, the African-American population is expected to exceed 40 million by 2010, a more than 17.5% increase from 1995, compared to an expected increase of 11.8% for the population as a whole. (Source: 1996 U.S. Census Bureau Current Population Report)

  . Higher African-American Income Growth. According to the U.S. Census Bureau, from 1980 to 1995, the rate of increase in median family household income in 1995 adjusted dollars for African-Americans was approximately 10.7% compared to 4.3% for the population as a whole. African-American buying power is estimated to reach $533 billion in 1999, up 73.0% from 1990 compared to a 57.0% increase for all Americans, and to account for 8.2% of total buying power in 1999, compared to 7.4% in 1990. (Source: "African-American Buying Power by Place of Residence:
     1990-1999," Dr. Jeffrey M. Humphreys). In addition, the African-American consumer tends to have a different consumption profile than non-African-Americans. For example, 31% of African-Americans purchased a TV, VCR or stereo in the past year compared to 25% of average U.S. households. African-Americans' higher than average rate of consumption is a powerful reason for U.S. retailers to increase targeted advertising spending toward this consumer group. (Source: Pricewaterhouse Coopers, LLP 1998 Study)

  . Growth in Advertising Targeting the African-American Market. We believe that large corporate advertisers are becoming more focused on reaching minority consumers in the United States. The African-American and Hispanic communities are viewed as an emerging growth market within the mature domestic market. A 1997 study estimated that major national advertisers spent $881 million on advertising targeting African-American consumers, up from $463 million in 1985. (Source: Target Market News (Chicago, IL-1997)). For example, Ford Motor Company reportedly plans to increase its spending targeting African-Americans and Hispanics by 20% in the 1998-99 model year. (Source: Ad Week Midwest September 28, 1998). We believe Ford is one example of many large corporations currently expanding their commitment to ethnic advertising.

  . Growing Influence of African-American Culture. We believe that there is an ongoing "urbanization" of many facets of American society as evidenced by the influence of African-American culture in the areas of music (for example, hip-hop and rap music), film, fashion, sports and urban-oriented television shows and networks. We believe that companies as disparate as the News Corporation's Fox television network, the sporting goods manufacturer Nike(R), the fast food chain McDonald's(R), and prominent fashion designers have embraced this urbanization trend in their products as well as their advertising messages.

  . Growing Popularity of Radio Formats Primarily Targeting African-Americans. We believe that urban programming has been expanded to target a more diverse urban listener base and has become more popular with listeners and advertisers over the past ten years. The number of urban radio stations has increased from 294 in 1990 to an estimated 371 in 1998, or 26%, and is expected to increase an additional 10% to 409 by 2002. In Fall 1997, urban formats were one of the top three formats in nine of the top ten radio markets nationwide and the top format in five of these markets. (Source: INTEREP, Research Division, 1998 Regional Differences in Media Usage Study)

  . Concentrated Presence of African-Americans in Urban Markets. In 1996, approximately 55.6% of the African-American population was located in the top 30 African-American markets. Relative to radio broadcasters targeting a broader audience, we believe we can cover the various segments of our target market with fewer programming formats and therefore fewer radio stations than the maximum of eight allowed by the FCC. (Source: BIA, Fourth Edition 1998)

  . Strong African-American Listenership and Loyalty. In 1996, African-Americans in the ten largest markets listened to radio broadcasts an average of 27.0 hours per week. (Source: INTEREP Research Division, 1998 Urban Radio Study) This compares to 22.0 hours per week for all Americans. (Source: The Chronicle of Higher Education February 19,
     1999). In addition, we believe that African-American radio listeners exhibit greater loyalty to radio stations that target the African-American community because those radio stations become a valuable source of entertainment and information responsive to the community's interests and lifestyles.

Acquisition Strategy

   Our acquisition strategy is to acquire and turn around underperforming radio stations principally in the top 30 African-American markets. We consider acquisitions in existing markets where expanded coverage is desirable and in new markets where we believe it is advantageous to establish a presence. In analyzing potential acquisition candidates, we generally consider:

  .  the price and terms of the purchase;

  . whether the radio station has a signal adequate to reach a large percentage of the African-American community in a market;

  . whether we can increase ratings and net broadcast revenue of the radio station;

  . whether we can reformat or improve the radio station's programming in order to serve profitably the African-American community;

  . whether the radio station affords us the opportunity to introduce complementary formats in a market where we already maintain a presence; and

  .  the number of competitive radio stations in the market.

   For strategic reasons, or as a result of a station cluster purchase, we may also acquire and operate stations with formats that target non-African-American segments of the population.

Turnaround Expertise

   We typically enter a market by acquiring a station or stations that have little or negative broadcast cash flow. Additional stations we have acquired in existing markets have often been, in our opinion, substantially underperforming. By implementing our operating strategies, we have succeeded in increasing ratings, net broadcast revenue and broadcast cash flow of all the FM stations we have owned or managed for at least one year. We have achieved these improvements while operating against much larger competitors. Some of these successful turnarounds are described below by market:

  . Washington, D.C. In 1995, we acquired WKYS-FM for approximately $34.0 million. At the time, WKYS-FM was ranked number 12 by Arbitron in the 12-plus age demographic. Over a two-year period, we repositioned WKYS-FM, improved its programming and enhanced the station's community involvement and image. In the Fall 1998 Arbitron Survey, the station was ranked number one in the 18-34 age demographic (with a 10.2 share) and number two in the 12-plus age demographic (with a 5.4 share), behind two stations tied for number one (each with a 5.6 share).

    In 1987, we acquired WMMJ-FM for approximately $7.5 million. At the time, WMMJ-FM was being programmed in a general market Adult Contemporary format, and had a 1.2 share of the 12-plus age demographic. After extensive research we changed the station's format, making WMMJ-FM the first FM radio station on the East Coast to introduce an Urban Adult Contemporary programming format. In the Fall 1998 Arbitron Survey, the station was ranked number three in the 25-54 age demographic (with a 5.8 share) and number five in the 12-plus age demographic (with a 5.0 share).

  . Baltimore. In 1993, we acquired WERQ-FM and WOLB-AM (formerly WERQ-AM) for approximately $9.0 million. At the time, these stations had mediocre ratings. We converted WERQ-FM's programming to a more focused Young Urban Contemporary format and began aggressively marketing the station. WERQ-FM is now Baltimore's dominant station, ranked number one in the 12-plus, 18-34 and 25-54 age demographics in the Fall 1998 Arbitron Survey, a position it first achieved in the Spring 1997 Arbitron Survey.

    In 1992, we acquired WWIN-FM and its sister station, WWIN-AM, for approximately $4.7 million. At the time, WWIN-FM was a distant second in ratings to its in-format direct competitor, WXYV-FM. We repositioned WWIN-FM towards the 25-54 age demographic, and in the Fall 1998 Arbitron Survey the station was ranked number two in that age demographic (with a 7.5 share) behind two stations tied for number one (each with a 7.7 share), including Radio One's WERQ-FM.

  . Atlanta. In 1995, ROA, then an affiliate of Radio One, acquired WHTA-FM (formerly WQUL- FM), a Class A radio station located approximately 40 miles from Atlanta, for approximately $4.5 million. Prior to that acquisition, the previous owners, together with our management, upgraded and moved the station approximately 20 miles closer to Atlanta. The result was the introduction of a new, Young Urban Contemporary radio station in the Atlanta market. The station's ratings increased quickly, to an approximate 5.0 share in the 12-plus age demographic. In the Fall 1998 Arbitron Survey, the station was ranked number four in the 18-34 age demographic (with an 8.3 share).

  . Philadelphia. In May 1997, we acquired WPHI-FM (formerly WDRE-FM) for approximately $20.0 million. At the time WDRE-FM was being programmed in a Modern Rock format and had a 2.7 share in the 12 plus age demographic. We changed the station's format to Young Urban Contemporary and, in the Fall 1998 Arbitron Survey, the station was ranked number 14 in the 12-plus age demographic (with a 3.3 share) and number five in the 18-34 age demographic (with a 6.0 share).

        Top 30 African-American Radio Markets in the United States

  In the table below, boxes and bold text indicate markets where we currently own or will own and operate radio stations upon consummation of the acquisitions described under "Unaudited Pro Forma Consolidated Financial Information." Population estimates are for 1996 and are based upon BIA Investing in Radio Market Report ("BIA 1998 Fourth Edition").


Boxes enclose tabular information for Washington, D.C., Detroit, Philadelphia, Atlanta, Baltimore, St. Louis, Cleveland and Richmond.

                                                           African-Americans
                                                         as a Percentage of the
                                    African-American       Overall Population
 Rank Market                    Population in the Market     in the Market
 ---- ------                    ------------------------ ----------------------
                                     (in thousands)

   1. New York                           3,731                    22.2%
   2. Chicago                            1,648                    19.4
-------------------------------------------------------------------------------
   3. Washington, D.C.                   1,150                    27.2
-------------------------------------------------------------------------------
   4. Los Angeles                        1,134                     9.4
-------------------------------------------------------------------------------
   5. Detroit                            1,004                    22.5
   6. Philadelphia                         947                    19.9
   7. Atlanta                              921                    25.7
-------------------------------------------------------------------------------
   8. Houston/Galveston                    782                    18.3
      Miami/Ft. Lauderdale/
   9. Hollywood                            718                    20.2
  10. Dallas/Ft. Worth                     645                    14.2
-------------------------------------------------------------------------------
  11. Baltimore                            644                    26.0
-------------------------------------------------------------------------------
  12. San Francisco                        599                     9.2
  13. Memphis                              482                    41.5
  14. New Orleans                          460                    36.3
      Norfolk/Virginia
  15. Beach/Newport News                   444                    29.6
-------------------------------------------------------------------------------
  16. St. Louis                            439                    17.2
  17. Cleveland                            398                    18.7
-------------------------------------------------------------------------------
  18. Boston                               281                     7.3
-------------------------------------------------------------------------------
  19. Richmond                             281                    30.0
-------------------------------------------------------------------------------
      Charlotte/Gastonia/Rock
  20. Hill                                 266                    19.9
  21. Birmingham                           261                    27.0
  22. Raleigh/Durham                       244                    23.5
  23. Milwaukee/Racine                     237                    14.4
      Greensboro/Winston
  24. Salem/High Point                     226                    19.7
  25. Nassau/Suffolk                       221                     8.3
  26. Cincinnati                           220                    11.4
  27. Kansas City                          215                    12.8
      Tampa/St.
  28. Petersburg/Clearwater                202                     9.0
  29. Jacksonville                         201                    19.2
  30. San Diego                            197                     7.2

Operating Strategy

   In order to maximize net broadcast revenue and broadcast cash flow at our radio stations, we strive to achieve the largest audience share of African-American listeners in each market, convert these audience share ratings to advertising revenue, and control operating expenses. The success of our strategy relies on the following:

  .  market research, targeted programming and marketing;

  .  strong management and performance-based incentives;

  .  strategic sales efforts;

  .  radio station clustering, programming segmentation and sales bundling;

  .  advertising partnerships and special events; and

  .  significant community involvement.

Market Research, Targeted Programming and Marketing

   Radio One uses market research to tailor the programming, marketing and promotions of our radio stations to maximize audience share. To achieve these goals, we use market research to identify unserved or underserved markets or segments of the African-American community in current and new markets and to determine whether to acquire a new radio station or reprogram one of our existing radio stations to target those markets or segments.

   We also seek to reinforce our targeted programming by creating a distinct and marketable identity for each of our radio stations. To achieve this objective, in addition to our significant community involvement discussed below, we employ and promote distinct, high-profile on-air personalities at many of our radio stations, many of whom have strong ties to the African-American community.

Strong Management and Performance-based Incentives

   Radio One focuses on hiring highly motivated and talented individuals in each functional area of the organization who can effectively help us implement our growth and operating strategies. Radio One's management team is comprised of a diverse group of individuals who bring expertise to their respective functional areas. We seek to hire and promote individuals with significant potential, the ability to operate with high levels of autonomy and the appropriate team-orientation that will enable them to pursue their careers within the organization.

   To enhance the quality of our management in the areas of sales and programming, general managers, sales managers and program directors have significant portions of their compensation tied to the achievement of certain performance goals. General managers' compensation is based partially on achieving broadcast cash flow benchmarks which create an incentive for management to focus on both sales growth and expense control. Additionally, sales managers and sales personnel have incentive packages based on sales goals, and program directors and on-air talent have incentive packages focused on maximizing overall ratings as well as ratings in specific target segments.

Strategic Sales Efforts

   Radio One has assembled an effective, highly trained sales staff responsible for converting audience share into revenue. We operate with a focused, sales-oriented culture which rewards aggressive selling efforts through a generous commission and bonus compensation structure. We hire and deploy large teams of sales professionals for each of our stations or station clusters, and we provide these teams with the resources necessary to compete effectively in the markets in which we operate. We utilize various sales strategies to sell and market our stations as stand-alones, in combination with other stations within a given market and across markets, where appropriate.

Radio Station Clustering, Programming Segmentation and Sales Bundling

   Radio One strives to build clusters of radio stations in our markets, with each radio station targeting different demographic segments of the African-American population. This clustering and programming segmentation strategy allows us to achieve greater penetration into each segment of our target market. We are then able to offer advertisers multiple audiences and to bundle the radio stations for advertising sales purposes when advantageous.

   We believe there are several potential benefits that result from operating multiple radio stations in the same market. First, each additional radio station in a market provides us with a larger percentage of the prime advertising time available for sale within that market. Second, the more stations we program, the greater the market share we can achieve in our target demographic groups through the use of segmented programming. Third, we are often able to consolidate sales, promotional, technical support and corporate functions to produce substantial cost savings. Finally, the purchase of additional radio stations in an existing market allows us to take advantage of our market expertise and existing relationships with advertisers.

Advertising Partnerships and Special Events

   We believe that in order to create advertising loyalty, Radio One must strive to be the recognized expert in marketing to the African-American consumer in the markets in which we operate. We believe that Radio One has achieved this recognition by focusing on serving the African-American consumer and by creating innovative advertising campaigns and promotional tie-ins with our advertising clients and sponsoring numerous entertainment events each year. We sponsor the Stone Soul Picnic, an all-day free outdoor concert which showcases advertisers, local merchants and other organizations to over 100,000 people in each of Washington, D.C. and Baltimore. We also sponsor The People's Expo every March in Washington, D.C. and Baltimore, which provides entertainment, shopping and educational seminars to Radio One's listeners and others from the communities we serve. In these events, advertisers buy signage, booth space and broadcast promotions to sell a variety of goods and services to African-American consumers. As we expand our presence in our existing markets and into new markets, we plan to increase the number of events and the number of markets in which we host these major events.

Significant Community Involvement

   We believe our active involvement and significant relationships in the African-American community provides a competitive advantage in targeting African-American audiences. In this way, we believe our proactive involvement in the African-American community in each of our markets significantly improves the marketability of our radio broadcast time to advertisers who are targeting such communities.

   We believe that a radio station's image should reflect the lifestyle and viewpoints of the target demographic group it serves. Due to our fundamental understanding of the African-American community, we believe we are able to identify music and musical styles, as well as political and social trends and issues, early in their evolution. This understanding is then integrated into all aspects of our operations and enables us to create enhanced awareness and name recognition in the marketplace. In addition, we believe our multi-level approach to community involvement leads to increased effectiveness in developing and updating our programming formats. We believe our enhanced awareness and more effective programming formats lead to greater listenership and higher ratings over the long-term.

   We have a history of sponsoring events that demonstrate our commitment to the African-American community, including:

  . heightening the awareness of diseases which disproportionately impact African-Americans, such as sickle-cell anemia and leukemia, and holding fundraisers to benefit the search for their cure;

  . developing contests specifically designed to assist African-American single mothers with day care expenses;

  . fundraising for the many African-American churches throughout the country that have been the target of arsonists; and

  . organizing seminars designed to educate African-Americans on personal issues such as buying a home, starting a business, developing a credit history, financial planning and health care.

Management Stock Option Plan

   On March 10, 1999, we adopted the 1999 Stock Option and Restricted Stock Grant Plan designed to provide incentives relating to equity ownership to present and future executive, managerial, and other key employees of Radio One and our subsidiaries. The option plan affords us latitude in tailoring incentive compensation for the retention of key personnel, to support corporate and business objectives, and to anticipate and respond to a changing business environment and competitive compensation practices. For more information see "Management--Stock Option Plan."

Station Operations

   The following is a general description of each of our markets and our radio stations in each market. As noted, some of the data provided in the tables below includes information during periods the radio stations listed were not owned or operated by Radio One. Audience share and audience share rank data for the years indicated are based on Arbitron Survey four book averages ending with the Fall Arbitron Survey. Fall 1998 data are from the Fall 1998 Arbitron Survey. Except as noted, revenue share and rank data are based upon the Radio Revenue Report of Hungerford for 1998, 1997, 1996 and 1995 (as applicable). As used in these tables, "n/a" means not applicable and "t" means tied with one or more other radio stations.

 Washington, D.C.
   The Washington, D.C. market is estimated to be the eighth largest radio market in terms of MSA population. In 1998, this market had advertising revenue estimated to be $252.8 million, making it the sixth largest radio market in terms of advertising revenue. In 1996, Washington, D.C. had the third largest African-American population in the United States with an MSA population of approximately 4.2 million, approximately 27.2% of which was African-American. We believe that we own the strongest franchise in terms of audience share and number of radio stations of African-American targeted radio stations in the Washington, D.C. market, with two of the four FM radio stations and two of the three AM radio stations that target African-Americans. Washington, D.C. experienced annual radio revenue growth of 5.4% between 1991 and 1996, and radio revenue in Washington, D.C. is expected to continue growing at an annual pace of 7.4% between 1997 and 2001. (Source: BIA 1998 Fourth Edition)

                                         1995  1996  1997    1998    Fall 1998
                                         ----  ----  ----    ----    ---------
WKYS-FM
  Audience share (12-plus).............. 3.8   4.5    5.8     5.2       5.4
  Audience share rank (12-plus).........  9t    6t      2       3         3
  Audience share (18-34)................ 5.8   7.5   10.4    10.0      10.2
  Audience share rank (18-34)...........   6     2      1       1(t)      1
  Revenue share......................... 3.8%  3.3%   4.5%    5.0%      n/a
  Revenue rank..........................  14    14     10       9       n/a
WMMJ-FM
  Audience share (12-plus).............. 3.7   4.5    4.1     4.3       5.0
  Audience share rank (12-plus)......... 11t    6t      9       7(t)      5
  Audience share (25-54)................ 4.6   5.4    4.9     5.2       5.8
  Audience share rank (25-54)...........   8    3t      7       4         3
  Revenue share......................... 3.7%  3.4%   2.9%    3.2%      n/a
  Revenue rank..........................  15    13     17      18       n/a
WOL-AM
  Audience share (12-plus).............. 1.7   1.0    1.1     0.8       0.7
  Audience share rank (12-plus).........  19   23t     20      24       25t
  Audience share (35-64)................ 2.3   1.1    1.4     1.1       1.0
  Audience share rank (35-64)........... 14t    23     19(t)   22       21t
  Revenue share......................... 2.0%  1.8%   1.6%    0.8%      n/a
  Revenue rank..........................  18    18     19      20       n/a
WMMJ-FM AND WOL-AM (advertising time
 sold in combination)
  Audience share (12-plus).............. 5.4   5.5    5.2     5.1       5.7
  Audience share (25-54)................ 6.4   6.2    5.9     5.9       6.5
  Revenue share......................... 5.6%  5.3%   4.5%    4.0%      n/a
  Revenue rank..........................   7     8     12      11       n/a
WYCB-AM(1)
  Audience share (12-plus).............. 1.6   1.3    1.2     1.0       0.9
  Audience share rank (12-plus).........  20    20     19      22       22t
  Audience share (35-64)................ 1.7   1.5    1.4     1.1       1.0
  Audience share rank (35-64)...........  19    18     19(t)   21       21t
  Revenue share......................... n/a   n/a    n/a     0.5%      n/a
  Revenue rank.......................... n/a   n/a    n/a     n/a       n/a

--------




(1) WYCB-AM does not report to Hungerford. Revenue share for WYCB-AM represents the radio station's net broadcast revenue as a percentage of the market radio revenue reported by the Hungerford Report (December 1998), as adjusted for WYCB-AM's net broadcast revenue.

   WOL-AM. In 1980, we acquired our first radio station, WOL-AM, for approximately $950,000. WOL-AM was a music station with declining revenue and audience shares that Radio One converted to one of the country's first all-talk radio stations targeting African-Americans. Radio One's Chairperson, Ms. Catherine L. Hughes, who hosted WOL-AM's daily four-hour morning show from 1983 to 1995, created a valuable niche for the radio station as "The Voice of Washington's Black Community." We believe that WOL-AM is a vital communications platform for the African-American community and political and business leaders in its market. WOL-AM's ratings have historically fluctuated between a 1.0 and
2.0 share in the 12-plus age demographic market.

   WMMJ-FM. In 1987, we purchased WMMJ-FM for approximately $7.5 million. At the time, WMMJ-FM was being programmed in a general market Adult Contemporary format, and had a 1.2 share of the 12-plus age demographic. After extensive research we changed the station's format, making WMMJ-FM the first FM radio station on the East Coast to introduce an Urban Adult Contemporary ("Urban AC") programming format. This format focuses on African-Americans in the 25-54 age demographic and provides adult-oriented Urban Contemporary music from the 1960s through the 1990s. The Urban AC format was almost immediately successful, and in the Fall 1998 Arbitron Survey, the station was ranked number three in the 25-54 age demographic (with a 5.8 share) and number five in the 12-plus age demographic (with a 5.0 share). We are in the process of improving our facilities by substituting a non-directional antenna for a directional antenna.

   WKYS-FM. In June 1995, we purchased WKYS-FM for approximately $34.0 million. WKYS-FM is a Young Urban Contemporary radio station targeting African-Americans in the 18-34 age demographic. From 1978 to 1989, WKYS-FM was Washington, D.C.'s perennial Urban Contemporary leader and was frequently the market's number one radio station overall. However, in 1987, WPGC-FM (now owned by Infinity Broadcasting ("Infinity")) challenged WKYS-FM by changing its format from Adult Contemporary to Contemporary Hit/Urban ("CHR"). By Fall 1994, WKYS-FM had a 3.3 share of the 12-plus age demographic, while WPGC-FM had a 9.0 share of the 12-plus age demographic. By 1995, the former owner of WKYS-FM abandoned the 18-34 age demographic and began to target the 25-54 age demographic, making it a direct competitor to Radio One's WMMJ-FM instead of Infinity's WPGC-FM. When Radio One purchased WKYS-FM in June 1995, we repositioned WKYS-FM's programming away from WMMJ-FM and back toward the 18-34 age demographic. Since June 1995, we have been able to increase dramatically WKYS-FM's overall 12-plus age demographic share. In Fall 1997 WKYS-FM became Washington, D.C.'s number one rated radio station for the 12-plus and 18-34 age demographics and during this same period, WPGC-FM held the number two position in the 12-plus and 18-34 age demographics. Recently, WKYS-FM's position has fluctuated between the number one and number three rated station in the 12-plus age demographic while maintaining its number one position in the 18-34 age demographic.

   WYCB-AM. On March 16, 1998, we acquired, through an Unrestricted Subsidiary, BHI, the owner of WYCB-AM, a Gospel station, for approximately $3.8 million. Following the acquisition, we integrated the operations of WYCB-AM into our existing radio station operations in the Washington, D.C. market.

 BALTIMORE, MARYLAND

   The Baltimore market is estimated to be the 20th largest radio market in terms of MSA population and advertising revenue. In 1998, this market had advertising revenue estimated to be $105.8 million. In 1996, Baltimore had the 11th largest African-American population in the United States with an MSA population of approximately 2.5 million, approximately 26.0% of which was African-American. We believe we own the strongest franchise of African-American targeted radio stations in the Baltimore market with the only two FM radio stations and two of the four AM radio stations that target African-Americans. Baltimore experienced annual radio revenue growth of 8.6% between 1991 and 1996 and radio revenue in Baltimore is expected to continue growing at an annual pace of 6.2% between 1997 and 2001. (Source: BIA 1998 Fourth Edition)

                                              1995  1996   1997  1998  FALL 1998
                                              ----  -----  ----  ----  ---------
WERQ-FM
  Audience share (12-plus)................... 5.2     6.4   9.3   9.4      9.6
  Audience share rank (12-plus)..............   7       4     1     1        1
  Audience share (18-34)..................... 8.6    10.7    16  16.6     16.5
  Audience share rank (18-34)................   2       1     1     1        1
WOLB-AM
  Audience share (12-plus)................... 0.9     0.6   0.9   0.9      0.8
  Audience share rank (12-plus).............. 23t     28t    18    19    18(t)
  Audience share (35-64)..................... 1.1     0.9   1.2   1.1      0.8
  Audience share rank (35-64)................ 19t   21(t)    15   16t    19(t)
WERQ-FM AND WOLB-AM(/1/)
  Audience share (12-plus)................... 6.1       7  10.2  10.3     10.4
  Audience share (25-54)..................... 4.9     5.7   9.1   8.7      8.4
  Revenue share.............................. 6.7%    6.6% 10.7% 13.1%     n/a
  Revenue rank...............................   8       8     4     2      n/a
WWIN-FM
  Audience share (12-plus)................... 4.0     3.7   3.6   5.0      5.5
  Audience share rank (12-plus)..............  10      10     9     7        6
  Audience share (25-54)..................... 5.5     4.9   4.4   6.8      7.5
  Audience share rank (25-54)................   5      7t     8     4        3
WWIN-AM
  Audience share (12-plus)................... 1.1     1.1   0.8   1.1      1.1
  Audience share rank (12-plus).............. 18t     20t    19    17    16(t)
  Audience share (35-64)..................... 1.1     1.4   1.1   1.1      0.8
  Audience share rank (35-64)................ 19t      18   16t    19    19(t)
WWIN-FM AND WWIN-AM(/1/)
  Audience share (12-plus)................... 5.1     4.8   4.4   6.1      6.6
  Audience share (25-54)..................... 6.6     6.0   5.8   7.7      8.2
  Revenue share.............................. 5.7%    5.8%  5.5%  6.0%     n/a
  Revenue rank...............................  10      10     9     8      n/a

--------

(1)Advertising time sold in combination. Revenue data jointly reported.



   WWIN-FM and WWIN-AM. In January 1992, we made our first acquisition outside the Washington, D.C. market with the purchase of WWIN-FM and its sister station WWIN-AM for approximately $4.7 million. At the time, WWIN-FM was a distant second in ratings to its in-format direct competitor WXYV-FM, with less than one-third of that radio station's market share. Today, WWIN-FM is a leading urban radio station in the 25-54 age demographic in the Baltimore market, ranked number two in the Fall 1998 Arbitron Survey with a 7.5 share, and WWIN-AM continues to occupy an attractive niche on the AM frequency with its Gospel programming format.

   WERQ-FM and WOLB-AM. In September 1993, Radio One completed another acquisition in the Baltimore market with the purchase of WERQ-FM and WOLB-AM (formerly WERQ-AM) for approximately $9.0 million. WERQ-FM was, at the time of its acquisition, a CHR/Urban radio station, while WERQ-AM was a satellite-fed, all-news radio station. We converted the format of WERQ-FM to a more focused Young Urban Contemporary format targeted at the 18-34 age demographic, while WOLB-AM began simulcasting with WOL-AM, Radio One's Black Talk radio station in Washington, D.C. After we aggressively marketed the station, WERQ-FM became Baltimore's dominant station ranked number one in the 12-plus, 18-34 and 25-
54 age demographics in the Fall 1998 Arbitron Survey, a position it first achieved in the Spring 1997 Arbitron Survey, while its former primary competitor, WXYV-FM, changed format during 1997 and no longer targets the same listener base as that of WERQ-FM.

 Atlanta, Georgia

   The Atlanta market is estimated to be the 13th largest radio market in terms of MSA population. In 1998, this market had radio advertising revenue estimated to be $242.2 million, making it the 10th largest radio market in terms of advertising revenue. In 1996, Atlanta had the seventh largest African-American population in the United States with an MSA population of approximately 3.6 million, approximately 25.7% of which was African-American. Due to a rapidly growing local economy, the Atlanta market has one of the country's fastest growth rates in terms of radio revenue. Atlanta experienced annual radio revenue growth of 12.1% between 1991 and 1998, and radio revenue in Atlanta is expected to continue growing at an average annual rate of 8.2% between 1997 and 2001. (Source: BIA 1998 Fourth Edition)

   On March 30, 1999, Radio One acquired ROA, an affiliate of Radio One, for approximately 3.3 million shares of Radio One common stock. Radio One also assumed and retired approximately $16.3 million of indebtedness of ROA and Dogwood. At the time, ROA owned approximately 33% of Dogwood. On March 30, 1999, ROA acquired the remaining approximate 67% of Dogwood for $3.6 million. Founded in 1995, ROA owns and operates WHTA-FM. Dogwood owns WAMJ-FM which, prior to ROA's acquisition of 100% of Dogwood, ROA operated under an LMA. Upon the completion of these acquisitions, ROA became a wholly-owned subsidiary of Radio One, and Dogwood became a wholly owned subsidiary of ROA. See "Certain Relationships and Related Transactions."

   In the following table, revenue share and rank data are based on the Radio Revenue Report by Miller Kaplan for 1998, 1997 and 1996, as applicable. Revenue share for WAMJ-FM represents its net broadcast revenue as a percentage of the market radio revenue reported by Miller Kaplan for December 1998, as adjusted for WAMJ-FM's net broadcast revenue.

                                                   1996  1997    1998  Fall 1998
                                                   ----  ----    ----  ---------
WHTA-FM
  Audience share (12-plus)........................ 4.9   5.1     4.7      4.5
  Audience share rank (12-plus)...................   9     8(t)    9        9
  Audience share (18-34).......................... 8.0   8.8     8.6      8.3
  Audience share rank (18-34).....................   5     4       4        4
  Revenue share................................... 2.2%  2.9%    3.5%     n/a
  Revenue rank....................................  12    12      12      n/a
WAMJ-FM
  Audience share (12-plus)..................................     2.2      1.8
  Audience share rank (12-plus).............................      15       17
  Audience share (25-54)....................................     3.1      2.5
  Audience share rank (25-54)...............................      13       14
  Revenue share.............................................     1.1%     n/a
  Revenue rank..............................................     n/a      n/a

   WHTA-FM. In 1995, ROA acquired WHTA-FM (formerly WQUL-FM) from Design Media, Inc. for approximately $4.5 million. WHTA-FM was a 6 kW Class A facility licensed to Griffin, Georgia, a community 40 miles southwest of the Atlanta market. Prior to selling the station, Design Media received a construction permit to upgrade the station to Class C3 and changed its community of license to Fayetteville, Georgia. In conjunction with Radio One's management, Design Media moved the station's transmitter site 20 miles closer to Atlanta. In July 1995, ROA launched a new Young Urban Contemporary music format that has consistently garnered a 4.5 to 5.0 share of the 12-plus age demographic. WHTA-FM remains consistently ranked in the top three stations in its primary target group, the 12-17 age demographic, and in the top five stations among its secondary target group, the 18-34 age demographic, ranking number four in the Fall 1998 Arbitron Survey with an 8.3 share.

   WAMJ-FM. In March 1997, ROA entered into an agreement with Dogwood to provide financing for a new 6 kW Class A radio station that had been assigned to Roswell, Georgia, a community approximately twenty miles north of downtown Atlanta. ROA received an approximate 33% ownership stake, along with an option to purchase 100% of the station. ROA also entered into an LMA allowing ROA to operate the station in the Atlanta market. On December 16, 1997, ROA launched an R&B oldies format on WAMJ-FM targeting the 25-54 age demographic. In November 1998, Dogwood received an FCC construction permit to upgrade WAMJ's signal to Class C3. WAMJ-FM began operating at 25 kW in December 1998, greatly improving its penetration of the Atlanta market and giving the station total coverage of the Atlanta metropolitan area.

   In Atlanta, we compete directly against Infinity's Urban Contemporary station, WVEE-FM, and against Midwestern Broadcasting's Urban Adult Contemporary station, WALR-FM. However, we own more FM radio stations targeting African-Americans in Atlanta than any other entity.

 PHILADELPHIA, PENNSYLVANIA

   The Philadelphia market is estimated to be the fifth largest radio market in terms of MSA population. In 1998, this market had advertising revenue estimated to be $242.3 million, making it the seventh largest radio market in terms of advertising revenue. In 1996, Philadelphia had the sixth largest African-American population in the United States with an MSA population of approximately 4.9 million, approximately 19.9% of which was African-American. Philadelphia experienced annual radio revenue growth of 9.4% between 1991 and 1996, and radio revenue in Philadelphia is expected to continue growing at an annual pace of 6.5% between 1997 and 2001. (Source: BIA 1998 Fourth Edition)

   In the following table, revenue share and rank data are based on the Radio Revenue Report by Miller Kaplan for December 1998 and 1997, as applicable.

                                                           1997  1998  FALL 1998
                                                           ----  ----  ---------
WPHI-FM
  Audience share (12-plus)................................ 3.8   3.3      3.3
  Audience share rank (12-plus)...........................  12    13t      14
  Audience share (18-34).................................. 6.6   6.0      6.0
  Audience share rank (18-34).............................   3     5        5
  Revenue share........................................... 1.2%  2.2%     n/a
  Revenue rank............................................  18    16      n/a

   WPHI-FM. On February 8, 1997, we entered into an LMA with the owner of WPHI-FM (formerly WDRE-FM), and changed the radio station's programming format from Modern Rock to Young Urban Contemporary targeting the 18-34 age demographic. On May 19, 1997, we acquired WPHI-FM for approximately $20.0 million, providing us with an opportunity to apply our operating strategy in another top 30 African-American market. Although WPHI-FM is a Class A facility operating at the equivalent of 3 kW, we believe it adequately reaches at least 90% of African-Americans in Philadelphia. In the Fall 1998 Arbitron Survey, WPHI-FM achieved a
3.3 share in the 12-plus age demographic and had solidly positioned itself as the number two Young Urban Contemporary station in the market behind WUSL-FM.

 DETROIT, MICHIGAN

   The Detroit market is estimated to be the seventh largest radio market in terms of MSA population. In 1998, this market had advertising revenue estimated to be $225.1 million, making it the 11th largest radio market in terms of advertising revenue. Detroit is the fifth largest African-American market with an MSA population of approximately 4.5 million in 1996, approximately 22.5% of which was African-American. Detroit experienced annual radio revenue growth of 8.4% between 1991 and 1996, and radio revenue in Detroit is expected to continue growing at an annual pace of 7.5% between 1997 and 2001. (Source: BIA 1998 Fourth Edition)

                                                                  1998 FALL 1998
                                                                  ---- ---------
WDTJ-FM
  Audience share (12-plus)....................................... 3.4     3.3
  Audience share rank (12-plus)..................................  12      13
  Audience share (18-34)......................................... 5.8     5.4
  Audience share rank (18-34)....................................   4       5
  Revenue share.................................................. 2.2     n/a
  Revenue rank................................................... n/a     n/a

   WDTJ-FM and WCHB-AM. On June 30, 1998, we acquired Bell Broadcasting, which owns two radio stations, WDTJ-FM (formerly WCHB-FM) and WCHB-AM, located in the Detroit, Michigan market and one radio station, WJZZ-AM, located in Kingsley, Michigan. Radio One paid approximately $34.2 million in cash and the cost of certain improvements to the stations. WDTJ-FM is a Young Urban Contemporary station similar to our WERQ-FM in Baltimore and WKYS-FM in Washington, D.C. WCHB-AM's facilities are currently being upgraded from 25 kW to 50 kW. WJZZ-AM is currently off the air. We may dispose of it in the future because it is not integral to the Bell Broadcasting operation and is located a substantial distance from Detroit.

   WWBR-FM. On December 28, 1998, we acquired Allur-Detroit for approximately $26.5 million in cash. Allur-Detroit owns WWBR-FM licensed to Mt. Clemens, Michigan, which is part of the Detroit MSA. Allur-Detroit's stockholders included Syncom Venture Partners, an affiliate of one of Radio One's stockholders, Syncom. On January 16, 1999, we changed the format of WWBR-FM to Adult Contemporary. WWBR-FM is the first station owned by Radio One that primarily targets a non-African-American audience.

 ST. LOUIS, MISSOURI

   The St. Louis market is estimated to be the 19th largest radio market in terms of MSA population. In 1998, this market had advertising revenue estimated to be $116.5 million, making it the 18th largest radio market in terms of advertising revenue. St. Louis is the 16th largest African-American market with an MSA population of approximately 2.6 million in 1996, approximately 17.2% of which was African-American. St. Louis experienced annual radio revenue growth of 8.8% between 1991 and 1996, and radio revenue in St. Louis is expected to continue growing at an annual rate of 6.9% between 1997 and 2001. (Source: BIA 1998 Fourth Edition)

   On November 23, 1998, we entered into an agreement to acquire the assets of WFUN-FM, licensed to Bethalto, Illinois for approximately $13.6 million in cash. The FCC approved our acquisition of the assets of WFUN-FM on January 26, 1999. The FCC's action became a final action on March 10, 1999.

   We expect to move WFUN-FM to a broadcast tower site closer to downtown St. Louis, reformat the station and upgrade its signal from 6 kW to 25 kW. An application for approval of the upgrade is pending at the FCC but there can be no assurance that FCC approval of the upgrade will be obtained.

 Cleveland, Ohio

   The Cleveland market is estimated to be the 24th largest radio market in terms of MSA population and the 23rd largest radio market in terms of advertising revenue. In 1998, this market had advertising revenue estimated to be $96.7 million. Cleveland is the 17th largest African-American market with an MSA population of approximately 2.1 million, approximately 18.7% of which was African-American. Cleveland experienced annual radio revenue growth of 7.9% between 1991 and 1996, and radio revenue in Cleveland is expected to continue growing at an annual pace of 6.9% between 1997 and 2001. (Source: BIA 1998 Fourth Edition)

   On March 29, 1999, we entered into an asset purchase agreement with Clear Channel Communications, Inc. to acquire WENZ-FM and WERE-AM for approximately $20.0 million in cash.

   WENZ-FM is licensed to Cleveland, Ohio, and is currently programming an Alternative Rock format. WENZ-FM garnered 2.4 share in the Fall 1998 Arbitron Survey of the market's 12-plus age demographic.

   WERE-AM is licensed to Cleveland, Ohio, and is currently programming a News Talk format. WERE-AM achieved a 0.4 share in the Fall 1998 Arbitron Survey of the market's 12-plus age demographic.

   Consummation of the acquisition of radio stations WENZ-FM and WERE-AM is subject to the receipt of prior FCC approval. An application for FCC consent to the acquisition of radio stations WENZ-FM and WERE-AM was filed on February 8, 1999. We anticipate that initial approval will be granted before July 1, 1999 but there can be no assurance that FCC approval for the acquisition will be obtained.

 Richmond, Virginia

   Richmond is estimated to be the 57th largest radio market in terms of MSA population. In 1998, this market had radio advertising revenue estimated to be $45.8 million, making it the 46th largest radio market in terms of advertising revenue. Richmond is the 19th largest African-American market with an MSA population of approximately 937,000 in 1996, approximately 30.0% of which was African-American. Richmond experienced annual radio revenue growth of 5.7% between 1991 and 1996, and radio revenue in Richmond is expected to continue growing at an annual rate of 6.5% between 1997 and 2001. (Source: BIA 1998 Fourth Edition)

   We believe that Richmond is a particularly attractive market due to its proximity to our headquarters in the Washington, D.C area. Due to this proximity, we believe that we can leverage our regional advertiser relationships and our regionally located management and on-air talent. We have entered into agreements or letters of intent to acquire six FM and one AM radio stations in three separate transactions. Upon completion of these acquisitions, we believe we will be well positioned as a strong provider of urban-oriented programming to Richmond's African-American market. We will also be the second provider of Country programming and will have additional signals available for other format opportunities and underserved demographics in the Richmond market.

   On February 10, 1999, we entered into an asset purchase agreement to acquire WDYL-FM, licensed to Chester, Virginia for approximately $4.6 million in cash. WDYL-FM, currently a Religious format station, is in the Richmond, Virginia market.

   On February 26, 1999, we entered into an asset purchase agreement to acquire WKJS-FM, licensed to Crewe, Virginia, and WSOJ-FM, licensed to Petersburg, Virginia, for approximately $12.0 million in cash, subject to purchase price adjustments. Both stations, currently urban format stations, are in the Richmond, Virginia market.

   WKJS-FM is a 100 kW station and generally covers the entire Richmond market. The station changed its format from Oldies to Urban Adult Contemporary in March 1998 and has since experienced a significant ratings increase. WKJS-FM's ratings increased from a 3.1 share in the 12-plus age demographic in the Winter 1998 Arbitron Survey to an 8.2 share in the 12-plus age demographic in the Fall 1998 Arbitron Survey. In the

25-54 age demographic, WKJS-FM earned a 10.6 share in the Fall 1998 Arbitron Survey, ranking it number one, tied with one other station.

   WSOJ-FM, licensed to Petersburg, Virginia, primarily covers Petersburg, located in the southern portion of the Richmond metropolitan area. A Young Urban Contemporary station, WSOJ-FM earned a 3.2 share in the 12-plus age demographic in the Fall 1998 Arbitron Survey. WKJS-FM and WSOJ-FM have been operated and sold in combination for most of 1998.

   Pursuant to a letter of intent dated February 23, 1999, on April   , 1999,
we entered into an asset purchase agreement to purchase WCDX-FM, WPLZ-FM, WJRV-FM and WGCV-AM, for $34.0 million. Pursuant to that agreement, we will operate these stations under an LMA beginning in June 1999. The seller has the option to defer the closing for up to 18 months, but we expect to complete the acquisition no later than the second half of 2000.

   WCDX-FM, a Young Urban Contemporary station licensed to Mechanicsville, Virginia, covers the entire Richmond metropolitan area. WCDX-FM has averaged a
10.1 share of the 12-plus age demographic for the last 2 years and is currently ranked number two overall in the 12-plus age demographic, tied with another station with an 8.8 share, according to the Fall 1998 Arbitron Survey. WCDX-FM is also ranked number one in the 18-34 age demographic and number four in the 25-54 age demographic.

   WPLZ-FM currently programs an Urban Oldies format and earned a 4.8 share of the 12-plus age demographic in the Fall 1998 Arbitron Survey. WPLZ-FM, licensed to Petersburg, Virginia, primarily covers the southern Richmond metropolitan area. The two stations have historically been sold in combination and have been the market leaders in terms of urban radio revenue share. WJRV-FM, licensed to Richmond, Virginia, recently changed formats from Smooth Jazz to Country, in order to challenge WKHK-FM, the leading country radio station in Richmond. WJRV-FM earned a 1.5 share of the 12-plus age demographic in the Fall 1998 Arbitron Survey after approximately 3 months in the Country format. WGCV-AM is a Religious formatted station, licensed to Petersburg, Virginia, that does not currently have any significant audience or revenue share.

   Consummation of the acquisition of these radio stations in Richmond is subject to the receipt of prior FCC approval. An application for FCC consent to the acquisition of WDYL-FM was filed on February 18, 1999, and initial approval of the acquisition was granted on April 7, 1999. An application for FCC consent to the acquisitions of WKJS-FM and WSOJ-FM was filed on March 5, 1999. We anticipate that initial approval of the acquisitions will be granted by June 1, 1999 but there can be no assurance that FCC approval of the acquisitions will be obtained. An application for FCC consent to the acquisitions of WJRV-FM, WCDX-FM, WPLZ-FM and WGCV-AM is expected to be filed in August 1999. We anticipate that initial approval of the acquisitions will be granted in October 1999, but there can be no assurance that FCC approval for the acquisitions will be obtained.

ADVERTISING REVENUE

   Substantially all of our net broadcast revenue is generated from the sale of local and national advertising for broadcast on our radio stations. Additional net broadcast revenue is generated from network compensation payments and other miscellaneous transactions. Local sales are made by the sales staffs located in our markets. National sales are made by firms specializing in radio advertising sales on the national level, in exchange for a commission from Radio One that is based on a percentage of our net broadcast revenue from the advertising obtained. Approximately 67.4% of our net broadcast revenue for the fiscal year ended December 31, 1998, was generated from the sale of local advertising and 30.3% from sales to national advertisers. The balance of net broadcast revenue is derived from network advertising, tower rental income and ticket and other revenue related to special events hosted by Radio One.

   We believe that advertisers can reach the African-American community more cost effectively through radio broadcasting than through newspapers or television. Advertising rates charged by radio stations are based primarily on:

  . a radio station's audience share within the demographic groups targeted by the advertisers,

  . the number of radio stations in the market competing for the same demographic groups, and

  .  the supply and demand for radio advertising time.

Advertising rates are generally highest during the morning and afternoon commuting hours.

   A radio station's listenership is reflected in ratings surveys that estimate the number of listeners tuned to a radio station and the time they spend listening to that radio station. Each radio station's ratings are used by its advertisers to consider advertising with the radio station, and are used by us to chart audience growth, set advertising rates and adjust programming.

Strategic Diversification

   Radio One will continue to evaluate potential radio acquisitions in African-American markets. We are exploring opportunities in other forms of media to apply our expertise in marketing to African-Americans. Such opportunities could include outdoor advertising in urban environments, an urban-oriented Internet strategy, an urban-oriented radio network, music production, publishing and other related businesses.

   We recently entered into an exclusive programming agreement with XM Satellite Radio, Inc. to provide African-American talk and music programming to be broadcast on XM Satellite's satellite digital audio radio service, which is expected to be available in 2000.

   We have also invested, together with most publicly-traded radio companies, in a recent private placement for USA Digital Radio, Inc., a leading developer of in-band on-channel digital audio broadcast technology. This technology could enable radio broadcasters to convert from analog to digital broadcasting within the existing frequency allocation of their AM and FM stations. In conjunction with this investment, Alfred C. Liggins, III, the Chief Executive Officer and President of Radio One, became a board member of USA Digital Radio, Inc.

   Additionally, we have recently invested in PNE Media Holdings, LLC, a privately-held outdoor advertising company with a presence in several of the markets in which we own radio stations.

Properties

   The following chart sets forth the principal real property and radio related facilities owned or leased by Radio One (including properties to be acquired pursuant to pending acquisitions).

                                                   Owned or Leased                        Approximate Size
Property Address         Type of Facility and Use (Expiration Date)  Tenant/Owner          (Square Feet)
----------------         ------------------------ ------------------ ----------------- ----------------------
5900 Princess Garden
Parkway,                   Corporate Office,      Leased             Radio One         21,546
1st, 7th and 8th Floors    WKYS-FM, WOL-AM        (expires 12/31/11)
Lanham, MD                 WMMJ-FM, WYCB-AM
                           Studio
4001 Nebraska Avenue,
 N.W.                      WKYS-FM                Leased             Radio One         Tower and
Washington, D.C.           Transmitter            (expires 11/30/01)                   transmitter space
62 Pierce Street, N.E.     WOL-AM Transmitter     Leased             Radio One         Tower and
Washington, D.C.                                  (expires 3/31/01)                    transmitter space
4400 Massachusetts
Avenue, N.W.               WMMJ-FM Transmitter    Leased             Radio One         Leased Tower space (+)
Washington, D.C.                                  (expires 4/30/04)                    200
100 St. Paul Street        WWIN-AM/FM,            Leased             Radio One         8,000
Baltimore, MD              WERQ-FM, WOLB-AM       (expires 10/31/03)
                           Studio
Greenmount Avenue and      WWIN-AM Transmitter    Leased             Radio One         225
29th Street                                       (expires 8/31/01)
Baltimore, MD
(Waverly Towers)
1315 W. Hamburg Street     WOLB-AM Transmitter    Leased             Radio One         Tower and
Baltimore, MD                                     (expires 12/31/00)                   transmitter space
7 St. Paul Street          Satellite Dish Space   Leased             Radio One         200
Baltimore, MD                                     (expires 4/22/04)
100 Old York Road          WPHI-FM, Studio        Leased             Radio One         5,661
Jenkintown, PA                                    (expires 10/31/03)
Domino Lane and Fowler
Street                     WPHI-FM Transmitter    Leased             Radio One         Tower and
Philadelphia, PA                                  (expires 6/29/06)                    transmitter space
2501 Hawkins Point Road    WWIN-FM Transmitter    Owned              Radio One         16,800
Baltimore City, MD
2709 Boarman Avenue        WERQ-FM Transmitter    Owned              Radio One         24,920
(4334-4338 Park Heights
Ave.)
Baltimore, MD
Walker Mill Road           WYCB-AM Transmitter    Leased             BHI               Tower and
District Heights, MD                              (expires 11/99)                      transmitter space
2994 East Grand River      WDTJ-FM, WCHB-AM       Leased             Bell Broadcasting 3,000
Detroit, MI 48202          Studio                 (expires 6/30/99)
24600 Greenfield Road      WDTJ-FM Transmitter    Leased             Bell Broadcasting Tower and
Oak Park, MI                                      (expires 3/31/04)                    transmitter space
32790 Henry Huff Road      WCHB-AM Office Site    Owned              Bell Broadcasting 80 acres
Romulus, MI
York Road                  WJZZ-AM Transmitter    Owned              Bell Broadcasting Tower and
Kingsley, MI                                                                           transmitter space
Huron Township, MI         WCHB-AM Transmitter    Owned              Bell Broadcasting 80 acres
Tyrone Cook Road #1        WHTA-FM Transmitter    Leased             ROA               Tower and
Tyrone, GA                                        (expires 12/6/09)                    transmitter space
75 Piedmont Ave.           WHTA-FM                Leased             ROA               11,600
Atlanta, GA                WAMJ-FM                (expires 1/31/05)
                           Studio

                                                     Owned or Leased                 Approximate Size
Property Address          Type of Facility and Use  (Expiration Date)  Tenant/Owner    (Square Feet)
----------------          ------------------------- ------------------ ------------- -------------------
1050 Crown Pointe         WAMJ-FM Transmitter       Leased             Dogwood       Tower and
Atlanta, GA                                         (expires 8/31/01)                transmitter space
850 Stephenson Highway    WWBR-FM                   Leased             Allur-Detroit 5,766
Troy, MI                  Studio                    (expires 2/1/02)
21340 Pitko Street        WWBR-FM Transmitter       Leased             Allur-Detroit Tower and
Mt. Clemens, MI                                     (expires 12/31/08)               transmitter space
Edwardsville Township,
IL                        WFUN-FM Transmitter       Owned              Radio One     3 acres
Larimore Road             WFUN-FM Transmitter       Leased             Radio One     Tower and
St. Louis, MO                                                                        transmitter space
North Royalton, OH        WERE-AM Transmitter       Owned              Radio One     Tower and
                                                                                     transmitter space
Newbury Township, OH      WENZ-FM Transmitter       Owned              Radio One     Tower and
                                                                                     transmitter space
1041 Huron Road           WERE-AM/WENZ-FM           Leased             Radio One     10,518
Cleveland, OH             Studio
4312 Old Hundred Rd.      WDYL-FM Studio            Leased             Radio One     1,872
Chester, VA                                         (expires 2000)
10300 Brightwood Avenue   WDYL-FM Transmitter       Leased             Radio One     Tower and
Chesterfield, VA                                    (expires 2014)                   transmitter space
6001 Wilkinson Road       WKJS-FM/WSOJ-FM           Leased             Radio One
Richmond, VA              Studio                    (expires 2000)
East Side Rt. 608         WKJS-FM Transmitter       Owned              Radio One     Tower and
Nottoway County, VA                                                                  transmitter space
3321 Johnson Rd.          WSOJ-FM Transmitter       Leased             Radio One     Tower and
Petersburg, VA                                      (expires 10/31/02)               transmitter space
2809 Emerywood Parkway    WCDX-FM, WPLZ-FM and      Leased             Radio One     13,500
Richmond, VA              WJRV-FM Main Studio       (expires 4/30/03)
3245 Basie Road           WCDX-FM Main Transmitter  Leased             Radio One     Tower and
Richmond, VA              and WPLZ-FM Studio                                         transmitter space
                          Transmitter Link Location (expires 12/31/19)
8216 Meadowbridge Road    WCDX-FM Auxillary                            Radio One     Tower and
Mechanicsville, VA        Transmitter               Leased                           transmitter space
701 German School Road    WJRV-FM Main Transmitter  Leased             Radio One     Tower and
Richmond, VA                                                                         transmitter space
Hare & Culpepper Streets  WPLZ-FM and WGCV-AM       Owned              Radio One     Tower and
Petersburg, VA            Main Transmitter                                           transmitter space

   The real property owned or leased by us is the subject of a security interest held pursuant to the terms of our bank credit facility.

   We own substantially all of our other equipment, consisting principally of studio equipment and office equipment. The towers, antennae and other transmission equipment used by our radio stations are generally in good condition, although opportunities to upgrade facilities are periodically reviewed.

   We believe that the facilities for our radio stations and office space in Washington, D.C., Baltimore, Atlanta, Philadelphia, Detroit, and Richmond are generally suitable and of adequate size for their current and intended purposes other than for routine modifications and expansions. We believe we will be able to obtain suitable facilities for our radio stations in St. Louis and Cleveland on reasonable terms.

Competition

   The radio broadcasting industry is highly competitive. Radio One's stations compete for audiences and advertising revenue with other radio stations and with other media such as television, newspapers, direct mail and outdoor advertising. Audience ratings and advertising revenue are subject to change and any adverse change in a market could adversely affect our net broadcast revenue in that market. If a competing station converts to a format similar to that of one of our stations, or if one of our competitors strengthens its operations, our stations could suffer a reduction in ratings and advertising revenue. Other radio companies which are larger and have more resources may also enter markets where we operate. Although we believe our stations are well positioned to compete, we cannot assure you that our stations will maintain or increase their current ratings or advertising revenue.

   The radio broadcasting industry is also subject to rapid technological change, evolving industry standards and the emergence of new media technologies. Several new media technologies are being developed, including the following:

  . audio programming by cable television systems, direct broadcast satellite systems, Internet content providers and other digital audio broadcast formats;

  . satellite digital audio radio service, which could result in the introduction of several new satellite radio services with sound quality equivalent to that of compact discs; and

  . in-band on-channel digital radio, which could provide multi-channel, multi-format digital radio services in the same band width currently occupied by traditional AM and FM radio services.

   We recently entered into a programming agreement with a satellite digital audio radio service and have also invested in a developer of digital audio broadcast technology. However, we cannot assure you that these arrangements will be successful or enable us to adapt effectively to these new media technologies. We also cannot assure you that we will continue to have the resources to acquire other new technologies or to introduce new services that could compete with other new technologies.

Antitrust

   An important part of our growth strategy is the acquisition of additional radio stations. After the passage of the Telecommunications Act of 1996, the Justice Department has become more aggressive in reviewing proposed acquisitions of radio stations and radio station networks. The Justice Department is particularly aggressive when the proposed buyer already owns one or more radio stations in the market of the station it is seeking to buy. Recently, the Justice Department has challenged a number of radio broadcasting transactions. Some of those challenges ultimately resulted in consent decrees requiring, among other things, divestitures of certain stations. In general, the Justice Department has more closely scrutinized radio broadcasting acquisitions that result in local market shares in excess of 40% of radio advertising revenue. Similarly, the FCC staff has announced new procedures to review proposed radio broadcasting transactions even if the proposed acquisition otherwise complies with the FCC's ownership limitations. In particular, the FCC may invite public comment on proposed radio transactions that the FCC believes, based on its initial analysis, may present ownership concentration concerns in a particular local radio market.

Federal Regulation of Radio Broadcasting

   The radio broadcasting industry is subject to extensive and changing regulation by the FCC of programming, technical operations, employment and other business practices. The FCC regulates radio broadcast stations pursuant to the Communications Act. The Communications Act permits the operation of radio broadcast stations only in accordance with a license issued by the FCC upon a finding that the grant of a license would serve the public interest, convenience and necessity. The Communications Act provides for the FCC to exercise its licensing authority to provide a fair, efficient and equitable distribution of broadcast service throughout the United States. Among other things, the FCC:

  .  assigns frequency bands for radio broadcasting;

  . determines the particular frequencies, locations and operating power of radio broadcast stations;

  .  issues, renews, revokes and modifies radio broadcast station licenses;

  . establishes technical requirements for certain transmitting equipment used by radio broadcast stations;

  . adopts and implements regulations and policies that directly or indirectly affect the ownership, operation, program content and employment and business practices of radio broadcast stations; and

  . has the power to impose penalties, including monetary forfeitures, for violations of its rules and the Communications Act.

   The Communications Act prohibits the assignment of an FCC license, or other transfer of control of an FCC licensee, without the prior approval of the FCC. In determining whether to grant requests for consents to assignments or transfers, and in determining whether to grant or renew a radio broadcast license, the FCC considers a number of factors pertaining to the licensee (and any proposed licensee), including restrictions on foreign ownership, compliance with FCC media ownership limits and other FCC rules, licensee "character" and compliance with the Anti-Drug Abuse Act of 1988.

   The following is a brief summary of certain provisions of the Communications Act and specific FCC rules and policies. This summary does not purport to be complete and is qualified in its entirety by the text of the Communications Act, the FCC's rules and regulations, and the rulings of the FCC. You should refer to the Communications Act and these FCC rules and rulings for further information concerning the nature and extent of federal regulation of radio broadcast stations.

   A licensee's failure to observe the requirements of the Communications Act or FCC rules and policies may result in the imposition of various sanctions, including admonishment, fines, the grant of renewal terms of less than eight years, the grant of a license with conditions or, for particularly egregious violations, the denial of a license renewal application, the revocation of an FCC license or the denial of FCC consent to acquire additional broadcast properties.

   Congress and the FCC have had under consideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and profitability of Radio One's radio stations, result in the loss of audience share and advertising revenue for our radio broadcast stations or affect our ability to acquire additional radio broadcast stations or finance such acquisitions. Such matters may include:

  .  changes to the license authorization and renewal process;

  .  proposals to impose spectrum use or other fees on FCC licensees;

  .  auction of new broadcast licenses;

  . changes to the FCC's equal employment opportunity regulations and other matters relating to involvement of minorities and women in the broadcasting industry;

  . proposals to change rules relating to political broadcasting including proposals to grant free air time to candidates, and other changes regarding program content;

  . proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages;

  . technical and frequency allocation matters, including creation of a new low power radio broadcast service;

  . the implementation of digital audio broadcasting on both a satellite and terrestrial basis;

  . changes in broadcast cross-interest, multiple ownership, foreign ownership, cross-ownership and ownership attribution policies;

  . proposals to allow telephone companies to deliver audio and video programming to homes in their service areas; and

  . proposals to alter provisions of the tax laws affecting broadcast operations and acquisitions.

   We cannot predict what changes, if any, might be adopted, nor can we predict what other matters might be considered in the future, nor can we judge in advance what impact, if any, the implementation of any particular proposals or changes might have on our business.

FCC Licenses

   The Communications Act provides that a broadcast station license may be granted to any applicant if the public interest, convenience and necessity will be served thereby, subject to certain limitations. In making licensing determinations, the FCC considers an applicant's legal, technical, financial and other qualifications. The FCC grants radio broadcast station licenses for specific periods of time and, upon application, may renew them for additional terms. Under the Communications Act, radio broadcast station licenses may be granted for a maximum term of eight years.

   Generally, the FCC renews radio broadcast licenses without a hearing upon a finding that:

  . the radio station has served the public interest, convenience and necessity;

  . there have been no serious violations by the licensee of the Communications Act or FCC rules and regulations; and

  . there have been no other violations by the licensee of the Communications Act or FCC rules and regulations which, taken together, indicate a pattern of abuse.

After considering these factors, the FCC may grant the license renewal application with or without conditions, including renewal for a term less than the maximum otherwise permitted, or hold an evidentiary hearing.

   In addition, the Communications Act authorizes the filing of petitions to deny a license renewal application during specific periods of time after a renewal application has been filed. Interested parties, including members of the public, may use such petitions to raise issues concerning a renewal applicant's qualifications. If a substantial and material question of fact concerning a renewal application is raised by the FCC or other interested parties, or if for any reason the FCC cannot determine that grant of the renewal application would serve the public interest, convenience and necessity, the FCC will hold an evidentiary hearing on the application. If as a result of an evidentiary hearing the FCC determines that the licensee has failed to meet the requirements specified above and that no mitigating factors justify the imposition of a lesser sanction, then the FCC may deny a license renewal application. Only after a license renewal application is denied will the FCC accept and consider competing applications for the vacated frequency. Also, during certain periods when a renewal application is pending, the transferability of the applicant's license may be restricted. Historically, our licenses have been renewed without any conditions or sanctions imposed. However, there can be no assurance that the licenses of each of our stations will be renewed or will be renewed without conditions or sanctions.

   The FCC classifies each AM and FM radio station. An AM radio station operates on either a clear channel, regional channel or local channel. A clear channel is one on which AM radio stations are assigned to serve wide areas, particularly at night. Clear channel AM radio stations are classified as either: (1) Class A radio stations, which operate unlimited time and are designed to render primary and secondary service over an extended area, or (2) Class B radio stations, which operate unlimited time and are designed to render service only over a primary service area. Class D radio stations, which operate either daytime, or unlimited time with low nighttime power, may operate on the same frequencies as clear channel radio stations. A regional channel is one on which Class B and Class D AM radio stations may operate and serve primarily a principal center of population and the rural areas contiguous to it. A local channel is one on which AM radio stations operate unlimited time and serve primarily a community and the suburban and rural areas immediately contiguous to it. A Class C AM radio station operates on a local channel and is designed to render service only over a primary service area that may be reduced as a consequence of interference.

   The minimum and maximum facilities requirements for an FM radio station are determined by its class. Possible FM class designations depend upon the geographic zone in which the transmitter of the FM radio station is located. In general, commercial FM radio stations are classified as follows, in order of increasing power and antenna height: Class A, B1, C3, B, C2, C1 or C radio stations. The FCC recently has proposed to divide Class C stations into two subclasses based on antenna height. Stations not meeting the minimum height requirement within a three-year transition period would be downgraded automatically to the new Class C0 category.

   The following table sets forth information with respect to each of our radio stations, including the radio stations we have agreed to purchase in St. Louis, Cleveland and Richmond. A broadcast station's market may be different from its community of license. "ERP" refers to the effective radiated power of an FM radio station. "HAAT" refers to the antenna height above average terrain of an FM radio station. "AI" refers to the above insulator measurement of an AM radio station. The coverage of an AM radio station is chiefly a function of the power of the radio station's transmitter, less dissipative power losses and any directional antenna adjustments. For FM radio stations, signal coverage area is chiefly a function of the ERP of the radio station's antenna and the HAAT of the radio station's antenna. The height of an AM radio station's antenna is measured by reference to AI and the height of an FM radio station's antenna is measured by reference to HAAT.

                                                               HAAT
                                                 ERP (FM)      (FM)
                                                   POWER        AI
                                                   (AM)        (AM)            EXPIRATION
                    STATION      YEAR OF    FCC     IN          IN   OPERATING DATE OF FCC
MARKET            CALL LETTERS ACQUISITION CLASS KILOWATTS    METERS FREQUENCY   LICENSE
------            ------------ ----------- ----- ---------    ------ --------- -----------
Washington, D.C.    WOL-AM        1980        C      1.0       52.1   1450 kHz 10/01/2003
                    WMMJ-FM       1987        A      2.9      146.0  102.3 MHz 10/01/2003
                    WKYS-FM       1995        B     24.0      215.0   93.9 MHz 10/01/2003
                    WYCB-AM       1998        C      1.0       50.9   1340 kHz 10/01/2003
Baltimore           WWIN-AM       1992        C      1.0       61.0   1400 kHz 10/01/2003
                    WWIN-FM       1992        A      3.0       91.0   95.9 MHz 10/01/2003
                    WOLB-AM       1993        D      1.0       85.4   1010 kHz 10/01/2003
                    WERQ-FM       1993        B     37.0      174.0   92.3 MHz 10/01/2003
Atlanta             WHTA-FM       1999       C3      7.9      175.0   97.5 MHz 04/01/2004
                    WAMJ-FM       1999       C3     25.0       98.0  107.5 MHz 04/01/2004
Philadelphia        WPHI-FM       1997        A      0.3(/1/) 305.0  103.9 MHz 08/01/2006
Detroit             WDTJ-FM       1998        B     20.0      221.0  105.9 MHz 10/01/2004
                    WCHB-AM       1998        B     25.0(/2/)  49.4   1200 kHz 10/01/2004
                    WJZZ-AM       1998        D     50.0       59.7   1210 kHz 10/01/2004
                    WWBR-FM       1998        B     50.0      152.0  102.7 MHz 10/01/2004
St. Louis           WFUN-FM       1999        A      6.0      100.0   95.5 MHz 12/01/2003
Cleveland           WERE-AM       1999        B      5.0      128.0   1300 kHz 10/01/2004
                    WENZ-FM       1999        B     16.0      272.0  107.9 MHz 10/01/2004
Richmond            WDYL-FM       1999        A      6.0(/3/) 100.0  101.1 MHz 10/01/2003
                    WKJS-FM       1999       C1    100.0      299.0  104.7 MHz 10/01/2003
                    WSOJ-FM       1999        A      4.7      113.0  100.3 MHz 10/01/2003
                    WCDX-FM       1999       B1      4.5      235.0   92.1 MHz 10/01/2003
                    WPLZ-FM       1999        A      6.0      100.0   99.3 MHz 10/01/2003
                    WJRV-FM       1999        A      2.3      162.0  105.7 MHz 10/01/2003
                    WGCV-AM       1999        C      1.0      122.0   1240 kHz 10/01/2003

--------


(1) WPHI-FM operates with facilities equivalent to 3 kW at 100 meters.

(2) On March 4, 1999, we began testing with a power of up to 50 kW day and 15 kW night.

(3)An application for a license to operate at 6 kW is pending.

   Ownership Matters. The Communications Act requires prior approval of the FCC for the assignment of a broadcast license or the transfer of control of a corporation or other entity holding a license. In determining whether to approve an assignment of a radio broadcast license or a transfer of control of a broadcast licensee, the FCC considers, among other things:

  . the financial and legal qualifications of the prospective assignee or transferee, including compliance with FCC restrictions on non-U.S. citizen or entity ownership and control;

  . compliance with FCC rules limiting the common ownership of certain "attributable" interests in broadcast and newspaper properties;

  .  the history of compliance with FCC operating rules; and

  . the "character" qualifications of the transferee or assignee and the individuals or entities holding "attributable" interests in them.

Applications to the FCC for assignments and transfers are subject to petitions to deny by interested parties.

   To obtain the FCC's prior consent to assign or transfer a broadcast license, appropriate applications must be filed with the FCC. If the application to assign or transfer the license involves a substantial change in ownership or control of the licensee, for example, the transfer of more than 50% of the voting stock, the application must be placed on public notice for a period of 30 days during which petitions to deny the application may be filed by interested parties, including members of the public. Informal objections may be filed any time up until the FCC acts upon the application. If an assignment application does not involve new parties, or if a transfer of control application does not involve a "substantial change" in ownership or control, it is a pro forma application, which is not subject to the public notice and 30-day petition to deny procedure. The pro forma application is nevertheless subject to informal objections that may be filed any time up until the FCC acts on the application. If the FCC grants an assignment or transfer application, interested parties have 30 days from public notice of the grant to seek reconsideration of that grant. The FCC usually has an additional ten days to set aside such grant on its own motion. When ruling on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer to any party other than the assignee or transferee specified in the application.

   Under the Communications Act, a broadcast license may not be granted to or held by any corporation that has more than 20% of its capital stock owned or voted by non-U.S. citizens or entities or their representatives, by foreign governments or their representatives, or by non-U.S. corporations. Furthermore, the Communications Act provides that no FCC broadcast license may be granted to or held by any corporation directly or indirectly controlled by any other corporation of which more than 25% of its capital stock is owned of record or voted by non-U.S. citizens or entities or their representatives, or foreign governments or their representatives or by non-U.S. corporations, if the FCC finds the public interest will be served by the refusal or revocation of such license. These restrictions apply in modified form to other forms of business organizations, including partnerships and limited liability companies. Thus, the licenses for Radio One's stations could be revoked if more than 25% of Radio One's outstanding capital stock is issued to or for the benefit of non-U.S. citizens.

   The FCC generally applies its other broadcast ownership limits to "attributable" interests held by an individual, corporation, partnership or other association or entity, including limited liability companies. In the case of a corporation holding broadcast licenses, the interests of officers, directors and those who, directly or indirectly have the right to vote five percent or more of the stock of a licensee corporation are generally deemed attributable interests, as are positions as an officer or director of a corporate parent of a broadcast licensee. The FCC treats all partnership interests as attributable, except for those limited partnership interests that under FCC policies are considered "insulated" from "material involvement" in the management or operation of the media-related activities of the partnership. The FCC currently treats limited liability companies like limited partnerships for purposes of attribution. Stock interests held by insurance companies, mutual funds, bank trust departments and certain other passive investors that hold stock for investment purposes only become attributable with the ownership of ten percent or more of the voting stock of the corporation holding broadcast licenses.

   To assess whether a voting stock interest in a direct or an indirect parent corporation of a broadcast licensee is attributable, the FCC uses a "multiplier" analysis in which non-controlling voting stock interests are deemed proportionally reduced at each non-controlling link in a multi-corporation ownership chain. A time brokerage agreement with another radio station in the same market creates an attributable interest in the brokered radio station as well for purposes of the FCC's local radio station ownership rules, if the agreement affects more than 15% of the brokered radio station's weekly broadcast hours.

   Debt instruments, non-voting stock, options and warrants for voting stock that have not yet been exercised, insulated limited partnership interests where the limited partner is not "materially involved" in the media-related activities of the partnership, and minority voting stock interests in corporations where there is a single holder of more than 50% of the outstanding voting stock whose vote is sufficient to affirmatively direct the affairs of the corporation, generally do not subject their holders to attribution. However, the FCC's rules also specify other exceptions to these general principles for attribution. However, the FCC is currently evaluating whether to:

  .  raise the benchmark for voting stock from five to ten percent;

  . raise the benchmark for passive investors holding voting stock from ten to twenty percent;

  .  continue the single 50% stockholder exception; and/or

  . attribute non-voting stock or perhaps only when combined with other rights such as voting shares or contractual relationships.

More recently, the FCC has solicited comment on proposed rules that would:

  . treat an otherwise non-attributable ownership equity or debt interest in a licensee as an attributable interest where the interest holder is a program supplier or the owner of a broadcast station in the same market and the equity and/or debt holding is greater than a specified benchmark and

  . in certain circumstances, treat the licensee of a broadcast station that sells advertising time of another station in the same market pursuant to a joint sales agreement as having an attributable interest in the station whose advertising is being sold.

   Communications Act and FCC rules generally restrict ownership, operation or control of, or the common holding of attributable interests in:

  . radio broadcast stations above certain limits servicing the same local market;

  . a radio broadcast station and a television broadcast station servicing the same local market; and

  . a radio broadcast station and a daily newspaper serving the same local market.

These rules include specific signal contour overlap standards to determine compliance, and the FCC defined market will not necessarily be the same market used by Arbitron or other surveys, or for purposes of the HSR Act. Under these "cross-ownership" rules, we, absent waivers, would not be permitted to own a radio broadcast station and acquire an attributable interest in any daily newspaper or television broadcast station, other than a low-powered television station, in the same market where we then owned any radio broadcast station. Our stockholders, officers or directors, absent a waiver, may not hold an attributable interest in a daily newspaper or television broadcast station in those same markets.

   The FCC is currently reviewing the ban on common ownership of a radio station and a daily newspaper in the same market. The FCC's rules provide for the liberal grant of a waiver of the rule prohibiting common ownership of radio and television stations in the same geographic market in the top 25 television markets if certain conditions are satisfied, and the FCC will consider waivers in other markets under more restrictive standards. The FCC is reviewing its ban on the common ownership of a radio station and a television station or newspaper including extending the policy of liberal waivers of common ownership of radio and television stations to the top 50 television markets.

   Although current FCC nationwide radio broadcast ownership rules allow one entity to own, control or hold attributable interests in an unlimited number of FM radio stations and AM radio stations nationwide, the Communications Act and the FCC's rules limit the number of radio broadcast stations in local markets in which a single entity may own an attributable interest as follows:

  . In a radio market with 45 or more commercial radio stations, a party may own, operate or control up to eight commercial radio stations, not more than five of which are in the same service (AM or FM).

  . In a radio market with between 30 and 44 (inclusive) commercial radio stations, a party may own, operate or control up to seven commercial radio stations, not more than four of which are in the same service (AM or FM).

  . In a radio market with between 15 and 29 (inclusive) commercial radio stations, a party may own, operate or control up to six commercial radio stations, not more than four of which are in the same service (AM or FM).

  . In a radio market with 14 or fewer commercial radio stations, a party may own, operate or control up to five commercial radio stations, not more than three of which are in the same service (AM or FM), except that a party may not own, operate, or control more than 50 percent of the radio stations in such market.

   The FCC is currently reviewing the effect of local market ownership limitations on competition and diversity in the broadcast industry to determine if a recommendation to repeal or modify the rules should be made to Congress. The FCC staff has also notified the public of its intention to review transactions that comply with numerical ownership limits but that might involve undue concentration of market share.

   Because of these multiple and cross-ownership rules, if a stockholder, officer or director of Radio One holds an "attributable" interest in Radio One, such stockholder, officer or director may violate the FCC's rules if such person or entity also holds or acquires an attributable interest in other television, radio stations or daily newspapers, depending on their number and location. If an attributable stockholder, officer or director of Radio One violates any of these ownership rules, we may be unable to obtain from the FCC one or more authorizations needed to conduct our radio station business and may be unable to obtain FCC consents for certain future acquisitions. As long as one person or entity holds more than 50% of the voting power of the common stock of Radio One where the vote of such person or entity is sufficient to affirmatively direct the affairs of Radio One, another stockholder, unless serving as an officer and/or director, generally would not hold an attributable interest in Radio One. However, as described above, the FCC is currently evaluating whether to continue the exception for a single majority stockholder of more than 50% of a licensee's voting stock. As of March 31, 1999, no single stockholder held more than 50% of the total voting power of our common stock.

   Under its "cross-interest" policy, the FCC considers "meaningful" relationships among competing media outlets that serve "substantially the same area," even if the ownership rules do not specifically prohibit the relationship. Under this policy, the FCC may consider whether to prohibit one party from holding an attributable interest and a substantial non-attributable interest (including non-voting stock, limited partnership and limited liability company interests) in a media outlet in the same market, or from entering into a joint venture or having common key employees with competitors. The cross-interest policy does not necessarily prohibit all of these interests, but requires that the FCC consider whether, in a particular market, the "meaningful" relationships between competitors could have a significant adverse effect upon economic competition and program diversity. In a rule making proceeding concerning the attribution rules, the FCC has sought comment on, among other things, (1) whether the cross-interest policy should be applied only in smaller markets, and (2) whether non-equity financial relationships, such as debt, when combined with multiple business relationships, such as local marketing agreements or joint sales arrangements, raise concerns under the cross-interest policy.

   Programming and Operations. The Communications Act requires broadcasters to serve the "public interest." Since the late 1980s, the FCC has relaxed or eliminated many of the more formalized procedures it developed to promote the broadcast of certain types of programming responsive to the needs of a radio station's community of license. Nevertheless, a broadcast licensee continues to be required to present programming in response to community problems, needs and interests and to maintain certain records demonstrating its responsiveness. The FCC will consider complaints from listeners about a broadcast station's programming when it evaluates the licensee's renewal application, but listeners' complaints also may be filed and considered at any time. Stations also must pay regulatory and application fees, and follow various FCC rules that regulate, among other things, political advertising, the broadcast of obscene or indecent programming, sponsorship identification, the broadcast of contests and lotteries and technical operation.

   The FCC has always required that licensees not discriminate in hiring practices, develop and implement programs designed to promote equal employment opportunities and submit reports to the FCC on these matters annually and in connection with each license renewal application. The FCC's employment rules, as they related to outreach efforts for recruitment of minorities, however, were recently struck down as unconstitutional by the U.S. Court of Appeals for the D.C. Circuit. The FCC has proposed revising the rules to adopt outreach efforts that are constitutional.

   The FCC rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another radio station in the same broadcast service (that is, AM/AM or FM/FM). The simulcasting restriction applies if the licensee owns both radio broadcast stations or owns one and programs the other through a local marketing agreement, provided that the contours of the radio stations overlap in a certain manner.

   From time to time, complaints may be filed against Radio One's radio stations alleging violations of these or other rules. In addition, the FCC recently has proposed to establish a system of random audits to ensure and verify licensee compliance with FCC rules and regulations. Failure to observe these or other rules and policies can result in the imposition of various sanctions, including fines or conditions, the grant of "short" (less than the maximum eight year) renewal terms or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

   Local Marketing Agreements. Often radio stations enter into LMAs or time brokerage agreements. These agreements take various forms. Separately owned and licensed radio stations may agree to function cooperatively in programming, advertising sales and other matters, subject to compliance with the antitrust laws and the FCC's rules and policies, including the requirement that the licensee of each radio station maintain independent control over the programming and other operations of its own radio station. One type of time brokerage agreement is a programming agreement between two separately owned radio stations that serve a common service area whereby the licensee of one radio station programs substantial portions of the broadcast day of the other licensee's radio station, subject to ultimate control by the radio station licensee, and sells advertising time during these program segments. The FCC has held that such agreements do not violate the Communications Act as long as the licensee of the radio broadcast station that is being substantially programmed by another entity (1) remains ultimately responsible for, and maintains control over, the operation of its radio station, and (2) otherwise ensures the radio station's compliance with applicable FCC rules and policies.

   A radio broadcast station that brokers time on another radio broadcast station or enters into a time brokerage agreement with a radio broadcast station in the same market will be considered to have an attributable ownership interest in the brokered radio station for purposes of the FCC's local ownership rules if the time brokerage arrangement covers more than 15% of the brokered station's weekly broadcast hours. As a result, a radio broadcast station may not enter into a time brokerage agreement that allows it to program more than 15% of the broadcast time, on a weekly basis, of another local radio broadcast station that it could not own under the FCC's local multiple ownership rules. The FCC is considering whether it should treat as attributable multiple business arrangements among local radio stations such as a joint sales arrangement accompanied by debt financing. Also, as described above, FCC rules prohibit a radio broadcast station from simulcasting more than 25% of its programming on another radio broadcast station in the same broadcast service (that is, AM/AM or FM/FM) where the two radio stations serve substantially the same geographic area, whether the licensee owns both radio stations or owns one radio station and programs the other through a time brokerage agreement. Thus far, the FCC has not considered what relevance, if any, a time brokerage agreement may have upon its evaluation of a licensee's performance at renewal time.

   Joint Sales Agreements. Over the past few years, a number of radio stations have entered into cooperative arrangements commonly known as joint sales agreements or JSAs. While these agreements may take varying forms, under the typical JSA, a station licensee obtains, for a fee, the right to sell substantially all of the commercial advertising on a separately-owned and licensed station in the same market. The typical JSA also customarily involves the provision by the selling party of certain sales, accounting and services to the station whose advertising is being sold. The typical JSA is distinct from a local marketing agreement in that a JSA normally does not involve programming.

   The FCC has determined that issues of joint advertising sales should be left to enforcement by antitrust authorities, and therefore does not generally regulate joint sales practices between stations. Currently, stations for which another licensee sells time under a JSA are not deemed by the FCC to be an attributable interest of that licensee. However, in connection with its ongoing rulemaking proceedings concerning the attribution rules, the FCC is considering whether JSAs should be considered attributable interests or within the scope of the FCC's cross-interest policy, particularly when JSAs contain provisions for the supply of programming services and/or other elements typically associated with local marketing agreements.

   RF Radiation. In 1985, the FCC adopted rules based on a 1982 American National Standards Institute ("ANSI") standard regarding human exposure to levels of radio frequency ("RF") radiation. These rules require applicants for renewal of broadcast licenses or modification of existing licenses to inform the FCC at the time of filing such applications whether an existing broadcast facility would expose people to RF radiation in excess of certain limits. In 1992, ANSI adopted a new standard for RF exposure that, in some respects, was more restrictive in the amount of environmental RF exposure permitted. The FCC has since adopted more restrictive radiation limits which became effective October 15, 1997, and which are based in part on the revised ANSI standard.

   Digital Audio Radio Service. The FCC allocated spectrum to a new technology, digital audio radio service ("DARS"), to deliver satellite-based audio programming to a national or regional audience and issued regulations for a DARS service in early 1997. DARS may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats with compact disc quality sound to local and national audiences. The nationwide reach of satellite DARS could allow niche programming aimed at diverse communities that Radio One is targeting. It is not known at this time whether this technology also may be used in the future by existing radio broadcast stations either on existing or alternate broadcasting frequencies. Two companies that hold licenses for authority to offer multiple channels of digital, satellite-delivered S-Band aural services could compete with conventional terrestrial radio broadcasting. The licensees will be permitted to sell advertising and lease channels in these media. The FCC's rules require that these licensees launch and begin operating at least one space station by 2001 and be fully operational by 2003.

   The FCC has established a new Wireless Communications Service ("WCS") in the 2305-2320 and 2345-2360 MHz bands (the "WCS Spectrum") and awarded licenses. Licensees are generally permitted to provide any fixed, mobile, radio location services, or digital satellite radio service using the WCS Spectrum. Implementation of DARS would provide an additional audio programming service that could compete with Radio One's radio stations for listeners, but the effect upon Radio One cannot be predicted.

   These satellite radio services use technology that may permit higher sound quality than is possible with conventional AM and FM terrestrial radio broadcasting.

   Low Power Radio Broadcast Service. The FCC recently adopted a Notice of Proposed Rulemaking seeking public comment on a proposal to establish two classes of a low power radio service both of which would operate in the existing FM radio band: a primary class with a maximum operating power of 1 kW and a secondary class with a maximum power of 100 watts. These proposed low power radio stations would have limited service areas of 8.8 miles and 3.5 miles, respectively. The FCC also has sought public comment on the advisability of establishing a very low power secondary "microbroadcasting" service with a maximum power limit of one to ten watts. These "microradio" stations would have a service radius of only one to two miles. The service would target "niche markets" and be possibly supported by advertising revenue. Existing licensees, like Radio One, would be prohibited from owning or having a relationship with these new stations. Implementation of a low power radio service or microbroadcasting would provide an additional audio programming service that could compete with Radio One's radio stations for listeners, but the effect upon Radio One cannot be predicted.

Subsidiaries and Related Entities

   Radio One has title to most of the assets used in the operations of our radio stations. The FCC licenses for the radio stations in all cases are or will be held by direct or indirect wholly-owned subsidiaries of Radio One. In the case of all of the Baltimore stations, three of the Washington, D.C. stations, the Philadelphia station, the St. Louis station, the Cleveland stations and the Richmond stations, the FCC licenses are or will be held by Radio One Licenses, Inc., a Delaware corporation and a wholly-owned Restricted Subsidiary of Radio One. Radio One Licenses, Inc. holds no other material assets. WYCB Acquisition Corporation, a Delaware corporation and a wholly-owned Unrestricted Subsidiary, holds title to all of the outstanding capital stock of BHI, a District of Columbia corporation and an Unrestricted Subsidiary. The FCC licenses for WYCB-AM are held by BHI which also holds the assets used in the operation of that station. Bell Broadcasting, a Michigan corporation and a wholly-owned Restricted Subsidiary, holds the assets used in the operation of WCHB-AM, WDTJ-FM and WJZZ-AM. Bell Broadcasting holds title to all of the outstanding capital stock of Radio One of Detroit, Inc., a Delaware corporation and a Restricted Subsidiary. The FCC licenses for WCHB-AM, WDTJ-FM and WJZZ-AM are held by Radio One of Detroit, Inc. Radio One of Detroit, Inc. holds no other material assets.

   Allur-Detroit, a Delaware corporation and a wholly-owned Restricted Subsidiary, holds the assets used in the operation of station WWBR-FM. Allur-Detroit holds title to all of the outstanding capital stock of Allur Licenses, Inc., a Delaware corporation and a Restricted Subsidiary. The FCC licenses for WWBR-FM are held by Allur Licenses, Inc. Allur Licenses, Inc. holds no other material assets.

   ROA, a Delaware corporation and a wholly-owned Restricted Subsidiary, holds the assets used in the operation of station WHTA-FM and some assets used in the operation of station WAMJ-FM. ROA holds title to all of the outstanding capital stock of ROA Licenses, Inc., a Delaware corporation and a Restricted Subsidiary. The FCC licenses for WHTA-FM are held by ROA Licenses, Inc. ROA Licenses, Inc. holds no other material assets. Dogwood, a Delaware corporation and a wholly-owned Restricted Subsidiary, owns some of the assets used in the operation of station WAMJ-FM and all of the outstanding capital stock of Dogwood

Licenses, Inc., a Delaware corporation and a Restricted Subsidiary. The FCC licenses for WAMJ-FM are held by Dogwood Licenses, Inc. Dogwood Licenses, Inc., holds no other material assets.

EMPLOYEES

   As of March 31, 1999, we employed approximately 450 people. Our employees are not unionized. We have not experienced any work stoppages and believe relations with our employees are satisfactory. Each radio station has its own on-air personalities and clerical staff. However, in an effort to control broadcast and corporate expenses, we centralize certain radio station functions by market location. For example, in each of our markets we employ one General Manager who is responsible for all of our radio stations located in such market and our Vice President of Programming oversees programming for all of our urban-oriented FM radio stations.

LEGAL PROCEEDINGS

   We are involved from time to time in various routine legal and administrative proceedings and threatened legal and administrative proceedings incidental to the ordinary course of our business. We believe the resolution of such matters will not have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

Directors, Executive Officers and Other Significant Personnel

   The names, ages and positions of the directors, executive officers and other significant personnel of Radio One are set forth in the table below. All directors serve for the term for which they are elected or until their successors are duly elected and qualified or until death, retirement, resignation or removal.

                            Age as of
          Name            March 31, 1999                          Position
------------------------  -------------- -----------------------------------------------------------
Catherine L. Hughes.....        51       Chairperson of the Board of Directors and Secretary
Alfred C. Liggins, III..        34       Chief Executive Officer, President, Treasurer, and Director
Scott R. Royster........        34       Executive Vice President and Chief Financial Officer
Mary Catherine Sneed....        47       Chief Operating Officer
Linda J. Eckard.........        41       General Counsel
Steve Hegwood...........        37       Vice President of Programming
Leslie J. Hartmann......        37       Corporate Controller
Terry L. Jones..........        52       Director
Brian W. McNeill........        43       Director
Larry D. Marcus.........        50       Director

   Ms. Hughes has been Chairperson of the board of directors and Secretary of Radio One since 1980, and was Chief Executive Officer of Radio One from 1980 to 1997. She was one of the founders of Radio One's predecessor company in 1980. Since 1980, Ms. Hughes has worked in various capacities for Radio One including President, General Manager, General Sales Manager and talk show host. She began her career in radio as General Sales Manager of WHUR-FM, the Howard University-owned, urban-contemporary radio station. Ms. Hughes is also the mother of Mr. Liggins, Radio One's Chief Executive Officer, President, Treasurer and director.

   Mr. Liggins has been Chief Executive Officer since 1997, and President, Treasurer and a director of Radio One since 1989. Mr. Liggins joined Radio One in 1985 as an Account Manager at WOL-AM. In 1987, he was promoted to General Sales Manager and promoted again in 1988 to General Manager overseeing Radio One's Washington, D.C. operations. After becoming President, Mr. Liggins engineered Radio One's expansion into other markets. Mr. Liggins is a graduate of the Wharton School of Business/Executive M.B.A. Program. Mr. Liggins is the son of Ms. Hughes, Radio One's Chairperson and Secretary.

   Mr. Royster has been Executive Vice President of Radio One since 1997 and Chief Financial Officer of Radio One since 1996. Prior to joining Radio One, he served as an independent consultant to Radio One. From 1995 to 1996, Mr. Royster was a principal at TSG Capital Group, LLC, a private equity investment firm located in Stamford, Connecticut, which has been an investor in Radio One since 1987. Mr. Royster has also served as an associate and later a principal at Capital Resource Partners from 1992 to 1995, a private capital investment firm in Boston, Massachusetts. Mr. Royster is a graduate of Duke University and Harvard Business School.

   Ms. Sneed has been Radio One's Chief Operating Officer since January 1998 and General Manager of ROA since 1995. Prior to joining Radio One, she held various positions with Summit Broadcasting including Executive Vice President of the Radio Division, and Vice President of Operations from 1992 to 1995. Ms. Sneed is a graduate of Auburn University.

   Ms. Eckard has been General Counsel of Radio One since January 1998. Prior to joining Radio One as General Counsel, Ms. Eckard represented Radio One as outside counsel from July 1995 until assuming her current position. Ms. Eckard was a partner in the Washington, D.C. office of Davis Wright Tremaine LLP, a from August 1997 to December 1997. Her practice focused on transactions and FCC regulatory matters. Prior to joining Davis Wright Tremaine LLP, Ms. Eckard was a shareholder of Roberts & Eckard, P.C., a firm that she co-founded in April 1992. Ms. Eckard is a graduate of Gettysburg College, the National Law Center at George Washington University and the University of Glasgow. Ms. Eckard is admitted to the District of Columbia Bar and the Bar of the United States Supreme Court.

   Mr. Hegwood has been the Vice President of Programming for Radio One and Program Director of WKYS-FM since 1995. From 1990 to 1995, Mr. Hegwood was Program Director of WJLB-FM in Detroit, Michigan.

   Ms. Hartmann has been Controller of Radio One since 1997. Prior to joining Radio One, she served as Vice President and Market Controller for Bonneville International Corporation in Phoenix, Arizona from 1991 to 1997. Ms. Hartmann is a graduate of the University of California and has an M.B.A. degree from the University of Phoenix.

   Mr. Jones has been a director of Radio One since 1995. Since 1990, Mr. Jones has been President of Syndicated Communications, Inc. ("Syncom I"), a communications venture capital investment company, and its wholly owned subsidiary, Syncom. He joined Syncom I in 1978 as a Vice President. Mr. Jones serves in various capacities, including director, president, general partner and vice president, for various other entities affiliated with Syncom I. He also serves on the board of directors of the National Association of Investment Companies, Delta Capital Corporation, Sun Delta Capital Access Center and the Southern African Enterprise Development Fund. Mr. Jones earned his B.S. degree from Trinity College, his M.S. from George Washington University and his M.B.A. from Harvard Business School.

   Mr. McNeill has been a director of Radio One since 1995. Since 1986, Mr. McNeill has been a General Partner of Burr, Egan, Deleage & Co., a major private equity firm which specializes in investments in the communications and technology industries. He has served as a director in many private radio and television broadcasting companies such as Tichenor Media Systems, OmniAmerica Group, Panache Broadcasting and Shockley Communications. From 1979 to 1986, he worked at the Bank of Boston where he started and managed that institution's broadcast lending group. Mr. McNeill is a graduate of Holy Cross College and earned an M.B.A. from the Amos Tuck School at Dartmouth College.

   Mr. Marcus is expected to become a director of Radio One in April 1999. Mr. Marcus is currently President of Peak Media L.L.C., which is the sole management member of Peak Media Holdings L.L.C., the owner of a television station in Johnstown, Pennsylvania, and the operator under a time brokerage agreement of a television station in Altoona, Pennsylvania. He is also an officer and director of Better Communications, Inc., a general partner of the owner of two television stations in Indiana. In 1989, Mr. Marcus became the Chief Financial Officer of River City Broadcasting, licensee of ten television stations and thirty-four radio stations located in medium to large markets. River City Broadcasting was sold to Sinclair Broadcasting in 1996. Mr. Marcus is also a director of Citation Computer Systems, Inc., a publicly traded NASDAQ company. Mr. Marcus is a graduate of City College of New York.

COMMITTEES OF THE BOARD OF DIRECTORS

   The board of directors has formed an Audit Committee and a Compensation Committee whose members are Mr. Jones and Mr. McNeill, neither of whom is an employee of Radio One.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

 Compensation of Directors

   Our non-officer directors are reimbursed for all out-of-pocket expenses related to meetings attended. Non-officer directors receive no additional compensation for their services as directors. Our officers who serve as directors do not receive compensation for their services as directors other than the compensation they receive as officers of Radio One.

 Compensation of Executive Officers

   The following information relates to compensation of our Chief Executive Officer and each of our most highly compensated executive officers (the "Named Executives") for the fiscal years ended December 31, 1998, 1997 and 1996 (as applicable):

                           Summary Compensation Table

                                        Annual Compensation
                                       ---------------------------  All Other
Name and Principal Positions           Year  Salary        Bonus   Compensation
----------------------------           ----  ------        -----   ------------
Catherine L. Hughes................... 1998 $225,000      $100,000    $3,232
 Chairperson of the Board of Directors
  and Secretary                        1997  193,269        50,000     3,050
                                       1996  150,000        31,447    18,321
Alfred C. Liggins, III................ 1998  225,000       100,000     3,567
 Chief Executive Officer, President,   1997  193,269        50,000     3,125
 Treasurer and Director                1996  150,000           --     19,486
Scott R. Royster...................... 1998  165,000        50,000       n/a
 Executive Vice President and Chief
  Financial Officer                    1997  148,077        25,000       n/a
                                       1996   55,577(/1/)      --        n/a
Mary Catherine Sneed.................. 1998  200,000        50,000       n/a
 Chief Operating Officer
Linda J. Eckard....................... 1998  150,000        25,000       n/a
 General Counsel

--------
(1) Mr. Royster provided consulting services for Radio One in July 1996 and joined Radio One as an employee in August 1996. Disclosed compensation represents consulting fees received by Mr. Royster and the portion of his $125,000 annual salary paid during 1996.

Employment Agreements

   Ms. Catherine L. Hughes Employment Agreement. We anticipate entering into a three-year employment agreement with Ms. Hughes pursuant to which Ms. Hughes will continue to serve as Radio One's Chairperson of the board of directors. Ms. Hughes will receive an annual base salary of $250,000 effective January 1, 1999, subject to an annual increase of not less than 5%, and an annual cash bonus at the discretion of the board of directors. We could incur severance obligations under the expected terms of the employment agreement in the event that Ms. Hughes's employment is terminated.

   Mr. Alfred C. Liggins, III Employment Agreement. We anticipate entering into a three-year employment agreement with Mr. Liggins pursuant to which Mr. Liggins will continue to serve as Radio One's Chief Executive Officer and President. Mr. Liggins will receive an annual base salary of $300,000 effective January 1, 1999, subject to an annual increase of not less than 5%, and an annual cash bonus at the discretion of the board of directors. Radio One could incur severance obligations under the expected terms of the employment agreement in the event that Mr. Liggins's employment is terminated.

   Mr. Scott R. Royster Employment Agreement. We anticipate entering into a three-year employment agreement with Mr. Royster pursuant to which Mr. Royster will continue to serve as our Chief Financial Officer and Executive Vice President. Under the expected terms of the employment agreement Mr. Royster will receive an annual base salary of $200,000 effective January 1, 1999, subject to an annual increase of not less than 5%, an annual cash bonus at the discretion of the board of directors, and a one-time cash bonus of $60,000, payable upon completion of an equity financing which results in gross proceeds to us of at least $50 million. Mr. Royster has also received a one-time restricted stock award of 51,194 shares of our class C common stock and an
option to purchase      shares of our class A common stock at an exercise price
of      per share (subject to certain adjustments). Twenty-five percent of the stock granted pursuant to the stock award vested on the date of grant; the remaining stock will vest in equal increments every six months beginning December 31, 1999 and ending December 31, 2001. The options will vest in equal one-sixth increments during the term of the employment agreement. We could incur severance obligations under the expected terms of the employment agreement in the event that Mr. Royster's employment is terminated.

   Ms. Mary Catherine Sneed Employment Agreement. We are party to an employment agreement with Ms. Sneed pursuant to which she was hired to serve as Radio One's Chief Operating Officer. The employment agreement provides that Ms. Sneed will receive an annual base salary of $220,000 and an annual cash bonus of up to $50,000, contingent upon the satisfaction of certain performance criteria. We could incur certain severance obligations under the employment agreement in the event that Ms. Sneed's employment is terminated. If, during the term of the employment agreement, we terminate Ms. Sneed's employment without just cause or following a change of control of Radio One, Ms. Sneed will continue to receive her base salary for a period of twelve months, during the first six months of which she will be subject to certain non-compete restrictions.

   Ms. Linda J. Eckard Employment Agreement. We anticipate entering into an employment agreement with Ms. Eckard pursuant to which Ms. Eckard will continue to serve as our General Counsel. Under the expected terms of the employment agreement, Ms. Eckard will receive an annual base salary of $175,000 effective January 1, 1999, subject to an annual increase of not less than 5%, an annual cash bonus at the discretion of the board of directors, and a one-time cash bonus of $ , payable upon completion of an equity financing which results in gross proceeds to us of at least $50 million. Ms. Eckard will also receive an
option to purchase     shares of our class A common stock at an exercise price
of    per share (subject to certain adjustments). We could incur severance obligations under the expected terms of the employment agreement in the event that Ms. Eckard's employment is terminated.

401(k) Plan

   We adopted a defined contribution 401(k) savings and retirement plan effective August 1, 1994. Employees are eligible to participate after completing 90 days of service and attaining age 21. Participants may contribute up to 15% of their gross compensation subject to certain limitations.

Stock Option Plan

   On March 10, 1999, we adopted an option plan designed to provide incentives relating to equity ownership to present and future executive, managerial and other key employees, directors and consultants of Radio One and our subsidiaries as may be selected in the sole discretion of the board of directors. The option plan provides for the granting to participants of stock options and restricted stock grants as the Compensation Committee of the board of directors, or such other committee of the board of directors as the board of directors may designate (the "Committee") deems to be consistent with the purposes of the option plan. An aggregate of 1,408,100 shares of common stock have been reserved for issuance under the option plan. The option plan affords Radio One latitude in tailoring incentive compensation for the retention of key personnel, to support corporate and business objectives, and to anticipate and respond to a changing business environment and competitive compensation practices.

   The Committee has exclusive discretion to select the participants, to determine the type, size and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the option plan. The option plan terminates ten years from the date that the option plan was approved and adopted by the stockholders of Radio One. Generally, a participant's rights and interest under the option plan are not transferable except by will or by the laws of descent and distribution.

   Options, which include non-qualified stock options and incentive stock options, are rights to purchase a specified number of shares of common stock at a price fixed by the Committee. The option price may be less than, equal to or greater than the fair market value of the underlying shares of common stock, but in no event will the exercise price of an incentive stock option be less than the fair market value on the date of grant. Options will expire not later than ten years after the date on which they are granted. Options will become exercisable at such times and in such installments as the Committee shall determine. Upon termination of a participant's employment with Radio One, options that are not exercisable will be forfeited immediately and Options that are exercisable will be forfeited on the thirtieth day following such termination unless exercised by the participant. Payment of the option price must be made in full at the time of exercise in such form (including, but not limited to, cash or common stock of Radio One) as the Committee may determine.

   Grants are awards of restricted common stock at no cost to participants and are generally subject to vesting provisions as determined by the Committee. Upon termination of a participant's employment with Radio One, grants that are not vested will be forfeited immediately.

   In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of Radio One, the Committee will make any adjustments it deems appropriate in the number and kind of shares reserved for issuance upon the exercise of options and vesting of grants under the option plan and in the exercise price of outstanding options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MABLETON OPTION

   Mr. Liggins, the Chief Executive Officer and President of Radio One, has a right, which he obtained in 1995, (the "Mableton Option") to acquire an interest in a construction permit for an FM radio station licensed to Mableton, Georgia (the "Mableton Station") which is in the Atlanta MSA. Mr. Liggins and the principals of Syncom, Herbert P. Wilkins, Terry L. Jones and Duane McKnight, have reached an agreement in principle to provide initial funding to satisfy the requirements of the Mableton Option. Terry L. Jones is also a member of Radio One's board of directors. Mr. Liggins has also proposed that Radio One, most likely through ROA, enter into an LMA with respect to the Mableton Station, or otherwise participate in the operations and financing of the Mableton Station. Any such arrangement will be on terms at least as favorable to Radio One as any such transaction with an unaffiliated third party.

OFFICE LEASE

   We lease office space located at 100 St. Paul Street, Baltimore, Maryland from Chalrep Limited Partnership, a limited partnership controlled by Ms. Hughes and Mr. Liggins. The annual rent for the office space is $152,400. We believe that the terms of this lease are not materially different than if the agreement were with an unaffiliated third party.

MR. LIGGINS' LOAN

   We have extended an unsecured loan to Mr. Liggins in the amount of $380,000, which bears interest at an annual rate of 5.56% and is evidenced by a demand promissory note dated as of June 30, 1998. As of March 1, 1999, the aggregate outstanding principal and interest amount on this loan was $386,386. The purpose of the loan was to repay a loan that Mr. Liggins obtained from NationsBank, Texas, N.A. in 1997 to purchase an additional interest in Radio One.

MUSIC ONE, INC.

   Ms. Hughes and Mr. Liggins own a music company called Music One, Inc. We sometimes engage in promoting the recorded music product of Music One, Inc. We estimate that the dollar value of such promotion is nominal.

ALLUR-DETROIT

   Allur-Detroit leases the transmitter site for WWBR-FM from American Signalling Corporation for approximately $72,000 per year. American Signalling Corporation is a wholly-owned subsidiary of Syncom Venture Partners. We believe that the terms of this lease are not materially different than if the agreement were with an unaffiliated third party.

XM SATELLITE, INC.

   Radio One and XM Satellite Radio, Inc. have entered into a Programming Partner Agreement whereby we will provide programming to XM Satellite Radio, Inc. for distribution over satellite-delivered channels. Worldspace, Inc. holds 20% of the stock of XM Satellite Radio, Inc. Syncom Venture Partners owns approximately 1.25% of the stock of Worldspace, Inc. Terry L. Jones, a director of Radio One, is also a director of Worldspace, Inc.

RADIO ONE OF ATLANTA, INC.

   On March 30, 1999, we acquired all of the outstanding capital stock of ROA. ROA's stockholders included Alta Subordinated Debt Partners III, L.P. ("Alta"), Syncom Venture Partners, and Alfred C. Liggins, III. Mr. Brian W. McNeill, a general partner of Alta, is also a member of Radio One's board of directors. In addition to holding shares of Radio One's existing preferred stock prior to the offering, Alta will hold approximately 13.0% of the class A common stock after completion of the offering. Terry L. Jones, a general partner of the general partner of Syncom Venture Partners, is also a member of Radio One's board of directors and is the President of Syncom and Syncom I. In addition to holding shares of Radio One's existing preferred stock prior to the offering, Syncom is one of the selling stockholders and will hold approximately 9.1% of the class A common stock after completion of this offering.

   Radio One issued approximately 3.3 million shares of common stock in exchange for the outstanding capital stock of ROA. Alta, Syncom Venture Partners and Mr. Liggins received a majority of such shares in exchange for their shares in ROA. In connection with this transaction, Mr. Liggins was paid a fee of approximately $1.2 million for arranging the acquisition. Also, as part of this transaction, Radio One assumed and retired debt and accrued interest of approximately $16.3 million of ROA and Dogwood. Of this amount, approximately $12.0 million was paid to Allied Capital Corporation, which is one of the selling stockholders, approximately $1.3 million was paid to Syncom Venture Partners, and approximately $2.0 million was paid to Alta.

   The board of directors authorized the formation of an ad-hoc committee to oversee the valuation of ROA. The ad-hoc committee members are Catherine L. Hughes of Radio One, Sanford Anstey of BancBoston Investments, Inc. and Dean Pickerell of Medallion Capital, Inc. (formerly Capital Dimensions Venture Fund, Inc.). The committee is comprised of members of the board of directors of, and investors in, Radio One that do not have an interest in ROA.

   The ad-hoc committee recommended approval of the acquisition of ROA based upon its determination that the acquisition was fair to Radio One and its stockholders.

MS. SNEED'S LOAN

   ROA has extended an unsecured loan to Mary Catherine Sneed, Chief Operating Officer of Radio One, in the original amount of $262,539, which bears interest at an annual rate of 5.56% and is evidenced by two demand promissory notes. As of March 30, 1999, the aggregate outstanding principal and interest amount on this loan was $263,394. The purpose of this loan was to pay Ms. Sneed's tax liability with respect to incentive stock grants of ROA stock received by Ms. Sneed.

                           SELLING STOCKHOLDERS

   The following table sets forth with respect to each of the selling stockholders (1) the number of shares of class A common stock held by that selling stockholder prior to the offering, (2) the number of shares of class A common stock to be sold by that selling stockholder in the offering, (3) the amount of class A common stock that the selling stockholder will hold after completion of the offering, and (4) the percentage of the outstanding class A common stock that the selling stockholder will hold after completion of the offering, without giving effect to the exercise of the underwriters' over-allotment option.

                                                              NUMBER  OF       PERCENTAGE
                         NUMBER OF SHARES NUMBER OF SHARES SHARES OF CLASS     OF CLASS A
                            OF CLASS A       OF CLASS A        A COMMON          COMMON
                              COMMON           COMMON      STOCK HELD AFTER STOCK HELD AFTER
        NAME OF          STOCK HELD PRIOR STOCK TO BE SOLD  COMPLETION OF    COMPLETION OF
  SELLING STOCKHOLDER    TO THE OFFERING  IN THE OFFERING    THE OFFERING     THE OFFERING
------------------------ ---------------- ---------------- ---------------- ----------------
BancBoston Investments,
 Inc....................      633,563          243,243          390,320            3.6%
Fulcrum Venture Capital
 Corporation ...........      490,815          270,274          220,541            2.0
Opportunity Capital
 Corporation ...........      194,942           97,471           97,471            0.9
Syncom Capital
 Corporation ...........    1,135,696          135,135        1,000,561            9.1
Syndicated
 Communications Venture
 Partners ..............      786,589          629,271          157,318            1.4
Allied Capital
 Corporation ...........      187,470          187,470              --             --
Allied Investment
 Corporation............      281,206          281,206              --             --
                            ---------        ---------        ---------           ----
  Total.................    3,710,281        1,844,070        1,866,211           17.0%
                            =========        =========        =========           ====

   Terry L. Jones, the President of Syncom and a general partner of the general partner of Syncom Venture Partners, is also a member of our board of directors. In connection with our acquisition of ROA, we assumed and retired approximately $1.3 million of debt owed by ROA to Syncom Venture Partners.

   In connection with our acquisition of ROA, we assumed and retired approximately $12.0 million of debt owed by ROA to Allied Capital Corporation and Allied Investment Corporation.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our common stock after giving effect to this offering, but without giving effect to the exercise of the underwriters' over-allotment option, by:
(1) each person (or group of affiliated persons) known by us to be the beneficial owner of more than five percent of any class of common stock; (2) each Named Executive; (3) each of our directors; (4) the selling stockholders;
(5) all of our directors and officers as a group. The number of shares of each class of common stock excludes the shares of any other class of common stock issuable upon conversion of that class of common stock. Unless otherwise indicated in the footnotes below, each stockholder possesses sole voting and investment power with respect to the shares listed.

                                               Common Stock
                         -------------------------------------------------------- Percent  Percent
                              Class A            Class B            Class C          of      of
                         ------------------ ------------------ ------------------  Total    Total
        Name of           Number   Percent   Number   Percent   Number   Percent  Economic Voting
    Beneficial Owner     of Shares of Class of Shares of Class of Shares of Class Interest  Power
------------------------ --------- -------- --------- -------- --------- -------- -------- -------
Catherine L.
 Hughes(/1/)............       --     -- %    851,536   29.6%  1,704,740   53.4%    15.0%   22.3%
 c/o Radio One,
 5900 Princess Garden
 Parkway,
 8th Floor,
 Lanham, Maryland 20706
Alfred C. Liggins,
 III(/1/)(/4/)..........    33,040    0.3   2,010,308   70.0   1,419,646   44.4     20.3    49.9
 c/o Radio One,
 5900 Princess Garden
 Parkway,
 8th Floor,
 Lanham, Maryland 20706
Scott R. Royster........       --     --          --     --       49,191    1.5      0.3     --
 c/o Radio One,
 5900 Princess Garden
 Parkway,
 8th Floor,
 Lanham, Maryland 20706
Mary Catherine Sneed....   229,422    2.1         --     --          --     --       1.3     0.6
 c/o Radio One,
 5900 Princess Garden
 Parkway,
 8th Floor,
 Lanham, Maryland 20706
Terry L. Jones(/2/)..... 1,157,879   10.5         --     --          --     --       6.8     2.9
 c/o Syncom Capital
 Corporation,
 8401 Colesville Road,
 Suite 300,
 Silver Spring, MD 20910
Brian W. McNeill(/3/)... 1,419,795   13.0         --     --          --     --       8.3     3.6
 c/o Burr, Egan, Deleage
 & Co.,
 One Post Office Square,
 Boston, MA 02109
Alta Subordinated Debt
 Partners III,
 L.P.(/4/).............. 1,419,795   13.0         --     --          --     --       8.3     3.6
 c/o Burr, Egan, Deleage
 & Co.,
 One Post Office Square,
 Boston, MA 02109
Alliance Enterprise
 Corporation(/4/).......   587,971    5.4         --     --          --     --       3.5     1.5
 12655 N. Central
 Expressway,
 Suite 710,
 Dallas, TX 75243
BancBoston Investments,
 Inc.(/4/)..............   390,320    3.6         --     --          --     --       2.3     0.9
 100 Federal Street,
 32nd Floor,
 Boston, MA 02110
Medallion Capital,
 Inc.(/4/)..............   479,181    4.4         --     --          --     --       2.8     1.2
 7831 Glenroy Road,
 Suite 480,
 Minneapolis, MN 55439
Fulcrum Venture Capital
 Corporation(/4/).......   220,541    2.0         --     --          --     --       1.3     0.6
 300 Corporate Point,
 Suite 380,
 Culver City, CA 90230
Syncom Capital
 Corporation and
 Syndicated
 Communications Venture
 Partners(/4/).......... 1,157,879   10.5         --     --          --     --       6.8     2.9
 8401 Colesville Road,
 Suite 300,
 Silver Spring, MD 20910
All Directors and Named
 Executives as a group
 (7 persons)............ 2,840,136   25.9   2,861,844   99.6   3,173,577   99.3     52.0    79.3

--------

(1) Ms. Hughes and Mr. Liggins may be deemed to share beneficial ownership of shares of capital stock owned by each other by virtue of the fact that Ms. Hughes is Mr. Liggins' mother. Each of Ms. Hughes and Mr. Liggins disclaims such beneficial ownership. The shares of class B common stock are subject to a voting agreement between Ms. Hughes and Mr. Liggins with respect to the election of Radio One's directors. Pursuant to that agreement, Mr. Liggins has transferred to Ms. Hughes voting control over shares of common stock representing approximately 0.8% of the total voting power of all common stock until such time as Mr. Liggins is permitted under applicable laws and regulations to hold in excess of 50% of such voting power.

(2) Represents 1,157,879 shares of class A common stock held by Syncom. Mr. Jones is the President of Syncom and may be deemed to share beneficial ownership of shares of class A common stock and existing preferred stock held by Syncom by virtue of his affiliation with Syncom. Mr. Jones disclaims beneficial ownership in such shares.

(3) Represents 1,419,795 shares of class A common stock held by Alta. Mr. McNeill is a general partner of Alta and Mr. McNeill may be deemed to share beneficial ownership of shares of class A common stock and existing preferred stock held by Alta by virtue of his affiliation with Alta.
    Mr. McNeill disclaims any beneficial ownership of such shares.
(4) Such person is a holder of shares of existing preferred stock, as follows:

                               NUMBER OF SHARES OF           NUMBER OF SHARES OF
  NAME OF STOCKHOLDER     SERIES A PREFERRED STOCK HELD SERIES B PREFERRED STOCK HELD
------------------------  ----------------------------- -----------------------------
Alfred C. Liggins, III..             2,359.67                           --
Alta Subordinated Debt
 Partners III, L.P......                  --                      72,139.57
Alliance Enterprise
 Corporation............             9,126.55                           --
BancBoston Investments,
 Inc....................                  --                      49,249.44
Medallion Capital,
 Inc....................            37,258.14                           --
Fulcrum Venture Capital
 Corporation............             9,650.09                           --
Syncom Capital
 Corporation............            13,595.69                           --

     We intend to use part of the proceeds of the preferred stock offering to redeem all of our existing preferred stock.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of our capital stock gives effect to the consummation of the transactions contemplated under "Capitalization," which will occur prior to or simultaneously with this offering, the proposed sale of 6,200,000 shares of class A common stock by Radio One in this offering and, except as otherwise provided below, the proposed sale of 50,000 shares of new preferred stock by Radio One in the preferred stock offering. Our capital stock consists of (1) 90,000,000 authorized shares of common sock, $0.01 par value per share, which consists of (a) 30,000,000 shares of class A common stock, of which 10,957,771 shares are outstanding (11,577,771 shares assuming the underwriters overallotment option is exercised), (b) 30,000,000 shares of class B common stock, of which 2,873,084 shares are outstanding, and
(c) 30,000,000 shares of class C common stock, of which 3,195,064 shares are outstanding, and (2) 380,000 authorized shares of preferred stock, par value $0.01 per share, which consists of 140,000 shares of series A preferred stock, none of which is outstanding, 150,000 shares of series B preferred stock, none of which is outstanding and 90,000 shares of new preferred stock, of which 50,000 shares are outstanding. In the event the preferred stock offering were not consummated, there would be no shares of new preferred stock outstanding, and there would be 140,000 shares of series A preferred stock authorized, of which 84,843 shares would be outstanding and (b) 150,000 shares of series B preferred stock authorized, of which 124,467 would be outstanding. There is no established trading market for our common stock or new preferred stock. The following is summary of the material provisions of our certificate of incorporation, which is filed as an exhibit to the Registration Statement of which this prospectus is a part.

Class A Common Stock

   The holders of class A common stock are entitled to one vote for each share held on all matters voted upon by stockholders, including the election of directors and any proposed amendment to the certificate of incorporation. The holders of class A common stock are entitled to vote as a class to elect two independent directors to the board of directors. The holders of class A common stock will be entitled to such dividends as may be declared at the discretion of the board of directors out of funds legally available for that purpose. The holders of class A common stock will be entitled to share ratably with all other classes of common stock in the net assets of Radio One upon liquidation after payment or provision for all liabilities. All shares of class A common stock may be converted at any time into a like number of shares of class C common stock at the option of the holder of such shares. All shares of class A common stock issued pursuant to the offering will be fully paid and non-assessable.

   Application has been made for the listing of the class A common stock on The Nasdaq National Market, subject to official notice of issuance.

Class B Common Stock

   The holders of class B common stock are entitled to the same rights, privileges, benefits and notices as the holders of class A common stock, except that the holders of class B common stock will be entitled to ten votes per share. All shares of class B common stock may be converted at any time into a like number of shares of class A common stock at the option of the holder of such shares. Catherine L. Hughes and Alfred C. Liggins, III may transfer shares of class B common stock held by them only to "Class B Permitted Transferees," and Class B Permitted Transferees may transfer shares of class B common stock only to other Class B Permitted Transferees. If any shares of class B common stock are transferred to any person or entity other than a Class B Permitted Transferee, such shares will automatically be converted into a like number of shares of class A common stock. "Class B Permitted Transferees" include Ms. Hughes, Mr. Liggins, their respective estates, spouses, former spouses, parents or grandparents or lineal descendants thereof, and certain trusts and other entities for the benefit of, or beneficially owned by, such persons. Ms. Hughes and Mr. Liggins have agreed to vote their shares of common stock to elect each other and other mutually agreeable nominees to the board of directors. See "Risk Factors--Controlling Stockholders."

Class C Common Stock

   The holders of class C common stock are entitled to the same rights, privileges, benefits and notices as the holders of class A common stock and class B common stock, except that the holders of class C common stock will be entitled to no votes per share. All shares of class C common stock may be converted at any time into a like number of shares of class A common stock at the option of the holder of such shares, except that Class B Permitted Transferees may convert shares of class C common stock into shares of class A common stock, or otherwise acquire shares of class A common stock, only in connection with:

  . a merger or consolidation of Radio One with or into, or other acquisition of, another entity pursuant to which the Class B Permitted Transferees are to receive shares of class A common stock in exchange for their interest in such entity;

  . the transfer of such shares of class A common stock to a person or entity other than a Class B Permitted Transferee; or

  .  a registered public offering of such shares of class A common stock.

New Preferred Stock

   Concurrent with this offering, we intend to offer for sale 50,000 shares of our new preferred stock.

   Dividends on the new preferred stock will accrue from the date of issuance
and will be payable      in arrears on June 30 and December 31 of each year,
beginning June 30, 1999, at an annual rate of    % of the liquidation
preference of $1,000 per share. Dividends will be payable in cash, except that on each dividend payment date occurring on or prior to June 30, 2004, dividends may be paid, at Radio One's option, by the issuance of additional shares of new preferred stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends.

   The new preferred stock will not be redeemable prior to June 30, 2004, except that, on or prior to June 30, 2002, we may redeem, at our option, in whole but not in part, the outstanding new preferred stock with the net
proceeds of one or more public equity offerings at a redemption price of     %
of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. On or after June 30, 2004, the new preferred stock is redeemable at the option of Radio One, at the prices set forth below (expressed in percentages of its liquidation preference), plus accumulated and unpaid dividends, if redeemed during the 12-month period beginning on July 1 of the years set forth below:

                                               Redemption
            Period                               Price
            ------                             ----------
            2004..............................         %
            2005..............................
            2006..............................
            2007 and thereafter...............  100.000

   We are required to redeem the new preferred stock on June 30, 2011, at a redemption price equal to 100% of its liquidation preference plus accumulated and unpaid dividends to the date of redemption.

   The new preferred stock will rank senior to all other classes of equity securities of Radio One outstanding upon completion of this offering. We may not authorize any new class of stock equal or senior in rights to the new preferred stock without the approval of the holders of at least a majority of the shares of new preferred stock then outstanding.

   On any scheduled dividend payment date, Radio One may, at its option, exchange all but not less than all of the shares of new preferred stock then
outstanding for our    % subordinated exchange debentures due 2011 (the
"exchange debentures"). The exchange debentures will bear interest at a rate of
   % per annum, payable semiannually in arrears on June 30 and December 31 of each year (or, on or prior to June 30, 2004, in additional exchange debentures, at the option of Radio One), beginning with the first such date to occur after the date of exchange. The exchange debentures will be subordinated to all existing and future senior debt of Radio One and to all indebtedness and other liabilities (including trade payables) of Radio One's subsidiaries.

   The new preferred stock and, if applicable, the indenture governing the exchange debentures will limit, subject to certain restrictions:

  1. the incurrence of additional indebtedness and the issuance of preferred stock by Radio One and its Restricted Subsidiaries,

  2. the payment of dividends and other distributions by Radio One and its Restricted Subsidiaries in respect of their capital stock,

  3. investments or other restricted payments by Radio One and its Restricted Subsidiaries,

  4. asset sales and asset swaps,

  5. certain transactions with affiliates,

  6. the sale or issuance of capital stock of Restricted Subsidiaries, and

  7. mergers and consolidations.

   The new preferred stock will also prohibit certain restrictions on dividends and other distributions from our Restricted Subsidiaries.

Foreign Ownership

   Radio One's certificate of incorporation restricts the ownership, voting and transfer of our capital stock, including the class A common stock, in accordance with the Communications Act and the rules of the FCC, which prohibit the issuance of more than 25% of our outstanding capital stock (or more than 25% of the voting rights such stock represents) to or for the account of aliens (as defined by the FCC) or corporations otherwise subject to domination or control by aliens. Our certificate of incorporation prohibits any transfer of our capital stock that would cause a violation of this prohibition. In addition, the certificate of incorporation authorizes the board of directors to take action to enforce these prohibitions, including restricting the transfer of shares of capital stock to aliens and placing a legend restricting foreign ownership on the certificates representing the class A common stock.

Registration Rights

   The holders of substantially all of the shares of class A common stock outstanding prior to the closing of this offering, other than Mr. Liggins, are parties to registration rights agreements with us. These agreements, which relate to approximately 6.6 million shares of class A common stock, provide incidental or "piggyback" registration rights that allow such holders, under certain circumstances, to include their shares of class A common stock in registration statements initiated by Radio One or other stockholders. Under these agreements, the holders of class A common stock may require us to register their shares under the Securities Act for offer and sale to the public (including by way of an underwritten public offering) on up to four occasions. These agreements also permit demand registrations on Form S-3 registration statements provided that we are eligible to register our capital stock on Form S-3. All such registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in a registration. The holders of the class A common stock have waived their "piggyback" registration rights with respect to the offering.

Limitations on Directors' and Officers' Liability

   Radio One's certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law, which specifies that a director of a company adopting such a provision will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for the liability (1) for any breach of the director's duty of loyalty to Radio One or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in
Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derived an improper personal benefit.

   Radio One's certificate of incorporation provides for mandatory indemnification of directors and officers and authorizes indemnification for employees and agents in such manner, under such circumstances and to the fullest extent permitted by the Delaware General Corporation Law, which generally authorizes indemnification as to all expenses incurred or imposed as a result of actions, suits or proceedings if the indemnified parties act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of Radio One. We believe these provisions are necessary or useful to attract and retain qualified persons as directors. Radio One maintains directors and officers insurance for the benefit of its directors and officers.

   There is no pending litigation or proceeding involving a director or officer as to which indemnification is being sought.

Transfer Agent and Registrar

   United States Trust Company of New York is our transfer agent and registrar.

                          DESCRIPTION OF INDEBTEDNESS

Bank Credit Facility

   On February 26, 1999, we entered into an amended and restated credit agreement providing for a bank credit facility under which we may borrow up to $100 million on a revolving basis from a group of banking institutions. Draw downs under the bank credit facility are currently available, subject to compliance with provisions of the credit agreement, including but not limited to the financial covenants. Specifically, borrowings under the bank credit facility may be entirely of Eurodollar Loans, Alternate Base Rate ("ABR") Loans or a combination thereof. The bank credit facility will be fully available until a maturity date of December 31, 2003. No commitment reductions under the bank credit facility will occur until the final maturity date, provided that Radio One does not acquire or issue additional indebtedness or Disqualified Stock (as such term is defined in the credit agreement).

   The bank credit facility terminates on December 31, 2003, at which time any outstanding principal together with all accrued and unpaid interest thereon would become due and payable. All amounts under the bank credit facility are guaranteed by each of Radio One's direct and indirect subsidiaries other than WYCB Acquisition Corporation and Broadcast Holdings, Inc.

   The bank credit facility is secured by a perfected first priority secured interest in: (1) substantially all of the tangible and intangible assets of Radio One and our direct and indirect subsidiaries including, without limitation, any and all FCC licenses to the maximum extent permitted by law and
(2) all of the common stock of Radio One and our direct and indirect subsidiaries, including all warrants or options and other similar securities to purchase such securities. Radio One also granted a security interest in all money (including interest), instruments and securities at any time held or acquired in connection with a cash collateral account established pursuant to the credit agreement, together with all proceeds thereof.

   The interest rates on the borrowings under the bank credit facility are based on the ratio of total debt to EBITDA, with a maximum margin above ABR of 1.625% with respect to ABR Loans, and a maximum margin above Eurodollar rate 2.625% with respect to Eurodollar Loans. Interest on Eurodollar Loans is based on a 360-day period for actual days elapsed, and interest on ABR Loans is based on a 365-day period for actual days elapsed. In addition, Radio One will pay a commitment fee equal to an amount based on the average daily amount of the available commitment computed at a rate per year tied to a leverage ratio in effect for the fiscal quarter preceding the date of payment of such fee. The commitment fee is fully earned and non-refundable and is payable quarterly in arrears on the last business day of each March, June, September and December and on the maturity date.

   The credit agreement contains customary and appropriate affirmative and negative covenants including, but not limited to, financing covenants and other covenants including limitations on other indebtedness, liens, investments, guarantees, restricted payments (dividends, redemptions and payments on subordinated debt), prepayment or repurchase of other indebtedness, mergers and acquisitions, sales of assets, capital expenditures, losses, transactions with affiliates and other provisions customary and appropriate for financing of this type, including mutually agreed upon exceptions and baskets. The financial covenants include:

  .  a maximum ratio of total debt to EBITDA of 7.0x;

  .  a maximum ratio of senior debt to EBITDA of 4.5x;

  .  a minimum interest coverage ratio; and

  .  a minimum fixed charge coverage ratio.

   The credit agreement contains the following customary events of default:

  .  failure to make payments when due;

  .  defaults under any other agreements or instruments of indebtedness;

  .  noncompliance with covenants;

  .  breaches of representations and warranties;

  .  voluntary or involuntary bankruptcy or liquidation proceedings;

  .  entrance of judgments;

  .  impairment of security interests in collateral; and

  .  changes of control.

12% Notes Due 2004

   On May 15, 1997, we entered into an approximate $85.0 million aggregate principal amount offering (the "12% notes offering") of our 12% Senior Subordinated Notes (the "12% notes due 2004"). The 12% notes offering has an aggregate initial accreted value of approximately $75.0 million, as of Maturity Date May 15, 2004.

   The 12% notes due 2004 were issued pursuant to an indenture, dated as of May 15, 1997 among Radio One, Radio One Licenses, Inc. and United States Trust Company of New York (the "12% notes indenture"). The 12% notes due 2004 are generally unsecured obligations of Radio One and are subordinated in rights of payment to all Senior Indebtedness (as defined in the 12% notes indenture). All of our Restricted Subsidiaries are Subsidiary Guarantors of the 12% notes due 2004.

   The 12% notes due 2004 were issued at a substantial discount from their principal amount. The issue price to investors per note was $877.42, which represents a yield to maturity on the 12% notes due 2004 of 12.0% calculated from May 19, 1997 (computed on a semi-annual bond equivalent basis).

   Cash interest on the 12% notes due 2004 accrues at a rate of 7.0% per annum on the principal amount of the 12% notes due 2004 through and including May 15, 2000, and at a rate of 12.0% per annum on the principal amount of the 12% notes due 2004 after such date. Cash interest on the 12% notes due 2004 is currently payable semi-annually on May 15 and November 15 of each year.

   The 12% notes due 2004 are redeemable at any time and from time to time at the option of Radio One, in whole or in part, on or after May 15, 2001 at the redemption prices set forth in the 12% notes due 2004, plus accrued and unpaid interest to the date of redemption. In addition, on or prior to May 15, 2000, Radio One may redeem, at our option, up to 25.0% of the aggregate original principal amount of the 12% notes due 2004 with the net proceeds of one or more Public Equity Offerings at 112% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the date of redemption, as long as at least approximately $64.1 million of the aggregate principal amount of the 12% notes due 2004 remains outstanding after each such redemption. Upon a Change of Control (as defined in the 12% notes indenture), we must commence an offer to repurchase the 12% notes due 2004 at 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

   The 12% notes indenture contains certain restrictive covenants with respect to Radio One and our Restricted Subsidiaries, including limitations on: (a) the sale of assets, including the equity interests of our Restricted Subsidiaries,
(b) asset swaps, (c) the payment of Restricted Payments (as defined in the 12% notes indenture), (d) the incurrence of indebtedness and issuance of preferred stock by us or our Restricted Subsidiaries, (e) the issuance of Equity Interests (as defined in the 12% notes indenture) by a Restricted Subsidiary,
(f) the payment of dividends on our capital stock and the purchase, redemption or retirement of our capital stock or subordinated indebtedness, (g) certain transactions with affiliates, (h) the incurrence of senior subordinated debt and (i) certain consolidations and mergers. The 12% notes indenture also prohibits certain restrictions on distributions from Restricted Subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

   The 12% notes indenture includes various events of default customary for such type of agreements, such as failure to pay principal and interest when due on the 12% notes due 2004, cross defaults on other indebtedness and certain events of bankruptcy, insolvency and reorganization.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for the class A common stock of Radio One. The sale or availability for sale of substantial amounts of class A common stock in the public market subsequent to the offering, or the perception that such sales could occur, could adversely affect market prices prevailing from time to time. Sales of substantial amounts of class A common stock in the public market subsequent to the offering could also adversely affect the ability of Radio One to raise equity capital in the future.

   Upon consummation of this offering, Radio One will have outstanding 17,025,919 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and 17,645,919 shares of common stock assuming exercise of the underwriter's over-allotment in full. The 6,200,000 shares of class A common stock sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of Radio One as that term is defined in Rule 144 promulgated under the Securities Act. The remaining 10,825,919 shares of common stock outstanding upon completion of the offering will be "restricted securities," as that term is defined Rule 144 promulgated under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which is summarized below.

   The holders of substantially all of the shares of class A common stock outstanding prior to the closing of this offering, other than Mr. Liggins, are parties to registration rights agreements with us. These agreements, which relate to approximately 6.6 million shares of class A common stock, provide incidental or "piggyback" registration rights that allow such holders, under certain circumstances, to include their shares of class A common stock in registration statements initiated by Radio One or other stockholders. Such registration rights agreements also permit demand registrations. The number of shares sold in the public market could increase if such rights are exercised. See "Description of Capital Stock--Registration Rights."

   In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of common stock that have been outstanding and not held by any "affiliate" of Radio One for a period of one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of class A common stock (approximately 110,000 shares immediately after completion of this offering assuming no exercise of the underwriters' over-allotment option) or the average weekly reported trading volume of the class A common stock during the four calendar weeks preceding the date on which notice of such sale is given, provided certain manner of sale and notice requirements and requirements as to the availability of current public information are satisfied (such information requirements have been satisfied by Radio One's filing of reports under the Securities Exchange Act of 1934, as amended since August 1997). Affiliates of Radio One must comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of common stock that are not "restricted securities" (such as shares acquired by affiliates in this offering). Under Rule 144(k), a person who is not deemed an "affiliate" of Radio One at any time during the three months preceding a sale by him, and who has beneficially owned shares of common stock that were not acquired from Radio One or an "affiliate" of Radio One within the previous two years, would be entitled to sell such shares without regard to volume limitations, manner of sale provisions, notification requirements or the availability of current public information concerning Radio One. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer.

   Radio One, all of its officers and directors, the selling stockholders and other holders of common stock have entered into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of common stock owned by them or that could be purchased by them through the exercise of options to purchase common stock of Radio One for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation on behalf of the underwriters. As a result of these restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 144(k), shares subject to lock-up agreements will not be salable until the agreements expire. Taking into account the lock-up agreements, no additional shares of common stock will be eligible for sale in the public market as of the effective date of this offering. Substantially all of the remaining Restricted Shares will become eligible for sale in the public market 180 days after the effective date of the offering, subject in the case of affiliates to the volume limitations described above.

   Shortly after the effective date of the offering, Radio One intends to file a Registration Statement under the Securities Act covering shares of class A common stock reserved for issuance under Radio One's option plan. Such Registration Statement will cover approximately 1.4 million shares. Such Registration Statement will automatically become effective upon filing. Accordingly, shares registered under such Registration Statement will be, subject to Rule 144 volume limitations applicable to affiliates, available for sale in the open market, unless such shares are subject to vesting restrictions
or the lock-up agreements described above. In        , 1999, Radio One's board
of directors granted options to purchase an aggregate of         shares of
class A common stock.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement, dated    , 1999, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Bear, Stearns & Co. Inc., BT Alex. Brown Incorporated, NationsBanc Montgomery Securities LLC and Prudential Securities Incorporated are acting as representatives, the following respective number of shares of class A common stock:

                                                                      Number of
                              Underwriter                               Shares
                              -----------                             ----------
   Credit Suisse First Boston Corporation............................
   Bear, Stearns & Co. Inc...........................................
   BT Alex. Brown Incorporated.......................................
   NationsBanc Montgomery Securities LLC.............................
   Prudential Securities Incorporated................................
                                                                      ----------
     Total...........................................................  6,200,000
                                                                      ==========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of class A common stock in the offering if any are purchased other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of class A common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase up to 620,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of class A common stock.

   The underwriters propose to offer the shares of class A common stock initially at the public offering price on the cover page of this prospectus, and to selling group members at that price less a concession of $ per share.
The underwriters and selling group members may allow a discount of $   per
share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay.

                                                              Total
                                                  -----------------------------
                                             Per     Without          With
                                            Share Over-allotment Over-allotment
                                            ----- -------------- --------------
Underwriting Discounts and Commissions
 paid by us...............................     $         $              $
Expenses payable by us....................     $         $              $
Underwriting Discounts and Commissions
 paid by selling stockholders.............     $         $              $
Expenses payable by selling stockholders..     $         $              $

   The representatives have informed Radio One and the selling stockholders that the underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   We intend to use more than 10% of the net proceeds from the sale of shares of class A common stock to repay indebtedness owed by us to lenders under the bank credit facility, including NationsBank N.A. and Credit Suisse First Boston, New York branch, which are affiliates of NationsBanc Montgomery Securities LLC and Credit Suisse First Boston Corporation, respectively. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. Conduct Rules. This rule provides generally that if more than 10% of the net proceeds from the sale of stock, not including underwriting compensation, is paid to the underwriters or their affiliates, the initial public offering price of the stock may not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, BT Alex. Brown Incorporated is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the shares of class A common stock is no higher than the price recommended by BT Alex. Brown Incorporated.

   We are currently in compliance in all material respects with the terms of the credit agreement. The decision of Credit Suisse First Boston Corporation and NationsBanc Montgomery Securities LLC to distribute the class A common stock was made in accordance with their respective customary procedures. Credit Suisse First Boston Corporation and NationsBanc Montgomery Securities LLC will not receive any benefit from this offering other than their respective portions of the underwriting discounts as set forth on the cover page of this prospectus.

   Radio One, Catherine L. Hughes, Alfred C. Liggins, III, the selling stockholders and certain other holders of Common Stock of Radio One have agreed that they will not offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any additional shares of class A common stock or securities convertible into or exchangeable or exercisable for any of our class A common stock, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   At our request, the underwriters have reserved for sale, at the initial
public offering price up to                 shares of class A common stock for
employees, directors and certain other persons associated with us who have expressed an interest in purchasing class A common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect thereof.

   We have made application to list the shares of class A common stock on The Nasdaq Stock Market's National Market under the symbol "ROIA."

   Credit Suisse First Boston Corporation has provided customary financial advisory services to Radio One, for which it has received customary compensation and indemnification, and in the future may provide such services.

   Prior to this offering, there has been no public market for the class A common stock. The initial public offering price for the class A common stock will be negotiated among us, the selling stockholders and the representatives. Among the principal factors to be considered in determining the initial public offering price will be market conditions for initial public offerings, the history of and prospects for our business, our past and present operations, our past and present earnings and current financial position, an assessment of our management, the market of securities of companies in businesses similar to ours, the general condition of the securities markets and other relevant factors. There can be no assurance that the initial public offering price will correspond to the price at which the class A common stock will trade in the public market subsequent to the offering or that an active trading market will develop and continue after the offering.

   The representatives, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the class A common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the class A common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the class A common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of the class A common stock are effected. Accordingly, any resale of the class A common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the class A common stock.

Representations of Purchasers

   Each purchaser of the class A common stock in Canada who receives a purchase confirmation will be deemed to represent to us, the selling stockholders and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable provincial securities laws to purchase such class A common stock without the benefit of a prospectus qualified under such securities laws, (2) where required by law, that such purchaser is purchasing as principal and not as agent, and (3) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or substantial portions of the assets of the issuer and such persons may be located out side of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of the class A common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any class A common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from Radio One. Only one such report must be filed in respect of the class A common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of the class A common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the class A common stock in their particular circumstances and with respect to the eligibility of the class A common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   Kirkland & Ellis will pass upon the legality of the common stock offered by this prospectus and other matters specified in the underwriting agreement for Radio One. Davis Wright and Tremaine LLP will pass upon legal matters regarding FCC issues for Radio One. Skadden, Arps, Slate, Meagher & Flom LLP will pass upon matters specified in the underwriting agreement for the underwriters.

                                    EXPERTS

   The audited consolidated financial statements and schedules of Radio One, Inc. and subsidiaries as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, included in the prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The audited consolidated financial statements of Radio One of Atlanta, Inc. and subsidiary as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, included in the prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The audited financial statements of Bell Broadcasting Company as of December 31, 1997 and for each of the years in the two-year period ended December 31, 1997, included in the prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The audited financial statements of Allur-Detroit, Inc., as of December 31, 1997, and for the year then ended, included in the prospectus and registration statement have been audited by Mitchell & Titus, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The audited financial statements of the Richmond Operations of Sinclair Telecable, Inc. as of December 31, 1997 and 1998, and for each of the years in the two-year period ended December 31, 1998, included in the prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The audited financial statements of stations WKJS-FM and WSOJ-FM of FM 100, Inc. as of December 31, 1998, and for the year then ended, included in the prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

   We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the SEC upon payment of certain fees prescribed by the SEC. The SEC's Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov. Our class A common Stock is quoted on the Nasdaq National Market and our reports, proxy statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

   We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended in respect of the class A common stock offered pursuant to this prospectus. This prospectus, which is a part of the registration statement, omits certain information contained in the registration statement as permitted by the SEC's rules and regulations. For further information with respect to Radio One and the class A common stock offered hereby, please reference the registration statement, including its exhibits. Statements in this prospectus concerning the contents of any contract or other document filed with the SEC as an exhibit to the registration statement are summaries of the material provisions of those documents and we recommend that you also refer to those exhibits in evaluating Radio One. Copies of the registration statement, including all related exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at the address set forth above.

                         INDEX TO FINANCIAL STATEMENTS

Radio One, Inc. and Subsidiaries
Report of Independent Public Accountants.................................   F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998.............   F-3
Consolidated Statements of Operations for the years ended December 31,
 1996, 1997, and 1998....................................................   F-4
Consolidated Statements of Changes in Stockholders' Deficit for the years
 ended December 31, 1996, 1997, and 1998.................................   F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1997, and 1998....................................................   F-6
Notes to Consolidated Financial Statements...............................   F-7
Radio One of Atlanta, Inc.
Report of Independent Public Accountants.................................  F-17
Consolidated Balance Sheets as of December 31, 1997 and 1998.............  F-18
Consolidated Statements of Operations for the years ended December 31,
 1996, 1997, and 1998....................................................  F-19
Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1996, 1997, and 1998.................................  F-20
Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1997, and 1998....................................................  F-21
Notes to Consolidated Financial Statements...............................  F-22
Bell Broadcasting Company
Report of Independent Public Accountants.................................  F-29
Balance Sheets as of December 31, 1997, and June 30, 1998 (unaudited)....  F-30
Statements of Operations for the years ended December 31, 1996 and 1997, and the six months ended June 30, 1997 and 1998 (unaudited).............  F-31
Statements of Changes in Stockholders' Equity for the years ended
 December 31, 1996, and 1997, and the six months ended June 30, 1998
 (unaudited).............................................................  F-32
Statements of Cash Flows for the years ended December 31, 1996, and 1997, and the six months ended June 30, 1997 and 1998 (unaudited).............  F-33
Notes to Financial Statements............................................  F-34
Allur-Detroit, Inc.
Report of Independent Public Accountants.................................  F-39
Balance Sheets as of December 31, 1997, and September 30, 1998
 (unaudited).............................................................  F-40
Statements of Operations for the year ended December 31, 1997, and the nine months ended September 30, 1997 and 1998 (unaudited)...............  F-41
Statements of Changes in Stockholders' Equity for the year ended December
 31, 1997, and the nine months ended September 30, 1998 (unaudited)......  F-42
Statements of Cash Flows for the years ended December 31, 1997, and the nine months ended September 30, 1997 and 1998 (unaudited)...............  F-43
Notes to Financial Statements............................................  F-44
Richmond Operations of Sinclair Telecable, Inc.
Report of Independent Public Accountants.................................  F-49
Combined Balance Sheets as of December 31, 1997 and 1998.................  F-50
Combined Statements of Operations and Changes in Station Equity for the
 years ended December 31, 1997 and 1998..................................  F-51
Combined Statements of Cash Flows for the years ended December 31, 1997 and 1998................................................................  F-52
Notes to Financial Statements............................................  F-53
Stations WKJS-FM and WSOJ-FM of FM 100, Inc.
Report of Independent Public Accountants.................................  F-56
Combined Balance Sheet as of December 31, 1998...........................  F-57
Combined Statement of Operations and Changes in Station Deficit for the
 year ended December 31, 1998............................................  F-58
Combined Statement of Cash Flows for the year ended December 31, 1998....  F-59
Notes to Financial Statements............................................  F-60

     The accompanying consolidated financial statements do not reflect the completion of a 34,060 for one stock split and the exercise of certain warrants which will take place on or prior to the effective date of an offering of common stock to the public. The following report is in the form which will be issued by us upon completion of the two transactions above, which are described in Note 1 to the consolidated financial statements, and assuming that from December 31, 1998 to the date of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or require disclosure therein:

                                          /s/ Arthur Andersen LLP
Baltimore, Maryland,
March 11, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Radio One, Inc.:

   We have audited the accompanying consolidated balance sheets of Radio One, Inc. (a Delaware corporation) and subsidiaries (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Radio One, Inc. and subsidiaries as of December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

Baltimore, Maryland,

    , 1999

                        RADIO ONE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        As of December 31, 1997 and 1998

                                                        1997          1998
                                                    ------------  ------------
                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................ $  8,500,000  $  4,455,000
  Trade accounts receivable, net of allowance for
   doubtful accounts of $904,000 and $1,243,000,
   respectively....................................    8,722,000    12,026,000
  Prepaid expenses and other.......................      315,000       334,000
  Deferred taxes...................................          --        826,000
                                                    ------------  ------------
    Total current assets...........................   17,537,000    17,641,000
PROPERTY AND EQUIPMENT, net........................    4,432,000     6,717,000
INTANGIBLE ASSETS, net.............................   54,942,000   127,639,000
OTHER ASSETS.......................................    2,314,000     1,859,000
                                                    ------------  ------------
    Total assets................................... $ 79,225,000  $153,856,000
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable................................. $    258,000  $  1,190,000
  Accrued expenses.................................    3,029,000     3,708,000
  Income taxes payable.............................          --        143,000
                                                    ------------  ------------
    Total current liabilities......................    3,287,000     5,041,000
LONG-TERM DEBT AND DEFERRED INTEREST, net of
 current
 portion...........................................   74,954,000   131,739,000
DEFERRED TAX LIABILITY.............................          --     15,251,000
                                                    ------------  ------------
    Total liabilities..............................   78,241,000   152,031,000
                                                    ------------  ------------
COMMITMENTS AND CONTINGENCIES
SENIOR CUMULATIVE REDEEMABLE PREFERRED STOCK:
  Series A, $.01 par value, 140,000 shares
   authorized, 84,843 shares
   issued and outstanding..........................    9,310,000    10,816,000
  Series B, $.01 par value, 150,000 shares
   authorized, 124,467 shares
   issued and outstanding..........................   13,658,000    15,868,000
STOCKHOLDERS' DEFICIT:
  Common stock--class A, $.01 par value, 30,000,000
   shares authorized,
   33,719 shares issued and outstanding............          --            --
  Common stock--class B, $.01 par value, 30,000,000
   shares authorized,
   and 1,560,969 shares issued and outstanding.....       16,000        16,000
  Common stock--class C, $.01 par value, 30,000,000
   shares authorized,
   3,120,915 shares issued and outstanding.........       31,000        31,000
  Additional paid-in capital.......................          --            --
  Accumulated deficit..............................  (22,031,000)  (24,906,000)
                                                    ------------  ------------
    Total stockholders' deficit....................  (21,984,000)  (24,859,000)
                                                    ------------  ------------
    Total liabilities and stockholders' deficit.... $ 79,225,000  $153,856,000
                                                    ============  ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                        RADIO ONE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1996, 1997 and 1998

                                           1996          1997          1998
                                       ------------  ------------  ------------
REVENUE:
  Broadcast revenue, including barter
   revenue of $1,122,000, $1,010,000
   and $644,000, respectively........  $ 27,027,000  $ 36,955,000  $ 52,696,000
  Less: Agency commissions...........     3,325,000     4,588,000     6,587,000
                                       ------------  ------------  ------------
    Net broadcast revenue............    23,702,000    32,367,000    46,109,000
                                       ------------  ------------  ------------
OPERATING EXPENSES:
  Program and technical..............     4,157,000     5,934,000     8,015,000
  Selling, general and
   administrative....................     9,770,000    12,914,000    16,486,000
  Corporate expenses.................     1,793,000     2,155,000     2,800,000
  Depreciation and amortization......     4,262,000     5,828,000     8,445,000
                                       ------------  ------------  ------------
    Total operating expenses.........    19,982,000    26,831,000    35,746,000
                                       ------------  ------------  ------------
    Operating income.................     3,720,000     5,536,000    10,363,000
INTEREST EXPENSE, including
 amortization of deferred financing
 costs...............................     7,252,000     8,910,000    11,455,000
OTHER (EXPENSE) INCOME, net..........       (77,000)      415,000       358,000
                                       ------------  ------------  ------------
  Loss before benefit from income
   taxes and extraordinary item......    (3,609,000)   (2,959,000)     (734,000)
BENEFIT FROM INCOME TAXES............           --            --      1,575,000
                                       ------------  ------------  ------------
  (Loss) income before extraordinary
   item..............................    (3,609,000)   (2,959,000)      841,000
EXTRAORDINARY ITEM:
  Loss on early retirement of debt...           --      1,985,000           --
                                       ------------  ------------  ------------
    Net (loss) income................  $ (3,609,000) $ (4,944,000) $    841,000
                                       ============  ============  ============
NET LOSS APPLICABLE TO COMMON
 STOCKHOLDERS........................  $ (3,609,000) $ (6,981,000) $ (2,875,000)
                                       ============  ============  ============
BASIC AND DILUTED EARNINGS PER COMMON
 SHARE:
  Loss before extraordinary item.....  $       (.38) $       (.53) $       (.31)
                                       ============  ============  ============
  Net loss...........................  $       (.38) $       (.74) $       (.31)
                                       ============  ============  ============
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic and diluted..................     9,392,000     9,392,000     9,392,000
                                       ============  ============  ============


 The accompanying notes are an integral part of these consolidated statements.

                        RADIO ONE, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
              For the Years Ended December 31, 1996, 1997 and 1998

                         Common  Common  Common  Additional                    Total
                          Stock   Stock   Stock   Paid-In    Accumulated   Stockholders'
                         Class A Class B Class C  Capital      Deficit        Deficit
                         ------- ------- ------- ----------  ------------  -------------
BALANCE, as of December
 31, 1995...............  $--    $16,000 $31,000 $1,158,000  $(12,599,000) $(11,394,000)
  Net loss..............   --        --      --         --     (3,609,000)   (3,609,000)
                          ----   ------- ------- ----------  ------------  ------------
BALANCE, as of December
 31, 1996...............   --     16,000  31,000  1,158,000   (16,208,000)  (15,003,000)
  Net loss..............   --        --      --         --     (4,944,000)   (4,944,000)
  Effect of conversion
   to C corporation.....   --        --      --  (1,158,000)    1,158,000           --
  Preferred stock
   dividends............   --        --      --         --     (2,037,000)   (2,037,000)
                          ----   ------- ------- ----------  ------------  ------------
BALANCE, as of December
 31, 1997...............   --     16,000  31,000        --    (22,031,000)  (21,984,000)
  Net income............   --        --      --         --        841,000       841,000
  Preferred stock
   dividends............   --        --      --         --     (3,716,000)   (3,716,000)
                          ----   ------- ------- ----------  ------------  ------------
BALANCE, as of December
 31, 1998...............  $--    $16,000 $31,000 $      --   $(24,906,000) $(24,859,000)
                          ====   ======= ======= ==========  ============  ============




 The accompanying notes are an integral part of these consolidated statements.

                        RADIO ONE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1996, 1997 and 1998

                                          1996          1997          1998
                                       -----------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income................... $(3,609,000) $ (4,944,000) $    841,000
  Adjustments to reconcile net (loss)
   income to net cash
   from operating activities:
    Depreciation and amortization.....   4,262,000     5,828,000     8,445,000
    Amortization of debt financing
     costs, unamortized
     discount and deferred interest...   3,005,000     3,270,000     4,110,000
    Loss on disposals.................     153,000           --            --
    Loss on extinguishment of debt....         --      1,985,000           --
    Deferred income taxes and
     reduction in valuation
     reserve on deferred taxes........         --            --     (2,038,000)
    Effect of change in operating
     assets and liabilities--
      Trade accounts receivable.......    (656,000)   (2,302,000)   (1,933,000)
      Prepaid expenses and other......     114,000      (198,000)       (4,000)
      Other assets....................     (71,000)     (147,000)   (1,391,000)
      Accounts payable................    (818,000)     (131,000)      830,000
      Accrued expenses................     234,000     1,576,000       296,000
      Income tax payable..............         --            --        143,000
                                       -----------  ------------  ------------
        Net cash flows from operating
         activities...................   2,614,000     4,937,000     9,299,000
                                       -----------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment..    (252,000)   (2,035,000)   (2,236,000)
  Proceeds from disposal of property
   and equipment......................         --            --        150,000
  Deposits and payments for station
   purchases..........................  (1,000,000)  (21,164,000)  (59,085,000)
                                       -----------  ------------  ------------
        Net cash flows from investing
         activities...................  (1,252,000)  (23,199,000)  (61,171,000)
                                       -----------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of debt...................  (2,408,000)  (45,599,000)     (485,000)
  Proceeds from new debt..............      51,000    72,750,000    49,350,000
  Deferred debt financing costs.......         --     (2,148,000)   (1,038,000)
  Financed equipment purchases........         --         51,000           --
                                       -----------  ------------  ------------
        Net cash flows from financing
         activities...................  (2,357,000)   25,054,000    47,827,000
                                       -----------  ------------  ------------
(DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS..........................    (995,000)    6,792,000    (4,045,000)
CASH AND CASH EQUIVALENTS, beginning
 of year..............................   2,703,000     1,708,000     8,500,000
                                       -----------  ------------  ------------
CASH AND CASH EQUIVALENTS, end of
 year................................. $ 1,708,000  $  8,500,000  $  4,455,000
                                       ===========  ============  ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid for--
    Interest.......................... $ 4,815,000  $  4,413,000  $  7,192,000
                                       ===========  ============  ============
    Income taxes...................... $    50,000  $        --   $    338,000
                                       ===========  ============  ============

 The accompanying notes are an integral part of these consolidated statements.

                        RADIO ONE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1997 and 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Organization and Business

   Radio One, Inc. (a Delaware corporation referred to as Radio One) and its subsidiaries, Radio One Licenses, Inc. and WYCB Acquisition Corporation (Delaware corporations), Broadcast Holdings, Inc. (a Washington, D.C. corporation), Bell Broadcasting Company (a Michigan corporation), Radio One of Detroit, Inc., Allur-Detroit, Inc. and Allur Licenses, Inc. (Delaware corporations) (collectively referred to as the Company) were organized to acquire, operate and maintain radio broadcasting stations. The Company owns and operates radio stations in Washington, D.C.; Baltimore, Maryland; Philadelphia, Pennsylvania; Detroit, Michigan; and Kingsley, Michigan markets. The Company is highly leveraged, which requires substantial semi-annual and other periodic interest payments and may impair the Company's ability to obtain additional working capital financing. The Company's operating results are significantly affected by its share of the audience in markets where it has stations.

   Radio One intends to offer Common A shares to the public in an initial public offering (IPO). The proceeds of the IPO will be used to repay certain outstanding debt, to finance pending and future acquisitions and for other general corporate purposes. Concurrent with the IPO, Radio One intends to issue $50,000,000 of Series C Preferred Stock and use the proceeds to redeem all of the existing Senior Cumulative Redeemable Preferred Stock, to retire debt or to finance pending and future acquisitions.

 Basis of Presentation

   The accompanying consolidated financial statements include the accounts of Radio One, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The accompanying consolidated financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Acquisitions

   On December 28, 1998, Radio One purchased all of the outstanding stock of Allur-Detroit, Inc. (Allur), which owned one radio station in Detroit, Michigan, for approximately $26.5 million. Radio One financed this acquisition through a combination of cash and $24.0 million borrowed under the Company's line of credit. The acquisition of Allur resulted in the recording of approximately $31.7 million of intangible assets (including the recording of a deferred tax liability for the difference in book and tax basis in the assets acquired from the Allur purchase price being in excess of the net book value of Allur).

   On June 30, 1998, Radio One purchased all of the outstanding stock of Bell Broadcasting Company (Bell), which owned three radio stations in Michigan, for approximately $34.2 million. Radio One financed this acquisition through a combination of cash and approximately $25.4 million borrowed under the Company's line of credit. The acquisition of Bell resulted in the recording of approximately $42.5 million of intangible assets (including the recording of a deferred tax liability for the difference in book and tax basis in the assets acquired from the Bell purchase price being in excess of the net book value of
Bell).

   On March 16, 1998, WYCB Acquisition Corporation, an unrestricted subsidiary of Radio One, acquired all the stock of Broadcast Holdings, Inc. for $3,750,000. The acquisition was financed with a promissory note for $3,750,000 at 13%, due 2001, which pays quarterly cash interest payments at an annual rate of 10% through 2001, with the remaining interest being added to the principal.

                        RADIO ONE, INC. AND SUBSIDIARIES

                        December 31, 1996, 1997 and 1998


   On February 8, 1997, under a local marketing agreement with the former owners of WDRE-FM licensed to Jenkintown, Pennsylvania, Radio One began to provide programming to and selling advertising for WDRE-FM. On May 19, 1997, Radio One acquired the broadcast assets of WDRE-FM for approximately $16,000,000. In connection with the purchase, Radio One entered into a three-year noncompete agreement totaling $4,000,000 with the former owners. Radio One financed this purchase with a portion of the proceeds from the issuance of approximately $85,500,000 of 12% Senior Subordinated Notes due 2004. Following this acquisition, Radio One converted the call letters of the radio station from WDRE-FM to WPHI-FM.

   The unaudited pro forma summary consolidated results of operations for the years ended December 31, 1996, 1997 and 1998, assuming the acquisitions of WPHI-FM, WYCB-AM, Bell Broadcasting and Allur-Detroit had occurred in the beginning of the fiscal years, are as follows:

                                           1996         1997         1998
                                        -----------  -----------  -----------
     Net broadcast revenue............. $33,021,000  $39,475,000  $50,988,000
     Operating expenses, excluding
      depreciation and amortization....  23,650,000   27,077,000   31,435,000
     Depreciation and amortization.....  12,742,000   12,165,000   12,115,000
     Interest expense..................  14,301,000   14,295,000   15,114,000
     Other (expense) income, net.......      16,000      666,000      322,000
     (Benefit) provision for income
      taxes............................  (7,979,000)  (6,360,000)  (4,064,000)
     Extraordinary loss................         --     1,985,000          --
                                        -----------  -----------  -----------
       Net loss........................ $(9,677,000) $(9,021,000) $(3,290,000)
                                        ===========  ===========  ===========

   On November 23, 1998, Radio One signed an agreement to purchase the assets of a radio station located in the St. Louis area, for approximately $13.6 million. Radio One made a deposit of approximately $700,000 towards the purchase price. This deposit is included in other assets in the accompanying consolidated balance sheet as of December 31, 1998.

 Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and money market accounts at various commercial banks. All cash equivalents have original maturities of 90 days or less. For cash and cash equivalents, cost approximates market value.

                        RADIO ONE, INC. AND SUBSIDIARIES

                        December 31, 1996, 1997 and 1998

 Property and Equipment

   Property and equipment are recorded at cost and are being depreciated on a straight-line basis over various periods. The components of the Company's property and equipment as of December 31, 1997 and 1998, are as follows:

                                                                    Period of
                                              1997       1998     Depreciation
                                           ---------- ----------- -------------
   PROPERTY AND EQUIPMENT:
     Land................................. $  117,000 $   590,000      --
     Building and improvements............    148,000     248,000   31 years
     Transmitter towers...................  2,146,000   2,282,000 7 or 15 years
     Equipment............................  3,651,000   5,609,000 5 to 7 years
     Leasehold improvements...............  1,757,000   2,577,000 Life of Lease
                                           ---------- -----------
                                            7,819,000  11,306,000
     Less: Accumulated depreciation.......  3,387,000   4,589,000
                                           ---------- -----------
       Property and equipment, net........ $4,432,000 $ 6,717,000
                                           ========== ===========

   Depreciation expenses for the fiscal years ended December 31, 1996, 1997 and 1998, were $706,000, $746,000 and $1,202,000, respectively.

 Revenue Recognition

   In accordance with industry practice, revenue for broadcast advertising is recognized when the commercial is broadcast.

 Barter Arrangements

   The Company broadcasts certain customers' advertising in exchange for equipment, merchandise and services. The estimated fair value of the equipment, merchandise or services received is recorded as deferred barter costs and the corresponding obligation to broadcast advertising is recorded as deferred barter revenue. The deferred barter costs are expensed or capitalized as they are used, consumed or received. Deferred barter revenue is recognized as the related advertising is aired.

 Financial Instruments

   Financial instruments as of December 31, 1997 and 1998, consist of cash and cash equivalents, trade accounts receivable, accounts payable, accrued expenses, long-term debt and preferred stock, all of which the carrying amounts approximate fair value except for the Senior Subordinated Notes as of December 31, 1998, which have a fair value of approximately $84.5 million, as compared to a carrying value of $78.5 million. The Company has estimated the fair value of the debt, based on its estimate of what rate it could have issued that debt as of December 31, 1998.

 Comprehensive Income

   The Company has adopted SFAS, No. 130, "Reporting Comprehensive Income" and has determined that the Company does not have any comprehensive income adjustments for the periods presented.

                        RADIO ONE, INC. AND SUBSIDIARIES

                        December 31, 1996, 1997 and 1998


 Segment Reporting

   The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" as of December 31, 1998, and has determined that the Company has only one segment, radio broadcasting. The Company came to this conclusion because the Company has one product or service, has the same type of customer and operating strategy in each market, operates in one regulatory environment, has only one management group that manages the entire Company and provides information on the Company's results as one segment to the key decision-maker to make decisions. All of the Company's revenue is derived from the eastern half of the United States.

 Earnings Available for Common Stockholders

   The Company has certain senior cumulative redeemable preferred stock outstanding which pays dividends at 15% per annum (see Note 3). The Company accretes dividends on this preferred stock, which is payable when the preferred stock is redeemed. The earnings available for common stockholders for the years ended December 31, 1997 and 1998, is the net loss or income for each of the years, less the accreted dividend of $2,037,000 and $3,716,000 during 1997 and 1998, respectively on the preferred stock.

 Earnings Per Share

   Earnings per share are based on the weighted average number of common and diluted common equivalent shares for stock options and warrants outstanding during the period the calculation is made, divided into the earnings available for common stockholders. Diluted common equivalent shares consist of shares issuable upon the exercise of stock options and warrants, using the treasury stock method at the estimated IPO price. All warrants outstanding to acquire common stock as of December 31, 1996, 1997 and 1998, will be exercised prior to the IPO and have been reflected in the calculation of earnings per share as if the stock granted from the exercise was outstanding for all periods presented. The Company also issued stock to an employee subsequent to year-end at a price below market value. The stock issued has been reflected in the earnings per share calculation as if it was outstanding for all periods presented (see Note
8). The weighted average shares outstanding is calculated as follows:

                                                         December 31,
                                                 -----------------------------
                                                   1996      1997      1998
                                                 --------- --------- ---------
   Common stock outstanding..................... 4,716,000 4,716,000 4,716,000
   Common stock issued from exercise of
    warrants.................................... 4,625,000 4,625,000 4,625,000
   Stock issued subsequent to year end..........    51,000    51,000    51,000
                                                 --------- --------- ---------
   Weighted average shares outstanding for both
    basic and diluted earnings per share........ 9,392,000 9,392,000 9,392,000
                                                 ========= ========= =========

   The Company effected a 34,060 for one stock split, effective       , 1999,
in conjunction with the planned IPO. All share data included in the accompanying consolidated financial statements and notes thereto are as if the stock split had occurred prior to the periods presented.

   Also, effective February 25, 1999, the Company converted certain class A common stock held by the principal stockholders to class B common stock which will have ten votes per share, as compared to class A common stock which has one vote per share, and certain of their class A common stock to class C common stock. Class C common stock will have no voting rights except as required by Delaware law. All share data included in the accompanying consolidated financial statements and notes thereto are as if the stock conversion had occurred prior to the periods presented.

                        RADIO ONE, INC. AND SUBSIDIARIES

                        December 31, 1996, 1997 and 1998


2. INTANGIBLE ASSETS:

   Intangible assets are being amortized on a straight-line basis over various periods. The intangible asset balances and periods of amortization as of December 31, 1997 and 1998, are as follows:

                                                                   Period of
                                            1997         1998     Amortization
                                         ----------- ------------ ------------
   FCC broadcast license................ $56,179,000 $103,792,000  7-15 Years
   Goodwill.............................   7,609,000   39,272,000   15 Years
   Debt financing.......................   2,147,000    3,186,000 Life of Debt
   Favorable transmitter site and other
    intangibles.........................   1,922,000    1,924,000  6-17 Years
   Noncompete agreement.................   4,900,000    4,000,000   3 Years
                                         ----------- ------------
     Total..............................  72,757,000  152,174,000
     Less: Accumulated amortization.....  17,815,000   24,535,000
                                         ----------- ------------
     Net intangible assets.............. $54,942,000 $127,639,000
                                         =========== ============

   Amortization expense for the fiscal years ended December 31, 1996, 1997 and 1998, was $3,556,000, $5,082,000 and $7,243,000, respectively. The amortization of the deferred financing cost was charged to interest expense.

3. DEBT AND SENIOR CUMULATIVE REDEEMABLE PREFERRED STOCK:

   As of December 31, 1997 and 1998, the Company's outstanding debt is as follows:

                                                          1997         1998
                                                       ----------- ------------
   Senior subordinated notes (net of $10,640,000 and
    $7,020,000 unamortized discounts, respectively)... $74,838,000 $ 78,458,000
   Line of credit.....................................         --    49,350,000
   WYCB note payable and deferred interest............         --     3,841,000
   Other notes payable................................      35,000       23,000
   Capital lease obligations..........................      81,000       67,000
                                                       ----------- ------------
     Total, noncurrent................................ $74,954,000 $131,739,000
                                                       =========== ============

 Senior Subordinated Notes

   To finance the WPHI-FM acquisition (as discussed in Note 1) and to refinance certain other debt, Radio One issued approximately $85,500,000 of 12% Senior Subordinated notes due 2004. The notes were sold at a discount, with the net proceeds to Radio One of approximately $72,750,000. The notes pay cash interest at 7% per annum through May 15, 2000, and at 12% thereafter. In connection with this debt offering, Radio One retired approximately $45,600,000 of debt outstanding under a NationsBank credit agreement with the proceeds from the offering. Radio One also exchanged approximately $20,900,000 of 15% Senior Cumulative Redeemable Preferred Stock which must be redeemed by May 2005, for an equal amount of Radio One's then outstanding subordinated notes and accrued interest.

   The 12% notes due 2004 are redeemable at any time and from time to time at the option of the Company, in whole or in part, on or after May 15, 2001 at the redemption prices set forth in the 12% notes due 2004, plus accrued and unpaid interest to the date of redemption. In addition, on or prior to May 15, 2000, the Company may redeem, at its option, up to 25% of the aggregate original principal amount of the 12% notes due 2004 with the net proceeds of one or more Public Equity Offerings at 112% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the date of redemption, as long as at least approximately $64.1 million of the aggregate principal amount of the 12% notes due 2004 remains outstanding after each

                        RADIO ONE, INC. AND SUBSIDIARIES

                        December 31, 1996, 1997 and 1998

such redemption. Upon a Change of Control (as defined in the indenture), the Company must commence an offer to repurchase the 12% notes due 2004 at 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

 Lines of Credit

   To finance the Bell Broadcasting and Allur-Detroit Acquisitions during 1998, Radio One borrowed $49,350,000 from Credit Suisse First Boston, New York Branch, and other financial institutions which is to mature on December 31, 2003. This credit agreement bears interest at the Eurodollar rate plus an applicable margin. The average interest rate for the year ended December 31, 1998, was 7.58%. This credit agreement is secured by the property of the Company (other than Unrestricted Subsidiaries), and interest and proceeds of real estate and Key Man life insurance policies. During 1998, the month-end weighted average and the highest month-end balances were $28,779,000 and $49,350,000, respectively. Subsequent to December 31, 1998, the Company increased its availability under the line of credit.

   As of December 31, 1997, Radio One had a $7,500,000 outstanding line of credit with NationBank. The interest rate was a base rate plus 1.375%. Radio One's collateral for this line of credit consisted of liens and security interest in all common and voting securities convertible or exchangeable into common stock of the Company and substantially all of its assets (other than WYCB Acquisition). This line of credit was not drawn on as of December 31, 1997. NationsBank was a participating financial institution in the line of credit above, and this line of credit agreement was terminated when the Company entered into the line of credit agreement with Credit Suisse First Boston and one other financial institution, as discussed above.

   During 1995, through a revolving credit agreement (the NationsBank Credit Agreement) with NationsBank of Texas, N.A. and the other lenders who were parties, Radio One borrowed $53,000,000 which was to mature on March 31, 2002. The NationsBank Credit Agreement was refinanced on May 19, 1997, as part of the Senior Subordinated Notes financing discussed above. The NationsBank Credit Agreement bore interest at the LIBOR 30-day rate, plus an applicable margin. The average interest rate for the years ending December 31, 1996 and 1997, was 8.25% and 9.28%, respectively. The credit agreement was secured by all property of the Company (other than unrestricted subsidiaries) and interest and proceeds of real estate and Key Man life insurance policies.

 Senior Cumulative Redeemable Preferred Stock

   On May 19, 1997, concurrent with the debt issuance, all of the holders of Radio One Subordinated Promissory Notes converted all of their existing subordinated notes consisting of approximately $17,000,000, together with any and all accrued interest thereon of approximately $3,900,000 and outstanding warrants, for shares of Senior Cumulative Redeemable Preferred Stock, which must be redeemed in May 2005, and stock warrants to purchase 147.04 shares of common stock. The Senior Cumulative Redeemable Preferred Stock can be redeemed at 100% of its liquidation value, which is the principal and accreted dividends. The dividends on each share accrues on a daily basis at a rate of 15% per annum. Preferred stock dividends of approximately $2,037,000 and $3,716,000 were accrued during the years ended December 31, 1997 and 1998, respectively. If Radio One does not redeem all of the issued and outstanding preferred shares on the mandatory redemption date or upon the occurrence of an event of noncompliance, the holders may elect to have the Dividend Rate increase to 18% per annum. In the event Radio One does not meet any required performance target relating exclusively to the operation of WPHI-FM, the Dividend Rate for each preferred share shall be increased to 17% per annum.

 Other Notes Payable

   During 1996, Radio One entered into two notes totaling $51,000 with NationsBank to purchase vehicles. These notes bear interest at 8.74% and 8.49%, require monthly principal and interest payments of $789 and $471 and mature on April 30, 2000, and December 2, 2000.

                        RADIO ONE, INC. AND SUBSIDIARIES

                        December 31, 1996, 1997 and 1998


 Refinancing of Debt

   During 1997, Radio One retired $45,600,000 of outstanding debt. Associated with the retirement of the debt, Radio One incurred certain early prepayment penalties and legal fees, and had to write-off certain deferred financing costs associated with the debt retired. These costs amounted to $1,985,000 and were recorded as an extraordinary item in the accompanying statements of operations.

4. COMMITMENTS AND CONTINGENCIES:

 Leases

   Radio One has various operating leases for office space, studio space, broadcast towers and transmitter facilities which expire on various dates between May 1999 through October 15, 2003. One of these leases is for office and studio space in Baltimore, Maryland, and is with a partnership in which two of the partners are stockholders of the Company (see Note 6).

   The following is a schedule of the future minimum rental payments required under the operating leases that have an initial or remaining noncancelable lease term in excess of one year as of December 31, 1998.

           Year
           ----
        1999........................................................ $1,007,000
        2000........................................................  1,055,000
        2001........................................................  1,075,000
        2002........................................................    838,000
        2003........................................................    830,000
        Thereafter..................................................  4,578,000

   Total rent expense for the years ended December 31, 1996, 1997 and 1998, was $777,000, $809,000 and $888,000, respectively.

 FCC Broadcast Licenses

   Each of the Company's radio stations operates pursuant to one or more licenses issued by the Federal Communications Commission (FCC) that have a maximum term of eight years prior to renewal. The Company's radio operating licenses expire at various times from October 1, 2003, to August 1, 2006. Although the Company may apply to renew its FCC licenses, third parties may challenge the Company's renewal applications. The Company is not aware of any facts or circumstances that would prevent the Company from having its current licenses renewed.

 Litigation

   The Company has been named as a defendant in several legal actions occurring in the ordinary course of business. It is management's opinion, after consultation with its legal counsel, the outcome of these claims will not have a material adverse effect on the Company's financial position or results of operations.

5. INCOME TAXES:

   Effective January 1, 1996, Radio One elected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code. As an S Corporation, the stockholders separately account for their pro-rata share of Radio One's income, deductions, losses and credits. Effective May 19, 1997, the Company's S Corporation status was terminated.

                        RADIO ONE, INC. AND SUBSIDIARIES

                        December 31, 1996, 1997 and 1998

   In connection with the conversion to a C corporation, in accordance with SEC Staff Accounting Bulletin 4.B, Radio One transferred the amount of the undistributed losses up to the amount of additional paid-in capital at the date of conversion to additional paid-in capital.

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). Under SFAS 109, deferred income taxes reflect the impact of temporary differences between the assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes. Deferred taxes are based on tax laws as currently enacted.

   During 1998, the Company acquired the stock of three companies. Associated with these stock purchases, the Company allocated the purchase price to the related assets acquired, with the excess purchase price allocated to goodwill. In a stock purchase, for income tax purposes, the underlying assets of the acquired companies retain their historical tax basis. Accordingly, the Company recorded a deferred tax liability of approximately $16,863,000 related to the difference between the book and tax basis for all of the assets acquired (excluding goodwill). The result of recording this deferred tax liability is reflected as additional goodwill of $16,863,000 related to these acquisitions.

   A reconciliation of the statutory federal income taxes to the recorded income tax provision for the years ended December 31, 1996, 1997 and 1998, is as follows:

                                           1996         1997         1998
                                        -----------  -----------  -----------
   Statutory tax (@ 35% rate).......... $(1,263,000) $(1,730,000) $  (257,000)
   Effect of state taxes, net of
    federal............................    (217,000)    (245,000)     (29,000)
   Establishment of S corporation loss
    to its stockholders................   1,480,000      984,000          --
   Effect of net deferred tax asset in
    conversion to
    C corporation......................         --    (1,067,000)         --
   Nondeductible goodwill..............         --           --       769,000
   Valuation reserve...................         --     2,058,000   (2,058,000)
                                        -----------  -----------  -----------
     Benefit for income taxes.......... $       --   $       --   $(1,575,000)
                                        ===========  ===========  ===========

   The components of the provision for income taxes for the years ended December 31, 1997 and 1998, are as follows:

                                                        1997         1998
                                                     -----------  -----------
   Current.......................................... $       --   $   463,000
   Deferred.........................................    (991,000)      20,000
   Establishment of net deferred tax asset in
    conversion to C corporation.....................  (1,067,000)         --
   Valuation reserve................................   2,058,000   (2,058,000)
                                                     -----------  -----------
     Benefit for income taxes....................... $       --   $(1,575,000)
                                                     ===========  ===========

                        RADIO ONE, INC. AND SUBSIDIARIES

                        December 31, 1996, 1997 and 1998

   Deferred income taxes reflect the net tax effect of temporary differences between the financial statement and tax basis of assets and liabilities. The significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1998, are as follows:

                                                         1997          1998
                                                      -----------  ------------
   Deferred tax assets--
     FCC and other intangibles amortization.......... $   246,000  $  1,152,000
     Reserve for bad debts...........................     353,000       473,000
     NOL carryforward................................   1,746,000       400,000
     Accruals........................................         --        268,000
     Barter activity.................................         --         85,000
     Interest expense................................         --        479,000
     Other...........................................       2,000        20,000
                                                      -----------  ------------
       Total deferred tax assets.....................   2,347,000     2,877,000
                                                      -----------  ------------
   Deferred tax liabilities--
     FCC license.....................................         --    (16,525,000)
     Depreciation....................................    (279,000)     (539,000)
     Other...........................................     (10,000)     (238,000)
                                                      -----------  ------------
       Total deferred tax liabilities................    (289,000)  (17,302,000)
                                                      -----------  ------------
   Net deferred tax asset (liability)................   2,058,000   (14,425,000)
   Less: Valuation reserve...........................  (2,058,000)          --
                                                      -----------  ------------
   Net deferred taxes included in the accompanying
    consolidated balance sheets...................... $       --   $(14,425,000)
                                                      ===========  ============

   A 100% valuation reserve was applied against the net deferred tax asset as of December 31, 1997, as its realization was not more likely than not to be realized. During the year ended December 31, 1998, this valuation allowance was reversed as the deferred tax assets were likely to be realized.

   During 1998, the Company utilized its entire NOL carryforward, but acquired an approximate $1,200,000 net operating loss from the purchase of Allur-Detroit, Inc. This net operating loss acquired can only be utilized as Allur-Detroit, Inc. has taxable income.

6. RELATED PARTY TRANSACTIONS:

   Radio One leases office space for $8,000 per month from a partnership in which two of the partners are stockholders of Radio One (Note 4). Total rent paid to the stockholders for fiscal years 1996, 1997 and 1998, was $96,000, $96,000 and $96,000, respectively. Radio One also has a net receivable as of December 31, 1997 and 1998, of approximately $68,000 and $4,000, respectively, due from Radio One of Atlanta, Inc. (ROA), of which an executive officer and stockholder of Radio One is a major stockholder of ROA. Effective January 1, 1998 Radio One charged ROA a management fee of $300,000 per year, and prior to January 1, 1998, the fee was $100,000 per year.

   The stockholders of Radio One of Atlanta, Inc. have agreed in principle to sell their shares of Radio One of Atlanta, Inc. to the Company in exchange for shares of the Company's Common Stock.

   As of December 31, 1998, the Company has a loan outstanding of $380,000, and accrued interest of $7,000 from an officer. The loan is due May 2003 and bears interest at 5.6%.

                        RADIO ONE, INC. AND SUBSIDIARIES

                        December 31, 1996, 1997 and 1998


7. PROFIT SHARING:

   Radio One has a 401(k) profit sharing plan for its employees. Radio One can contribute to the plan at the discretion of its board of directors. Radio One made no contribution to the plan during fiscal year 1996, 1997 or 1998.

8. SUBSEQUENT EVENTS:

   In January 1999, the Company granted shares of common stock of the Company to an officer of the Company. These shares will vest over three years. The Company recognized compensation expense of approximately $200,000 during 1999, which is the difference between the fair value of the stock on the grant date and the exercise price of stock.

   On February 26, 1999, Radio One signed an asset purchase agreement for the broadcasting assets of two radio stations located in Richmond, Virginia, for approximately $12,000,000. The Company expects to complete this transaction during the second quarter of 1999.

   On February 10, 1999, Radio One signed an agreement to purchase the assets of a radio station located in the Richmond, Virginia, area for approximately $4,600,000. Radio One made a deposit of $200,000 related to this purchase.

   In February 1999, Radio One signed a letter of intent to purchase the broadcasting assets of two radio stations located in Cleveland, Ohio, for approximately $20,000,000. The Company expects to complete this transaction during the first half of 1999.

   In March 1999, Radio One signed a letter of intent to purchase the broadcasting assets of four radio stations located in Richmond, Virginia for approximately $34,000,000. The Company expects to complete this transaction during the first half of 1999.

   In March 1999, the Company adopted a stock option and grant plan which provides for the issuance of qualified and nonqualified stock options and grants to full-time key employees. The Plan allows the issuance of common stock at the discretion of the Company's board of directors. There are no options currently outstanding under this plan.

   During 1999, the Company made a $1,000,000 investment in PNE Media Holdings, LLC, a privately-held outdoor advertising company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
 Radio One of Atlanta, Inc.:

   We have audited the accompanying consolidated balance sheets of Radio One of Atlanta, Inc. (a Delaware corporation) and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Radio One of Atlanta, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Baltimore, Maryland,
February 19, 1999

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                        As of December 31, 1997 and 1998

                                                         1997         1998
                                                      -----------  -----------
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................... $ 1,117,000  $ 1,711,000
  Trade accounts receivable, net of allowance for
   doubtful accounts of $112,000 and $312,000........   1,259,000    2,479,000
  Prepaid expenses and other.........................      59,000       82,000
  Due from Mableton..................................      77,000      120,000
  Income tax receivable..............................         --       164,000
                                                      -----------  -----------
    Total current assets.............................   2,512,000    4,556,000
PROPERTY AND EQUIPMENT, net..........................     585,000    1,758,000
INTANGIBLE ASSETS, net...............................  10,994,000   10,867,000
OTHER ASSETS.........................................     112,000       40,000
DEFERRED TAXES.......................................         --        60,000
                                                      -----------  -----------
    Total assets..................................... $14,203,000  $17,281,000
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................... $   108,000  $   276,000
  Accrued expenses...................................     782,000      909,000
  Current portion of long-term debt..................     568,000      327,000
  Due to affiliate...................................      68,000        4,000
                                                      -----------  -----------
    Total current liabilities........................   1,526,000    1,516,000
LONG-TERM DEBT AND DEFERRED INTEREST, net of current
 portion.............................................  13,398,000   15,525,000
                                                      -----------  -----------
    Total liabilities................................  14,924,000   17,041,000
                                                      -----------  -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 14,670 shares
   authorized, 10,000 shares issued and outstanding..      10,000       10,000
  Additional paid-in capital.........................     978,000    1,390,000
  Accumulated deficit................................  (1,709,000)  (1,160,000)
                                                      -----------  -----------
    Total stockholders' (deficit) equity.............    (721,000)     240,000
                                                      -----------  -----------
    Total liabilities and stockholders' equity....... $14,203,000  $17,281,000
                                                      ===========  ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1996, 1997 and 1998

                                              1996        1997        1998
                                           ----------  ----------  -----------
REVENUE:
  Broadcast revenue, including barter
   revenue of $112,000, $86,000 and
   $51,000, respectively.................. $4,257,000  $6,525,000  $11,577,000
  Less: Agency commissions................    497,000     794,000    1,437,000
                                           ----------  ----------  -----------
    Net broadcast revenue.................  3,760,000   5,731,000   10,140,000
                                           ----------  ----------  -----------
OPERATING EXPENSES:
  Program and technical...................  1,017,000   1,432,000    1,418,000
  Selling, general and administrative.....  1,426,000   1,994,000    4,111,000
  Corporate expenses......................    241,000     637,000      667,000
  Depreciation and amortization...........    429,000     577,000      896,000
                                           ----------  ----------  -----------
    Total operating expenses..............  3,113,000   4,640,000    7,092,000
                                           ----------  ----------  -----------
    Operating income......................    647,000   1,091,000    3,048,000
INTEREST EXPENSE, including amortization
 of deferred financing costs..............    839,000   1,663,000    2,007,000
OTHER EXPENSES, net.......................        --      111,000       (7,000)
                                           ----------  ----------  -----------
    (Loss) income before provision for
     income taxes.........................   (192,000)   (683,000)   1,048,000
PROVISION FOR INCOME TAXES................        --          --       499,000
                                           ----------  ----------  -----------
    Net (loss) income..................... $ (192,000) $ (683,000) $   549,000
                                           ==========  ==========  ===========



 The accompanying notes are an integral part of these consolidated statements.

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              For the Years Ended December 31, 1996, 1997 and 1998

                                                                      Total
                                          Additional              Stockholders'
                                  Common   Paid-In   Accumulated    (Deficit)
                                   Stock   Capital     Deficit       Equity
                                  ------- ---------- -----------  -------------
BALANCE, December 31, 1995....... $   --  $      --  $  (834,000)  $  (834,000)
  Net loss.......................     --         --     (192,000)     (192,000)
                                  ------- ---------- -----------   -----------
BALANCE, December 31, 1996.......     --         --   (1,026,000)   (1,026,000)
  Net loss.......................     --         --     (683,000)     (683,000)
  Issuance of stock options below
   market........................     --     264,000         --        264,000
  Tax benefit of issuance of
   stock options below market....     --     106,000         --        106,000
  Allocation for stock issued in
   conjunction with debt.........     --     608,000         --        608,000
  Issuance of common stock.......  10,000        --          --         10,000
                                  ------- ---------- -----------   -----------
BALANCE, December 31, 1997.......  10,000    978,000  (1,709,000)     (721,000)
  Net income.....................     --         --      549,000       549,000
  Issuance of stock options below
   market........................     --     294,000         --        294,000
  Tax benefit of issuance of
   stock options below market....     --     118,000         --        118,000
                                  ------- ---------- -----------   -----------
BALANCE, December 31, 1998....... $10,000 $1,390,000 $(1,160,000)  $   240,000
                                  ======= ========== ===========   ===========


 The accompanying notes are an integral part of these consolidated statements.

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1996, 1997 and 1998

                                               1996        1997        1998
                                             ---------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................... $(192,000) $ (683,000) $  549,000
  Adjustments to reconcile net income (loss)
   to net cash from operating activities:
    Depreciation and amortization...........   429,000     577,000     896,000
    Amortization of debt financing costs and
     unamortized discount...................   399,000     172,000     630,000
    Compensation expense from stock options
     granted................................       --      264,000     294,000
    Loss on disposals.......................       --      157,000         --
    Deferred tax liability..................       --          --       58,000
    Effect of change in operating assets and
     liabilities--
      Trade accounts receivable.............  (774,000)   (243,000) (1,220,000)
      Prepaid expenses and other............   (16,000)     (4,000)    (23,000)
      Due from Mableton.....................       --      (77,000)    (43,000)
      Income tax receivable.................       --          --     (164,000)
      Other assets..........................       --     (112,000)     72,000
      Accounts payable......................   (22,000)     97,000     168,000
      Accrued expenses......................   423,000     386,000     127,000
      Due to affiliate......................   (19,000)    (10,000)    (64,000)
                                             ---------  ----------  ----------
        Net cash flows from operating
         activities.........................   228,000     524,000   1,280,000
                                             ---------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........  (235,000)   (385,000) (1,242,000)
  Acquisition of Dogwood....................       --   (6,792,000)        --
  Acquisition of intangibles................       --          --     (678,000)
                                             ---------  ----------  ----------
        Net cash flows from investing
         activities.........................  (235,000) (7,177,000) (1,920,000)
                                             ---------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt issuance...............       --    7,577,000   2,000,000
  Repayment of debt.........................       --          --     (744,000)
  Deferred debt financing costs.............       --      (60,000)    (22,000)
  Issuance of common stock..................       --       10,000         --
                                             ---------  ----------  ----------
        Net cash flows from financing
         activities.........................       --    7,527,000   1,234,000
                                             ---------  ----------  ----------
(DECREASE) INCREASE IN CASH AND
 CASH EQUIVALENTS...........................    (7,000)    874,000     594,000
CASH AND CASH EQUIVALENTS, beginning of
 period.....................................   250,000     243,000   1,117,000
                                             ---------  ----------  ----------
CASH AND CASH EQUIVALENTS, end of period.... $ 243,000  $1,117,000  $1,711,000
                                             =========  ==========  ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid for interest.................... $ 441,000  $1,305,000  $1,616,000
                                             =========  ==========  ==========
  Income taxes paid......................... $     --   $      --   $  499,000
                                             =========  ==========  ==========

 The accompanying notes are an integral part of these consolidated statements.

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Organization and Business

   Radio One of Atlanta, Inc. (the Company) owns and operates a radio station serving the Atlanta, Georgia, market, and its subsidiary, Dogwood Communications, Inc. (Dogwood) owns a radio station serving the Atlanta, Georgia market. The Company started operations in June, 1995. The Company is highly leveraged, which requires substantial interest payments and may impair the Company's ability to obtain additional financing. The Company's operating results are significantly affected by its market share in the Atlanta, Georgia market.

 Basis of Presentation

   The accompanying consolidated financial statements include the accounts of the Company and its subsidiary, Dogwood (see Note 2). All significant intercompany accounts and transactions have been eliminated in consolidation. The accompanying consolidated financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and money market accounts at various commercial banks. All cash equivalents have original maturities of 90 days or less. For cash and cash equivalents, cost approximates market value.

 Property and Equipment

   Property and equipment are recorded at cost and are being depreciated on a straight-line basis over various periods. The components of the Company's property and equipment as of December 31, 1997 and 1998, are as follows:

                                                  December 31,
                                               -------------------   Period of
                                                 1997      1998    Depreciation
                                               -------- ---------- -------------
   PROPERTY AND EQUIPMENT:
     Transmitter towers....................... $335,000 $  493,000    7 Years
     Equipment................................  364,000    967,000 5 to 7 Years
     Leasehold improvements...................   14,000     14,000 Life of Lease
     Furniture and fixtures...................      --     185,000 5 to 7 Years
     Construction in progress.................      --     296,000
                                               -------- ----------
                                                713,000  1,955,000
     Less: Accumulated depreciation...........  128,000    197,000
                                               -------- ----------
       Property and equipment, net............ $585,000 $1,758,000
                                               ======== ==========

   Depreciation expense for the fiscal years ended December 31, 1996, 1997 and 1998, was $38,000, $64,000 and $69,000, respectively.

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY

 Organizational Costs

   As of December 31, 1998, Dogwood had $24,000 of unamortized organization costs. In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5 (the "SOP") regarding financial reporting on the costs of start-up activities. Under the SOP, organizational costs are considered start-up costs and, commencing with fiscal years beginning after December 15, 1998, entities are required to expense such costs as they are incurred. The Company decided to expense the unamortized organizational costs as of December 31, 1998.

 Revenue Recognition

   In accordance with industry practice, revenue for commercial broadcasting advertisements is recognized when the commercial is broadcast.

 Barter Arrangements

   Certain program contracts provide for the exchange of advertising air time in lieu of cash payments for the rights to such programming. These contracts are recorded as the programs are aired at the estimated fair value of the advertising air time given in exchange for the program rights.

   The Company broadcasts certain customers' advertising in exchange for equipment, merchandise and services. The estimated fair value of the equipment, merchandise or services received is recorded as deferred barter costs and the corresponding obligation to broadcast advertising is recorded as deferred barter revenue. The deferred barter costs are expensed or capitalized as they are used or received. Deferred barter revenue is recognized as the related advertising is aired.

 Financial Instruments

   Financial instruments as of December 31, 1997 and 1998, consist of cash and cash equivalents, trade accounts receivable, accounts payable, accrued expenses, and long-term debt, all of which the carrying amounts approximate fair value.

 Reclassifications

   Certain reclassifications have been made to the 1997 financial statements in order to conform with the 1998 presentation.

 Comprehensive Income

   The Company has adopted SFAS, No. 130, "Reporting Comprehensive Income." The Company does not have any comprehensive income adjustments.

 Segment Reporting

   The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" as of December 31, 1998, and has determined the Company has only one segment, radio broadcasting.

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY

2. DOGWOOD COMMUNICATIONS, INC.:

   In April 1997, the Company's founder and stockholder transferred his 33 1/3% ownership interest in Dogwood to the Company in return for the Company assuming responsibility for certain liabilities of Dogwood. Concurrent with the transfer of ownership, the Company contributed approximately $6 million to Dogwood to retire Dogwood's outstanding debt. This stockholder also assigned to the Company his option to purchase the portion of Dogwood owned by others. The Company exercised the option to purchase up to 80% of Dogwood during 1998, for $100,000. The Company intends to exercise its option to purchase the remaining 20% for $3.5 million during 1999.

   The Company owns 33 1/3% of Dogwood, it has the ability to acquire an additional 46 2/3% for $100,000, it has 45 1/2% of the voting control of Dogwood, and it programs the station owned by Dogwood through a local marketing agreement (LMA). During the years ended December 31, 1997 and 1998, Dogwood's primary activity was an LMA of the station to the Company (the station went on the air on December 16, 1997). As the Company controls Dogwood's operations, Dogwood has been consolidated with the Company in the accompanying financial statements.

3. INTANGIBLE ASSETS:

   Intangible assets are being amortized on a straight-line basis over various periods. The intangible asset balances and periods of amortization as of December 31, 1997 and 1998, are as follows:

                                                 December 31,
                                            -----------------------  Period of
                                               1997        1998     Amortization
                                            ----------- ----------- ------------
   Debt financing costs.................... $   313,000 $   335,000 Life of debt
   FCC broadcast license and other.........  11,602,000  12,280,000   15 Years
   Organizational costs....................     203,000         --    5 Years
                                            ----------- -----------
     Total.................................  12,118,000  12,615,000
   Less: Accumulated amortization..........   1,124,000   1,748,000
                                            ----------- -----------
     Net intangible assets................. $10,994,000 $10,867,000
                                            =========== ===========

   Amortization expense for the years ended December 31, 1996, 1997 and 1998, was $391,000, $513,000 and $827,000, respectively. The amortization of the debt financing costs was charged to interest expense.

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY

4. LONG-TERM DEBT:

   The Company is obligated under a long-term senior note and various subordinated notes payable as follows:

                                                             December 31,
                                                        -----------------------
                                                           1997        1998
                                                        ----------- -----------
   Allied Investment Corporation and its affiliates
    (senior)........................................... $10,000,000 $12,000,000
   Alta Subordinated Debt Partners III, L.P. (net of
    $508,000 and $360,000 of unamortized discount
    allocated to stock issuance).......................   1,069,000   1,217,000
   Syncom Capital Corporation (subordinate)............   1,000,000   1,000,000
   Shareholder (subordinate)...........................   1,000,000     960,000
   Design Media, Inc. (subordinate)....................     235,000         --
   Accrued interest on senior and subordinated notes...     662,000     675,000
                                                        ----------- -----------
     Total.............................................  13,966,000  15,852,000
   Less: Current portion of long-term debt.............     568,000     327,000
                                                        ----------- -----------
     Total............................................. $13,398,000 $15,525,000
                                                        =========== ===========

 Allied Investment Corporation Debt

   The start-up of the Company was partially financed through a $4,000,000 long-term debt agreement with Allied Investment Corporation and certain of its affiliates (collectively Allied). The loan bore interest at 14%. Terms of the note required only partial interest payments until January 1, 1997.

   In April 1997, the Company renegotiated the prior Allied debt. In connection with that renegotiation, Allied amended and restated the prior Allied debt to provide the Company and Dogwood (see Note 2) to become co-borrowers with respect to the $4,000,000 debt and to jointly borrow an additional $6,000,000. In connection with this amended and restated loan, new senior secured debentures totaling $10,000,000 were issued jointly by the Company and Dogwood, whereby the Company will carry the debt on its books and Dogwood will act as the guarantor. The agreements have an interest rate that ranges from 12.5% to 13.5% and matures on March 1, 2001. Interest only payments are due monthly until May 1, 1999. Subsequent to that date, monthly principal and interest payments are due. Also, as part of the renegotiation, the Company signed notes for interest that had accrued but was unpaid as of December 31, 1996, on the prior Allied debt.

   In September 1998, the Company borrowed an additional $2,000,000 from Allied. This debt has an interest rate ranging from 12.5% to 13.5%, and principal and interest payments are due monthly until the debt matures on March 1, 2001.

   In April 1997, the Company also amended and restated its Security Agreement with Allied which grants them a security interest in all of the Company's collateral, which includes all tangible and intangible property, all the issued and outstanding stock of the Company, and the Company's rights and interest in Dogwood.

   The prior Allied debt was issued with detachable warrants that granted Allied the right to acquire an equity interest in the Company. The warrants have an aggregate exercise price of $100 per share. During 1997, the warrants were exercised and the Company issued Allied 1,430 shares of common stock.

 Subordinated Notes

   In April 1997, the Company also entered into a $1,577,000 Senior Secured Subordinated Promissory Note with Alta Subordinated Debt Partners III, L.P. The note has an interest rate of 11%, and the unpaid principal

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY and accrued interest on the note is due on April 1, 2001. The Company also issued 1,500 shares of common stock in connection with the note. The Company allocated the proceeds between debt and additional paid-in capital, based on the pro-rata value of the debt and the common stock. As such, $969,000 was assigned to the debt and $608,000 was assigned to the value of the common stock. The value assigned to the common stock was recorded as an increase in additional paid-in capital. The value assigned to the debt was less than the face value, and such discount will be amortized over the life of the related debt using the effective interest method.

   The Syndicated Communications Venture Partners II, L.P. (Syncom) debt bears an interest rate of 11% on the original principal balance of $1,000,000. In April 1997, the Company amended the subordinated note with Syncom. Under the new terms of the agreement, interest accrues and is added to the principal balance, except that beginning with the period of June 20, 1998, the Company is required to make $18,958 monthly payments. Unpaid principal and accrued interest is due April 1, 2001.

   During 1995, the Syncom note was issued with detachable stock warrants allowing Syncom to purchase 2,400 shares of the Company for a purchase price of $100. During 1997, the warrants were exercised and the Company issued Syncom 2,400 shares of common stock.

   This note is also secured by a security agreement for the property and equipment of the Company.

   The Company has a note payable to its shareholder of $1,000,000, which bears interest at 8%. Interest only payments were made monthly until July 1, 1998. At that time, monthly principal and interest payments of $12,133 began. Unpaid principal is due June 20, 2002.

   The Design Media, Inc.'s note of $235,000 bore interest at 8%. Interest only payments were made monthly until July 1, 1998. During 1998, the note was repaid in full.

   The aggregate maturities of debt as of December 31, 1998, are as follows:

     Year                                                               Total
     ----                                                            -----------
     1999........................................................... $   327,000
     2000...........................................................   1,620,000
     2001...........................................................  13,175,000
     2002...........................................................     730,000
                                                                     -----------
       Total........................................................ $15,852,000
                                                                     ===========

5. LEASES:

   The Company leases office space which expires in October 2004 and broadcast towers which expire through December 2009.

   The following is a schedule of the future minimum rental payments required under the operating leases that have an initial or remaining noncancellable lease term in excess of one year as of December 31, 1998:

     Year
     ----
     1999.............................................................. $170,000
     2000..............................................................  163,000
     2001..............................................................  164,000
     2002..............................................................  170,000
     2003..............................................................  170,000
     Thereafter........................................................  259,000

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY

   Total rent expense for the years ending December 31, 1996, 1997 and 1998, was $54,000, $57,000 and $93,000, respectively.

6. STOCK OPTION PLAN:

   During 1997, the Company granted stock options to an officer of the Company for up to 700 shares of the Company's common stock for $1.00 each. Of the 700 shares, 400 shares vested immediately and were exercised during 1997. The officer was granted the remaining options after certain performance results were achieved during 1998. These options granted in 1998 vested immediately. As the options to acquire 400 shares and 300 shares granted and vested during 1997 and 1998, respectively, were significantly below their estimated fair market value, the Company recognized compensation expense of $264,000 and $294,000 during 1997 and 1998, respectively. Compensation expense represented the difference between the estimated fair market value of the stock and the exercise price. The Company also recognized an income tax benefit of $106,000 and $118,000 during 1997 and 1998, respectively, related to the options, which has been recorded as additional paid-in capital.

7. INCOME TAXES:

   Effective March 31, 1997, the Company converted from an S corporation to a C corporation. At the date of conversion, the Company had no additional paid-in capital to convert to retained earnings.

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). Under SFAS 109, deferred income taxes reflect the impact of temporary differences between the assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes. Deferred taxes are based on tax laws as currently enacted.

   A reconciliation of the statutory federal income taxes to the recorded income tax provision for the years ended December 31, 1996, 1997 and 1998, is as follows:

                                                   1996      1997       1998
                                                 --------  ---------  --------
   Statutory tax (@ 35% rate)................... $(67,000) $(239,000) $367,000
   Effect of state taxes, net of federal........   (9,000)   (32,000)   42,000
   Nondeductible amortization...................      --         --    154,000
   Effect of losses while an S corporation......   76,000    264,000       --
   Establish benefit for deferred taxes at C
    corporation
    Conversion..................................      --     (57,000)      --
   Valuation reserve............................      --      64,000   (64,000)
                                                 --------  ---------  --------
     Provision for income taxes................. $    --   $     --   $499,000
                                                 ========  =========  ========

   The components of the provision for income taxes for the years ended December 31, 1997 and 1998, are as follows:

                                                               1997      1998
                                                             --------  --------
     Current................................................ $    --   $335,000
     Deferred...............................................  (64,000)  228,000
     Valuation reserve......................................   64,000   (64,000)
                                                             --------  --------
       Provision for income taxes........................... $    --   $499,000
                                                             ========  ========

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY

   Deferred income taxes reflect the net tax effect of temporary differences between the financial statement and tax basis of assets and liabilities. The significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1998, are as follows:

                                                               1997      1998
                                                             --------  --------
     Deferred tax assets--
       Reserve for bad debts................................ $ 44,000  $118,000
       NOL carryforward.....................................   79,000       --
                                                             --------  --------
         Total deferred tax assets..........................  123,000   118,000
     Deferred tax liabilities--
       Depreciation and amortization........................  (59,000)  (58,000)
                                                             --------  --------
     Net deferred tax asset.................................   64,000    60,000
     Less: Valuation reserve................................  (64,000)      --
                                                             --------  --------
     Net deferred taxes included in the accompanying
      consolidated balance sheets........................... $    --   $ 60,000
                                                             ========  ========

   A 100% valuation reserve was applied against the net deferred tax asset as of December 31, 1997, as its realization was not more likely than not to be realized. During 1998, this valuation allowance was reversed as the deferred tax assets would likely be realized. During 1998, the Company utilized its entire net operating loss carryforward.

8. RELATED PARTY TRANSACTIONS:

   The Company is affiliated with Radio One, Inc., as a stockholder of the Company is also a stockholder of Radio One, Inc. The Company has a due to affiliate of $68,000 and $4,000 as of December 31, 1997 and 1998, respectively, for expenses paid by Radio One, Inc. on behalf of the Company and for administrative services. During the years ended December 31, 1996, 1997 and 1998, the Company incurred expenses of $100,000, $100,000 and $300,000, respectively, for administrative services which Radio One, Inc. performed for the Company.

   The Company has $77,000 and $120,000 recorded as a receivable from Mableton Investment Group (Mableton) as of December 31, 1997 and 1998, respectively. These balances represent costs incurred by the Company for research and feasibility studies on behalf of a new radio station to be owned by Mableton, a company owned by a stockholder of the Company.

   The stockholders of the Company have agreed in principle to sell their shares of the Company to Radio One, Inc. in exchange for shares of Radio One, Inc.'s common stock. A stockholder of the Company will receive a $1.2 million fee related to this acquisition.

   Subsequent to year end, the Company made a $263,000 unsecured loan to an employee. The loan bears interest at 5.56% and is payable on demand.

9. PROFIT SHARING:

   The Company's employees participate in a 401K profit sharing plan sponsored by Radio One, Inc., an affiliate of the Company (see Note 8). The Company's contribution is at the direction of its board of directors. The Company made no contributions to the plan during fiscal years 1996, 1997 or 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
 Radio One, Inc.:

   We have audited the accompanying balance sheet of Bell Broadcasting Company (a Michigan Corporation) (the Company) as of December 31, 1997, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bell Broadcasting Company as of December 31, 1997, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997, in conformity with generally accepted accounting principles.

                                        /s/ ARTHUR ANDERSEN LLP

Baltimore, Maryland,
August 28, 1998

                           BELL BROADCASTING COMPANY

                                 BALANCE SHEETS
                   As of December 31, 1997 and June 30, 1998

                                                       December 31,  June 30,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (Unaudited)
                        ASSETS
CURRENT ASSETS:
  Cash................................................  $  226,000  $  186,000
  Trade accounts receivable, net of allowance for
   doubtful accounts of $28,000 and $69,000,
   respectively.......................................     951,000     918,000
  Current portion of notes receivable.................      13,000      14,000
  Prepaid expenses and other..........................      34,000       6,000
                                                        ----------  ----------
    Total current assets..............................   1,224,000   1,124,000
PROPERTY AND EQUIPMENT, net...........................     859,000   1,139,000
NOTES RECEIVABLE, net of current portion..............     491,000     184,000
OTHER ASSETS..........................................      38,000      20,000
                                                        ----------  ----------
    Total assets......................................  $2,612,000  $2,467,000
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable....................................  $  251,000  $   92,000
  Accrued expenses....................................     198,000      61,000
  Current portion of long-term debt...................     149,000         --
                                                        ----------  ----------
    Total current liabilities.........................     598,000     153,000
LONG-TERM DEBT, net of current portion................     592,000         --
                                                        ----------  ----------
    Total liabilities.................................   1,190,000     153,000
                                                        ----------  ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock--Class A, $2.00 par value, 800 shares
   authorized, issued and outstanding.................       2,000       2,000
  Common stock--Class B, $2.00 par value, 24,000
   shares authorized,
   20,071 and 20,071 shares issued and outstanding,
   respectively.......................................      40,000      40,000
  Additional paid-in capital..........................     198,000   1,308,000
  Retained earnings...................................   1,182,000     964,000
                                                        ----------  ----------
    Total stockholders' equity........................   1,422,000   2,314,000
                                                        ----------  ----------
    Total liabilities and stockholders' equity........  $2,612,000  $2,467,000
                                                        ==========  ==========


      The accompanying notes are an integral part of these balance sheets.

                           BELL BROADCASTING COMPANY

                            STATEMENTS OF OPERATIONS
                 For the Years Ended December 31, 1996 and 1997
                and the Six Months Ended June 30, 1997 and 1998

                                                            Six Months Ended
                                Year Ended December 31,         June 30,
                                ------------------------ ------------------------
                                   1996         1997        1997         1998
                                -----------  ----------- -----------  -----------
                                                         (Unaudited)  (Unaudited)
REVENUE:
  Broadcast revenue, including
   barter revenue of $121,000,
   $151,000, $14,000 and
   $73,000, respectively......  $ 3,917,000  $ 4,571,000 $1,916,000   $2,326,000
  Less: Agency commissions....      537,000      537,000    229,000      301,000
                                -----------  ----------- ----------   ----------
    Net broadcast revenue.....    3,380,000    4,034,000  1,687,000    2,025,000
                                -----------  ----------- ----------   ----------
OPERATING EXPENSES:
  Programming and technical...    1,154,000    1,335,000    723,000      675,000
  Selling, general and
   administrative.............    1,520,000    1,544,000    715,000      748,000
  Corporate expenses..........      849,000      816,000    301,000      663,000
  Depreciation and
   amortization...............      130,000      148,000     68,000       63,000
                                -----------  ----------- ----------   ----------
    Total operating expenses..    3,653,000    3,843,000  1,807,000    2,149,000
                                -----------  ----------- ----------   ----------
    Operating (loss) income...     (273,000)     191,000   (120,000)    (124,000)
                                -----------  ----------- ----------   ----------
INTEREST EXPENSE..............       75,000       81,000     38,000       52,000
OTHER (INCOME) EXPENSE, net...       (5,000)      54,000     59,000       28,000
                                -----------  ----------- ----------   ----------
    (Loss) income before
     (benefit) provision for
     income taxes.............     (343,000)      56,000   (217,000)    (204,000)
(BENEFIT) PROVISION FOR INCOME
 TAXES........................      (78,000)      44,000   (164,000)      14,000
                                -----------  ----------- ----------   ----------
    Net (loss) income.........  $  (265,000) $    12,000 $  (53,000)  $ (218,000)
                                ===========  =========== ==========   ==========



        The accompanying notes are an integral part of these statements.

                           BELL BROADCASTING COMPANY

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 For the Years Ended December 31, 1996 and 1997
                     and the Six Months Ended June 30, 1998

                            Common  Common  Additional                 Total
                             Stock   Stock   Paid-In    Retained   Stockholders'
                            Class A Class B  Capital    Earnings      Equity
                            ------- ------- ---------- ----------  -------------
BALANCE, January 1, 1996..  $2,000  $39,000 $   98,000 $1,435,000   $1,574,000
  Net loss................     --       --         --    (265,000)    (265,000)
  Stock options granted
   below market...........     --       --       9,000        --         9,000
  Stock bonus
   compensation...........     --       --      16,000        --        16,000
  Issuance of common
   stock..................     --       --       9,000        --         9,000
                            ------  ------- ---------- ----------   ----------
BALANCE, December 31,
 1996.....................   2,000   39,000    132,000  1,170,000    1,343,000
  Net income..............     --       --         --      12,000       12,000
  Stock options granted
   below market...........     --       --      17,000        --        17,000
  Stock bonus
   compensation...........     --     1,000     32,000        --        33,000
  Issuance of common
   stock..................     --       --      17,000        --        17,000
                            ------  ------- ---------- ----------   ----------
BALANCE, December 31,
 1997.....................   2,000   40,000    198,000  1,182,000    1,422,000
  Net loss................     --       --         --    (218,000)    (218,000)
  Capital contributed from
   former owners..........     --       --     672,000        --       672,000
  Capital contributed from
   owners.................     --       --     438,000        --       438,000
                            ------  ------- ---------- ----------   ----------
BALANCE, June 30, 1998
 (Unaudited)..............  $2,000  $40,000 $1,308,000 $  964,000   $2,314,000
                            ======  ======= ========== ==========   ==========


        The accompanying notes are an integral part of these statements.

                           BELL BROADCASTING COMPANY

                            STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 1996 and 1997
                and the Six Months Ended June 30, 1997 and 1998

                                     December 31,              June 30,
                                  --------------------  -----------------------
                                    1996       1997        1997        1998
                                  ---------  ---------  ----------- -----------
                                                        (Unaudited) (Unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net (loss) income.............. $(265,000) $  12,000   $ (53,000)  $(218,000)
  Adjustments to reconcile net
   (loss) income to net cash from
   operating activities:
    Depreciation and
     amortization................   130,000    148,000      68,000      63,000
    Compensation expense related
     to stock bonus plan and
     stock granted below market
     price.......................    25,000     50,000         --          --
    Loss on disposal of assets...       --      (8,000)     (8,000)        --
    Effect of change in operating
     assets and liabilities--
      Trade accounts receivable..   190,000   (156,000)    (35,000)     33,000
      Prepaid expenses and
       other.....................  (101,000)   119,000      19,000      19,000
      Other assets...............    (1,000)   (17,000)        --       18,000
      Accounts payable...........    56,000    (94,000)   (108,000)   (159,000)
      Accrued expenses...........  (125,000)    41,000     (68,000)   (137,000)
                                  ---------  ---------   ---------   ---------
        Net cash flows from
         operating activities....   (91,000)    95,000    (185,000)   (381,000)
                                  ---------  ---------   ---------   ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Proceeds from sale of assets...       --      22,000      22,000         --
  Principal payments received on
   notes.........................       --       6,000         --      306,000
  Acquisition of property and
   equipment.....................  (140,000)  (211,000)   (109,000)   (403,000)
                                  ---------  ---------   ---------   ---------
        Net cash flows from
         investing activities....  (140,000)  (183,000)    (87,000)    (97,000)
                                  ---------  ---------   ---------   ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from the issuance of
   debt..........................   739,000    220,000     103,000     438,000
  Repayment of debt..............  (642,000)  (211,000)        --     (438,000)
  Issuance of common stock.......     9,000     17,000         --          --
  Contributed capital............       --         --          --      438,000
                                  ---------  ---------   ---------   ---------
        Net cash flows from
         financing activities....   106,000     26,000     103,000     438,000
                                  ---------  ---------   ---------   ---------
DECREASE IN CASH.................  (125,000)   (62,000)   (169,000)    (40,000)
CASH, beginning of period........   413,000    288,000     288,000     226,000
                                  ---------  ---------   ---------   ---------
CASH, end of period.............. $ 288,000  $ 226,000   $ 119,000   $ 186,000
                                  =========  =========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
  Interest paid.................. $  73,000  $  81,000   $  38,000   $  55,000
                                  =========  =========   =========   =========
  Income taxes paid.............. $ 117,000  $     --    $     --    $   7,000
                                  =========  =========   =========   =========

        The accompanying notes are an integral part of these statements.

                           BELL BROADCASTING COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                           December 31, 1996 and 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Organization

   Bell Broadcasting Company (the Company), a Michigan corporation, is a radio broadcaster, broadcasting on two stations, WCHB-AM and WDTJ-FM (formerly WCHB-
FM), both located in the Detroit metropolitan area. During 1996, the Federal Communications Commission (FCC) approved the construction permit to increase WCHB-AM's signal from 25 kilowatts to 50 kilowatts. In addition, in September 1997, the Canadian government approved WCHB-AM's proposal for a nighttime increase to 15 kilowatts, and the FCC granted a construction permit for the nighttime increase. The Company also owns one station in Kingsley, Michigan, WJZZ-AM.

   The financial statements for the six months ended June 30, 1997 and 1998, are unaudited, but, in the opinion of management, such financial statements have been presented on the same basis as the audited financial statements for the year ended December 31, 1997, and include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations and cash flows for these periods.

 Financial Instruments

   Financial instruments as of December 31, 1997, consist of cash, trade accounts receivables, notes receivables, accounts payable, accrued expenses and long-term debt, all of which the carrying amounts approximate fair value.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using accelerated and straight-line methods over the estimated useful lives of the related assets.

   The components of the Company's property and equipment as of December 31, 1997, are as follows:

                                                     December 31,   Period of
                                                         1997      Depreciation
                                                     ------------ --------------
     Construction in progress.......................  $  122,000        --
     Land...........................................     581,000        --
     Buildings and improvements.....................     149,000  10 to 31 years
     Transmitter towers.............................     754,000  7 to 15 years
     Equipment......................................     555,000  5 to 15 years
     Leasehold improvements.........................      12,000  7 to 19 years
                                                      ----------
       Total property and equipment.................   2,173,000
     Less: Accumulated depreciation.................   1,314,000
                                                      ----------
     Property and equipment, net....................  $  859,000
                                                      ==========

                           BELL BROADCASTING COMPANY

                           December 31, 1996 and 1997

   Depreciation expense for the fiscal years ended December 31, 1996 and 1997, were $120,000 and $141,000, respectively.

 Revenue Recognition

   In accordance with industry practice, revenue for broadcast advertising is recognized when the commercial is broadcast.

 Barter Arrangements

   Certain program contracts provide for the exchange of advertising air time in lieu of cash payments for the rights to such programming. These contracts are recorded as the programs are aired at the estimated fair value of the advertising air time given in exchange for the program rights.

   The Company broadcasts certain customers' advertising in exchange for equipment, merchandise and services. The estimated fair value of the equipment, merchandise or services received is recorded as deferred barter costs and the corresponding obligation to broadcast advertising is recorded as deferred barter revenue. The deferred barter costs are expensed or capitalized as they are used, consumed or received. Deferred barter revenue is recognized as the related advertising is aired.

 Sale of WKNX

   In June 1997, the Company sold the assets and rights of WKNX-AM for approximately $210,000 and recognized a loss of approximately $22,000. In connection with the sale, the Company obtained a note receivable from the purchasers of the station. The terms of the sale call for a note receivable bearing interest at 10% per annum, requiring monthly payments of approximately $3,000 through June 2007. The note is secured by certain real estate and personal property and the pledge of the stock of Frankenmuth.

 Supplemental Cash Flow Information

   The Company issued 200 and 400 shares each of class B common stock to two former officers of the Company during 1996 and 1997, respectively, at a price below the stock's estimated fair market value. Compensation expense of $25,000 and $50,000 was recorded in 1996 and 1997, respectively, in connection with the issuance (Note 6). In June 1997, the Company sold the assets and rights to WKNX-AM for a note receivable in the amount of $210,000. (Also see Note 7.)

 New Accounting Standards

   During 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income" (SFAS No. 130), which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components. The Company believes the adoption of SFAS No. 130 will have no impact on the financial statements as the Company has no comprehensive income adjustments.

                           BELL BROADCASTING COMPANY

                          December 31, 1996 and 1997


   During 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131), which is effective for fiscal years beginning after December 15, 1997. This statement establishes a new approach for determining segments within a company and reporting information on those segments. The Company has performed a preliminary assessment of this statement and believes that no disclosure is necessary as the Company has only one segment.

2. NOTES RECEIVABLE--RELATED PARTY:

   In 1995, the Company loaned the trust of a deceased shareholder $300,000 and received a note receivable. The note bears interest at the mid-term applicable federal rate (6.31% and 5.63% as of December 31, 1996 and 1997, respectively), with principal and interest due December 2000. The principal and all interest due were paid on June 30, 1998.

3. DEBT:

   Debt consists of the following:

                                                                   December 31,
                                                                       1997
                                                                   ------------
     Note payable to bank, payable in monthly installments of
      $12,000, including interest at 9.35% per annum, secured by
      land, equipment and the Company's AM broadcast license......   $641,000
     Note payable to bank, payable in monthly installments of
      $7,000, including interest at 9.35% per annum, secured by
      land, equipment and the Company's FM broadcast license......     51,000
     Note payable to bank, payable in monthly installments of
      $1,000, including interest at 8.99% per annum, secured by
      vehicles....................................................     40,000
     Note payable in monthly installments of $400, including
      interest at 11% per annum, secured by transportation
      equipment...................................................      9,000
                                                                     --------
       Total......................................................    741,000
       Less: Current portion......................................    149,000
                                                                     --------
       Total long-term debt.......................................   $592,000
                                                                     ========

   This outstanding debt was repaid as of June 30, 1998.

4. COMMITMENTS AND CONTINGENCIES:

 Leases

   During 1996 and 1997, the Company leased the facilities under three separate operating leases, one of which was with a related party (the former owners of the Company). The related party lease was on a month-to-month basis for the FM station building, at a rate of $800 per month. The second lease covers the FM tower and transmitter space and expires in May 1999, with one optional renewal of five years. Monthly rent under this lease is currently $4,000. In addition, the Company leases equipment under two operating leases expiring in 1999. Monthly rent under the equipment leases is $450.

   Rental expense for the years ended December 31, 1996 and 1997, was $70,000 and $60,000, respectively.

                           BELL BROADCASTING COMPANY

                           December 31, 1996 and 1997

 Litigation

   The Company has been named as defendant in various legal proceedings arising out of the normal course of business. It is the opinion of management, after consultation with legal counsel, that the amount, if any, of the Company's ultimate liability under all current legal proceedings will not have a material adverse effect on the financial position or results of operations of the Company.

5. STOCK OPTION AND BONUS PLANS:

   The Company had an Incentive stock option plan (the stock option plan). The Company granted options to two employees of the Company to purchase up to 200 shares each of class B common stock at a price equal to 50% of the fair market value of the stock on the exercise date. In 1996, the stock option plan was extended for two years (January 1, 1996 to December 31, 1997). During 1996 and 1997, the Company granted options under the plan and recognized compensation expense because the option price was below the estimated market price of the stock.

   The Company also had a Stock Bonus Plan (the Bonus Plan). Under provisions of the Bonus Plan, the Company could, at its discretion, award two employees of the Company up to an aggregate of 200 shares each of class B common stock. The Bonus Plan was extended in 1996 for two years. During 1996, the Company awarded 50 shares to each employee under the Bonus Plan. During 1997, the Company awarded 100 shares to each employee for services performed. Compensation expense equal to the fair market value of the class B common stock awarded has been recorded for 1996 and 1997 to reflect such awards.

   Agreements between the Company and three of its former stockholders generally provide that none of their shares (as specifically defined) may be sold, transferred or exchanged without the prior written consent of the Company.

   In addition, the agreements specify the rights of the stockholders and the obligations of the Company in the event of death, termination of employment or change in control of the Company. The agreements state that if a change in control of the Company occurs, the employees' right to exercise their options will cease. If the Company is required to repurchase any of the shares, the purchase price shall be the fair market value of such shares (as specifically defined). As of June 30, 1998, all options terminated.

   The Company accounts for its stock option plans in accordance with Accounting Principles Board Opinion No. 25. Had compensation cost for the plans been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," the difference in the Company's pro forma net income would have been immaterial.

                           BELL BROADCASTING COMPANY

                           December 31, 1996 and 1997

6. INCOME TAXES:

   A reconciliation of the statutory federal income taxes to the recorded income tax (benefit) provision for the years ended December 31, 1996 and 1997 is as follows:

                                                               December 31,
                                                            -------------------
                                                              1996       1997
                                                            ---------  --------
     Statutory tax (@ 35% rate)............................ $(120,000) $ 19,000
     Effect of state taxes, net of federal.................    16,000     3,000
     Effect of graduated tax rate..........................       --    (12,000)
     Other nondeductible items.............................    23,000    28,000
     Nondeductible compensation expense....................     3,000     6,000
                                                            ---------  --------
       (Benefit) provision for income taxes................ $ (78,000) $ 44,000
                                                            =========  ========

   The components of the (benefit) provision for income taxes for the years ended December 31, 1996 and 1997 are as follows:

                                                               December 31,
                                                             ------------------
                                                               1996      1997
                                                             ---------  -------
     Current................................................ $(105,000) $20,000
     Deferred...............................................    27,000   24,000
                                                             ---------  -------
     (Benefit) provision for income taxes................... $ (78,000) $44,000
                                                             =========  =======

   Deferred income taxes reflect the net tax effect of temporary differences between the financial statement and tax basis of assets and liabilities. The significant components of the Company's deferred tax assets and liability as of December 31, 1997, are as follows:

                                                                    December 31,
                                                                        1997
                                                                    ------------
     Deferred tax assets--
       Reserve for bad debts.......................................   $ 10,000
     Deferred tax liability--
       Other.......................................................    (13,000)
                                                                      --------
     Net deferred tax liability....................................   $ (3,000)
                                                                      ========

7. SALE OF CAPITAL STOCK:

   On December 23, 1997, the stockholders of the Company entered into an Agreement with Radio One, Inc. to sell all of the issued and outstanding shares of the capital stock of the Company for approximately $34 million. Prior to the sale, the stockholders of the Company assumed certain debt totaling $771,000 and acquired certain assets of the Company totaling $99,000. The net book value of the assets acquired and the liabilities assumed prior to the sale was recorded as a capital contribution from the owners. The sale to Radio One, Inc. was completed on June 30, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
 Allur-Detroit, Inc.:

   We have audited the accompanying balance sheet of Allur-Detroit, Inc. (a wholly owned subsidiary of Syndicated Communications Venture Partners II, LP) for the year ended December 31, 1997, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of Allur-Detroit, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allur-Detroit, Inc. for the year ended December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                        /s/ MITCHELL & TITUS LLP

Washington, D.C.,
March 25, 1998

                              ALLUR-DETROIT, INC.

                                 BALANCE SHEETS
                 As of December 31, 1997 and September 30, 1998

                                                     December 31, September 30,
                                                         1997         1998
                                                     ------------ -------------
                                                                   (Unaudited)
                       ASSETS
CURRENT ASSETS:
  Cash..............................................  $   86,000   $  172,000
  Trade accounts receivable, net of allowance of
   $77,000..........................................     410,000      805,000
  Prepaid expenses and other........................      55,000       42,000
                                                      ----------   ----------
    Total current assets............................     551,000    1,019,000
PROPERTY AND EQUIPMENT, net.........................      75,000       82,000
INTANGIBLE ASSETS, net..............................   7,563,000    7,429,000
                                                      ----------   ----------
    Total assets....................................  $8,189,000   $8,530,000
                                                      ==========   ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable an accrued expenses..............  $  829,000   $1,056,000
                                                      ----------   ----------
NOTES PAYABLE AND DEFERRED INTEREST.................   3,229,000    3,892,000
                                                      ----------   ----------
    Total liabilities...............................   4,058,000    4,948,000
                                                      ----------   ----------
COMMITMENTS
CUMULATIVE REDEEMABLE PREFERRED STOCK,
 $2,000 par value, 1,050 shares authorized, 1,050
 and 975 shares issued and outstanding,
 respectively.......................................   2,100,000    1,950,000
STOCKHOLDERS' EQUITY:
  Common stock, $1.00 par value, 1,000 shares
   authorized and 975 shares issued and
   outstanding......................................       1,000        1,000
  Additional paid-in capital........................   2,463,000    2,463,000
  Accumulated deficit...............................    (433,000)    (832,000)
                                                      ----------   ----------
    Total stockholders' equity......................   2,031,000    1,632,000
                                                      ----------   ----------
    Total liabilities and stockholders' equity......  $8,189,000   $8,530,000
                                                      ==========   ==========

      The accompanying notes are an integral part of these balance sheets.

                              ALLUR-DETROIT, INC.

                            STATEMENTS OF OPERATIONS
                      For the Year Ended December 31, 1997
           and for the Nine Months Ended September 30, 1997 and 1998

                                                           Nine Months Ended
                                                             September 30,
                                           December 31, ------------------------
                                               1997        1997         1998
                                           ------------ -----------  -----------
                                                        (Unaudited)  (Unaudited)
REVENUE:
  Broadcast revenue.......................  $2,473,000  $1,884,000   $2,509,000
  Less: Agency commissions................     259,000     207,000      379,000
                                            ----------  ----------   ----------
    Net broadcast revenue.................   2,214,000   1,677,000    2,130,000
                                            ----------  ----------   ----------
OPERATING EXPENSES:
  Programming and technical...............     894,000     477,000      592,000
  Selling, general and administrative.....   1,467,000   1,247,000    1,412,000
  Corporate expenses......................      36,000      27,000       27,000
  Depreciation and amortization...........     245,000     183,000      167,000
                                            ----------  ----------   ----------
    Total operating expenses..............   2,642,000   1,934,000    2,198,000
                                            ----------  ----------   ----------
    Operating loss........................    (428,000)   (257,000)     (68,000)
                                            ----------  ----------   ----------
INTEREST EXPENSE..........................     222,000     147,000      281,000
OTHER INCOME (EXPENSE), net...............     217,000     126,000      (50,000)
                                            ----------  ----------   ----------
    Loss before provision for income
     taxes................................    (433,000)   (278,000)    (399,000)
PROVISION FOR INCOME TAXES................         --          --           --
                                            ----------  ----------   ----------
    Net loss..............................  $ (433,000) $ (278,000)  $ (399,000)
                                            ==========  ==========   ==========


        The accompanying notes are an integral part of these statements.

                              ALLUR-DETROIT, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      For the Year Ended December 31, 1997
                and for the Nine Months Ended September 30, 1998

                                          Additional                 Total
                                   Common  Paid-In   Accumulated Stockholders'
                                   Stock   Capital     Deficit      Equity
                                   ------ ---------- ----------- -------------
BALANCE, December 31, 1996........ $1,000 $2,463,000  $     --    $2,464,000
  Net loss........................    --         --    (433,000)    (433,000)
                                   ------ ----------  ---------   ----------
BALANCE, December 31, 1997........  1,000  2,463,000   (433,000)   2,031,000
  Net loss........................    --         --    (399,000)    (399,000)
                                   ------ ----------  ---------   ----------
BALANCE, September 30, 1998
 (unaudited)...................... $1,000 $2,463,000  $(832,000)  $1,632,000
                                   ====== ==========  =========   ==========



        The accompanying notes are an integral part of these statements.

                              ALLUR-DETROIT, INC.

                            STATEMENTS OF CASH FLOWS
                      For the Year Ended December 31, 1997
           and for the Nine Months Ended September 30, 1997 and 1998

                                                             September 30,
                                          December 31,  ------------------------
                                              1997         1997         1998
                                          ------------  -----------  -----------
                                                        (Unaudited)  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................... $  (433,000)  $  (278,000)  $(399,000)
  Adjustments to reconcile net loss to
   net cash from operating activities:
    Depreciation and amortization........     245,000       183,000     167,000
    Effect of change in operating assets
     and liabilities--
      Trade accounts receivable..........      32,000       (95,000)   (395,000)
      Prepaid expenses and other.........     (45,000)      (59,000)     13,000
      Accounts payable and accrued
       expenses..........................    (172,000)      (60,000)    227,000
                                          -----------   -----------   ---------
        Net cash flows from operating
         activities......................    (373,000)     (309,000)   (387,000)
                                          -----------   -----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment..................     (39,000)          --      (40,000)
                                          -----------   -----------   ---------
        Net cash flows from investing
         activities......................     (39,000)          --      (40,000)
                                          -----------   -----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Redemption of preferred stock..........         --            --     (150,000)
  Repayment of debt......................  (1,676,000)   (1,257,000)        --
  Proceeds from notes payable............   2,152,000     1,614,000     663,000
                                          -----------   -----------   ---------
        Net cash flows from financing
         activities......................     476,000       357,000     513,000
                                          -----------   -----------   ---------
NET INCREASE IN CASH.....................      64,000        48,000      86,000
CASH, beginning of period................      22,000        22,000      86,000
                                          -----------   -----------   ---------
CASH, end of period...................... $    86,000   $    70,000   $ 172,000
                                          ===========   ===========   =========
SUPPLEMENTAL DISCLOSURE OF NONCASH
 INVESTING AND FINANCING INFORMATION:
  Interest paid.......................... $    81,000   $       --    $     --
                                          ===========   ===========   =========
  Income taxes paid...................... $       --    $       --    $     --
                                          ===========   ===========   =========

        The accompanying notes are an integral part of these statements.

                              ALLUR-DETROIT, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION:

   Allur-Detroit, Inc. (the Company) is a subsidiary of Syndicated Communications Ventures Partners II, LP (SYNCOM II). The Company's sole activity is to operate WWBR-FM, a radio station that broadcasts from Detroit, Michigan.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Presentation

   The accompanying financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Interim Financial Statements

   The financial statements for the nine months ended September 30, 1997 and 1998, are unaudited but, in the opinion of management, such financial statements have been presented on the same basis as the audited financial statements for the year ended December 31, 1997, and include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations and cash flows for these periods.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method.

   The components of property and equipment as of December 31, 1997 and September 30, 1998, are as follows:

                                       December 31, September 30,  Period of
                                           1997         1998      Depreciation
                                       ------------ ------------- ------------
                                                     (Unaudited)
     Leasehold improvements...........   $  7,000     $  8,000      10 years
     Transmitter equipment............     17,000       17,000      5 years
     Studio and other technical
      equipment.......................     46,000       59,000      7 years
     Office furniture and equipment...     45,000       54,000      5 years
     Automobiles......................        --        17,000      5 years
                                         --------     --------
                                          115,000      155,000
     Less: Accumulated depreciation
      and
      amortization....................     40,000       73,000
                                         --------     --------
     Property and equipment, net......   $ 75,000     $ 82,000
                                         ========     ========

 Intangible Assets

   Management periodically reviews its unamortized intangible asset balances to ensure that those assets have not been impaired in accordance with the definition of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived assets and for Long-Lived assets to be disposed of." As of

                              ALLUR-DETROIT, INC.

September 30, 1998, management has made such evaluations and believes that the net intangible asset is realizable. In any period which management believes an impairment has occurred, management will write down the asset in accordance with this standard.

 Revenue Recognition

   Revenue for advertising is recognized when the commercial is broadcasted.

 Barter Arrangements

   Certain program contracts provide for the exchange of advertising air time in lieu of cash payments for the rights to such programming. These contracts are recorded as the programs are aired at the estimated fair value of the advertising air time given in exchange for the program rights.

   The Company broadcasts certain customers' advertising in exchange for equipment, merchandise and services. The estimated fair value of the equipment, merchandise or services received is recorded as deferred barter costs and the corresponding obligation to broadcast advertising is recorded as deferred barter revenue. The deferred barter costs are expensed or capitalized as they are used, consumed or received. Deferred barter revenue is recognized as the related advertising is aired.

 Financial Instruments

   Financial instruments as of December 31, 1997, and September 30, 1998, consist of cash, trade accounts receivable, accounts payable, accrued expenses, preferred stock, and notes payable all of which the carrying amounts approximate fair value.

 New Accounting Standards

   During 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income" (SFAS No. 130), which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components. The Company adopted SFAS No. 130 during the nine months ended September 30, 1998, and has determined that the adoption of this statement has no impact on the financial statements, as the Company has no comprehensive income adjustments.

   During 1997, the FASB issues SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131), which is effective for fiscal years beginning after December 15, 1997. This statement establishes a new approach for determining segments within a company and reporting information on those segments. The Company adopted this statement during the nine months ended September 30, 1998 and concluded that it had only one segment.

3. INTANGIBLE ASSETS:

   Intangible asset balances and periods of amortization as of December 31, 1997, and September 30, 1998, are as follows:

                                        December 31, September 30,  Period of
                                            1997         1998      Amortization
                                        ------------ ------------- ------------
                                                      (Unaudited)
     Goodwill and FCC license..........  $7,768,000   $7,768,000     40 years
     Less: Accumulated amortization....     205,000      339,000
                                         ----------   ----------
                                         $7,563,000   $7,429,000
                                         ==========   ==========

                              ALLUR-DETROIT, INC.

   Depreciation and amortization expense for the year ended December 31, 1997, and for the nine months ended September 30, 1997 and 1998, was $245,000, $183,000 and $167,000, respectively.

4. RELATED PARTY TRANSACTIONS:

 Notes Payable

   Notes payable consist of the following:

                                                      December 31, September 30,
                                                          1997         1998
                                                      ------------ -------------
                                                                    (Unaudited)
     SYNCOM II--long-term debt--10% annually.........  $1,676,000   $1,676,000
     SYNCOM III--long-term debt--10% annually........   1,362,000    1,362,000
     SYNCOM II--line of credit--8% annually..........     191,000      854,000
                                                       ----------   ----------
       Total.........................................  $3,229,000   $3,892,000
                                                       ==========   ==========

   The debt owed to SYNCOM II and SYNCOM III are due and payable in lump-sum the earlier of a sale of the license of Allur-Detroit, a sale of substantially all of the assets of Allur-Detroit, a sale of a controlling interest in the common stock shares of Allur-Detroit, or at December 31, 1999 (see Note 7). The debt is secured by the FCC license and assets of the Company.

 Management Fee

   The Company entered into an agreement with Syncom Management, Inc. whereby it pays $36,000 per year for accounting services. Syncom Management, Inc. also provides management and financial services to SYNCOM II, the owner of the Company.

5. COMMITMENTS:

 Operating Leases

   The Company rents office space and transmittal sites under several operating leases. These leases expire at various dates through 2002, with most containing renewal options.

   Future minimum rental payments under such noncancellable operating leases as of September 30, 1998, are as follows:

        Year
        ----
        1998 (remaining)................................................ $37,000
        1999............................................................ 148,000
        2000............................................................ 148,000
        2001............................................................  91,000
        2002............................................................  98,000

                              ALLUR-DETROIT, INC.

6. CUMULATIVE REDEEMABLE PREFERRED STOCK:

   On December 4, 1992, the Company issued 1,050 shares of cumulative redeemable preferred stock to PNC Bank, formerly Continental Bank. The preferred stock earns cumulative annual dividends of eight percent (8%) of par value.

   Under the terms of the PNC Bank/Allur-Detroit settlement agreement of December 31, 1996, redemption of the preferred stock shall occur at the date when: (i) repayment is effected in full of principal and interest on lenders' new notes, or (ii) at the maturity date of the new notes when the lenders shall cause the Company to repay, whichever happens first. In such a situation, all outstanding shares of preferred stock shall be redeemed at a price equal to the par value, plus an amount equal to both accrued and undeclared dividends payable from available funds as stipulated in Section 2.2 of the Shareholders Agreement dated December 4, 1992. As of September 30, 1998, circumstances supporting the redemption of the preferred stock did not occur.

   The Company had not declared and has not recorded an accrual for cumulative preferred stock dividends. At September 30, 1998, cumulative unpaid preferred dividends amounted to $958,667. Such dividends, if declared, would have been paid out of cumulative retained earnings of the Company, if any.

   On February 20, 1998, the Company paid $150,000, representing a partial payment toward the required redemption of the preferred stock held by PNC Bank. From this date hereof, the balance due for payment on the preferred stock is $1,950,000. Subsequent to September 30, 1998, the $1,950,000 of preferred stock was redeemed for the face value without the dividend being declared.

7. INCOME TAXES:

   The Company accounted for income taxes in accordance with Statement of Financial Accounting standards No. 109, "Accounting for Income Taxes" (SFAS
109). Under SFAS 109, deferred income taxes reflect the impact of temporary differences between the assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes. Deferred taxes are based on tax laws as currently enacted.

   A reconciliation of the statutory federal income taxes to the recorded income tax provision for the year ended December 31, 1997, is as follows:

     Statutory Tax (@ 35% rate)..................................... $(152,000)
     Effect of state taxes, net of federal..........................   (18,000)
     Effect of graduated tax rate...................................     5,000
     Valuation reserve..............................................   165,000
                                                                     ---------
       Provision for income taxes................................... $     --
                                                                     =========

   The components of the provision for income taxes for the years ended December 31, 1997 are as follows:

     Current......................................................... $     --
     Deferred........................................................  (165,000)
     Valuation reserve...............................................   165,000
                                                                      ---------
       Provision for income taxes.................................... $     --
                                                                      =========

                              ALLUR-DETROIT, INC.

   Deferred income taxes reflect the net tax effect of temporary differences between the financial statement and tax basis of assets and liabilities. The significant components of the Company's deferred tax assets and liabilities as of December 31, 1997, are as follows:

     Deferred tax assets--
       NOL carryforward............................................. $180,000
     Deferred tax liabilities--
       Depreciation.................................................  (15,000)
     Net deferred tax asset-- ......................................  165,000
     Less:Valuation reserve......................................... (165,000)
                                                                     --------
     Deferred taxes included in the accompanying consolidated
      balance sheets................................................ $    --
                                                                     ========

   A 100% valuation reserve has been applied against the net deferred tax asset, as its realization is not considered to be more likely than not to be realized.

   As of December 31, 1997, there was approximately $400,000 of available net operating loss carry forwards that expire through 2011.

8. SUBSEQUENT EVENTS:

   On October 26, 1998, the stockholders of the Company entered into a stock purchase agreement with Radio One, Inc. to sell all of the issued and outstanding shares of capital stock of the Company for approximately $27 million. The sale is expected to be completed by December 31, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Radio One, Inc.:

   We have audited the accompanying combined balance sheets of the Richmond operations of Sinclair Telecable, Inc., consisting of stations WCDX-FM, WPLZ-FM, WJRV-FM and WGCV-AM (the Stations) as of December 31, 1997 and 1998, and the related combined statements of operations and changes in station equity and cash flows for the years then ended. These financial statements are the responsibility of the Stations' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   The accompanying combined financial statements have been prepared from the separate records maintained by the Stations and may not be indicative of the conditions that would have existed or the results of operations had the Stations been operated as an unaffiliated entity. As discussed in Note 1, certain corporate overhead and other expenses represent allocations made by the Stations' parent.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Richmond operations of Sinclair Telecable, Inc., consisting of stations WCDX-FM, WPLZ-FM, WJRV-FM and WGCV-AM as of December 31, 1997 and 1998 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                    /s/ Arthur Andersen LLP

Baltimore, Maryland,
March 5, 1999

              THE RICHMOND OPERATIONS OF SINCLAIR TELECABLE, INC.

                            COMBINED BALANCE SHEETS
                        As of December 31, 1997 and 1998

                                                             1997       1998
                                                          ---------- ----------
                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................. $   55,000 $  142,000
  Trade accounts receivable, net of allowance for
   doubtful accounts of $39,000 and $50,000,
   respectively..........................................  1,282,000  1,400,000
  Prepaid expenses and other.............................     47,000     31,000
                                                          ---------- ----------
    Total current assets.................................  1,384,000  1,573,000
PROPERTY AND EQUIPMENT, net..............................    922,000  1,202,000
INTANGIBLE ASSETS, net...................................  4,065,000  3,692,000
                                                          ---------- ----------
    Total assets......................................... $6,371,000 $6,467,000
                                                          ========== ==========
             LIABILITIES AND STATION EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.................. $  423,000 $  566,000
COMMITMENTS
STATION EQUITY...........................................  5,948,000  5,901,000
                                                          ---------- ----------
    Total liabilities and station equity................. $6,371,000 $6,467,000
                                                          ========== ==========


 The accompanying notes are an integral part of these combined balance sheets.

              THE RICHMOND OPERATIONS OF SINCLAIR TELECABLE, INC.

        COMBINED STATEMENTS OF OPERATIONS AND CHANGES IN STATION EQUITY
                 For the Years Ended December 31, 1997 and 1998

                                                           1997        1998
                                                        ----------  ----------
REVENUE:
  Broadcast revenue, including barter revenue of
   $249,000
   and $304,000, respectively.......................... $8,330,000  $8,509,000
  Less: Agency commissions.............................  1,041,000   1,051,000
                                                        ----------  ----------
    Net broadcast revenue..............................  7,289,000   7,458,000
                                                        ----------  ----------
OPERATING EXPENSES:
  Program and technical................................  1,313,000   1,498,000
  Selling, general and administrative..................  3,025,000   3,170,000
  Corporate allocations................................    311,000     413,000
  Depreciation and amortization........................    569,000     648,000
                                                        ----------  ----------
    Total operating expenses...........................  5,218,000   5,729,000
                                                        ----------  ----------
    Broadcast operating income.........................  2,071,000   1,729,000
                                                        ----------  ----------
    Net income.........................................  2,071,000   1,729,000
STATION EQUITY, beginning of year......................  6,548,000   5,948,000
NET TRANSFER TO PARENT................................. (2,671,000) (1,776,000)
                                                        ----------  ----------
STATION EQUITY, end of year............................ $5,948,000  $5,901,000
                                                        ==========  ==========


   The accompanying notes are an integral part of these combined statements.

              THE RICHMOND OPERATIONS OF SINCLAIR TELECABLE, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 1997 and 1998

                                                         1997         1998
                                                      -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................... $ 2,071,000  $ 1,729,000
  Adjustments to reconcile net income to net cash
   from operating activities--
    Depreciation and amortization....................     569,000      648,000
    Effect of change in operating assets and
     liabilities--
      Trade accounts receivable......................     109,000     (118,000)
      Prepaid expenses and other.....................     (33,000)      16,000
      Accounts payable and accrued expenses..........     (63,000)     143,000
                                                      -----------  -----------
        Net cash flows from operating activities.....   2,653,000    2,418,000
                                                      -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.................     (49,000)    (555,000)
                                                      -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net transfer to parent.............................  (2,671,000)  (1,776,000)
                                                      -----------  -----------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.....     (67,000)      87,000
CASH AND CASH EQUIVALENTS, beginning of year.........     122,000       55,000
                                                      -----------  -----------
CASH AND CASH EQUIVALENTS, end of year............... $    55,000  $   142,000
                                                      ===========  ===========


   The accompanying notes are an integral part of these combined statements.

              THE RICHMOND OPERATIONS OF SINCLAIR TELECABLE, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           December 31, 1997 and 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Organization and Business

   The radio stations, WCDX-FM, WPLZ-FM, WJRV-FM and WGCV-AM (Stations) are broadcast in the Richmond area. WCDX-FM, WPLZ-FM and WGCV-AM are owned by Sinclair Telecable, Inc. (Sinclair). WJRV-FM is owned by Commonwealth Broadcasting LLC (Commonwealth), a related party. Sinclair owns 25% of Commonwealth. The remaining 75% of Commonwealth is owned by some of the shareholders of Sinclair. Commonwealth has been fully consolidated into the combined financial statements of Sinclair Telecable, Inc. and Affiliates (combined, Sinclair).

   In March 1999, Sinclair entered into a letter of intent with Radio One, Inc. to sell ultimately all of the tangible and intangible assets of these Richmond operations for approximately $34 million. Sinclair and Radio One, Inc. intend to enter into a local marketing agreement under which Radio One, Inc. will operate these Richmond operations prior to completing its acquisition of these operations. Accordingly, these combined financial statements of the Richmond operations include the stations to be purchased by Radio One, Inc. All inter-station transactions have been eliminated in consolidation.

 Basis of Presentation

   The accompanying combined financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   The Stations are allocated certain corporate expenses for services provided by Sinclair based upon the percentage of revenue of each station to total revenue of all stations operated by Sinclair. Though management is of the opinion that all allocations used are reasonable and appropriate, other allocations might be used that could produce results substantially different from those reflected herein and these cost allocations might not be indicative of amounts which might be paid to unrelated parties for similar services or if Stations had been operated on a stand-alone basis.

   Sinclair corporate departmental expenses of $311,000 and $413,000 have been allocated to the Stations during 1997 and 1998, respectively, for management salaries and benefits, legal services, corporate office, and other miscellaneous expenses.

   The acquisition of station WJRV-FM was partially financed with debt which was allocated to the Stations. This debt and related accrued interest expense was eliminated through cash transfers to the parent. Cash transfers in excess of amounts required to repay debt and secured interest reduces the Stations equity and is recorded as net transfer to parent.

 Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and money market accounts at various commercial banks. All cash equivalents have original maturities of 90 days or less. For cash and cash equivalents, cost approximates market value.

              THE RICHMOND OPERATIONS OF SINCLAIR TELECABLE, INC.

                           December 31, 1997 and 1998

 Property and Equipment

   Property and equipment are recorded at cost and are being depreciated on a straight-line basis over various periods. The components of the Stations' property and equipment as of December 31, 1997 and 1998, are as follows:

                                                                   Period of
                                              1997       1998     Depreciation
                                            --------- ---------- --------------
   PROPERTY AND EQUIPMENT:
     Land.................................. $  57,000 $   57,000       --
     Building and leasehold improvements...   140,000    147,000 31 or 10 years
     Furniture and fixtures................   179,000    241,000 7 or 10 years
     Broadcasting equipment................ 2,145,000  2,611,000  5 to 7 years
     Vehicles..............................    55,000     75,000    5 years
                                            --------- ----------
                                            2,576,000  3,131,000
     Less: Accumulated depreciation........ 1,654,000  1,929,000
                                            --------- ----------
        Property and equipment, net........ $ 922,000 $1,202,000
                                            ========= ==========

   Depreciation expenses for the fiscal years ended December 31, 1997 and 1998, were $263,000 and $275,000, respectively.

 Revenue Recognition

   In accordance with industry practice, revenue for broadcast advertising is recognized when the commercial is broadcast.

 Barter Arrangements

   Certain program contracts provide for the exchange of advertising air time in lieu of cash payments for the rights to such programming. These contracts are recorded as the programs are aired at the estimated fair value of the advertising air time given in exchange for the program rights.

 Financial Instruments

   Financial instruments as of December 31, 1997 and 1998, consist of cash and cash equivalents, trade accounts receivables, accounts payable and accrued expenses, all of which the carrying amounts approximate fair value except.

              THE RICHMOND OPERATIONS OF SINCLAIR TELECABLE, INC.

                           December 31, 1997 and 1998


2. INTANGIBLE ASSETS:

   Intangible assets are being amortized on a straight-line basis over various periods. The intangible asset balances and periods of amortization as of December 31, 1997 and 1998, are as follows:

                                                                     Period of
                                                 1997       1998    Amortization
                                              ---------- ---------- ------------
   FCC broadcast license..................... $4,489,000 $4,489,000   15 Years
   Goodwill..................................     45,000     45,000   40 Years
   Debt financing............................     27,000     27,000 Life of Debt
   Organizational costs......................     99,000        --    5 Years
                                              ---------- ----------
     Total...................................  4,660,000  4,561,000
     Less: Accumulated amortization..........    595,000    869,000
                                              ---------- ----------
     Net intangible assets................... $4,065,000 $3,692,000
                                              ========== ==========

   Amortization expense for the fiscal years ended December 31, 1997 and 1998, was $306,000 and $373,000, respectively. During 1998, the Stations wrote off approximately $69,000 of unamortized start-up costs.

3. INCOME TAXES:

   As the Stations' parent company is an S corporation, no provision for income taxes has been included in the accompanying statements of operations.

4. COMMITMENTS:

   The Stations lease office space for its office and broadcast studios and a tower site under operating leases which expire through January 1, 2020. Rent expense for the years ended December 31, 1997 and 1998, was $152,000 and $154,000, respectively. The future minimum rental payments for the next five years are as follows:

      Year
      ----
      1999........................................................... $  185,000
      2000...........................................................    183,000
      2001...........................................................    189,000
      2002...........................................................    196,000
      2003...........................................................    104,000
      Thereafter.....................................................  1,335,000

5. PROFIT SHARING:

   Sinclair Telecable, Inc. has a 401(k) profit sharing plan for its employees. Sinclair Telecable, Inc. can contribute to the plan at the discretion of its board of directors. Sinclair Telecable, Inc. did not contribute to the plan during fiscal year 1997 or 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Radio One, Inc.:

We have audited the accompanying combined balance sheet of the stations WKJS-FM and WSOJ- FM of FM-100 (the Stations) as of December 31, 1998, and the related combined statements of operations and changes in station deficit and cash flows for the year then ended. These financial statements are the responsibility of the Stations' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined financial statements have been prepared from the separate records maintained by the Stations and may not be indicative of the conditions that would have existed or the results of operations had the Stations been operated as an unaffiliated entity. As discussed in Note 1, certain corporate overhead and other expenses represent allocations made by the Stations' parent.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the stations WKJS-FM and WSOJ-FM of FM-100, Inc., as of December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                    /s/ Arthur Andersen LLP

Baltimore, Maryland,
 March 10, 1999

                  STATIONS WKJS-FM AND WSOJ-FM OF FM 100 INC.

                             COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 1998
                                      ASSETS

CURRENT ASSETS:
 Cash and cash equivalents                                $   34,000
 Trade accounts receivable, net of allowance for doubtful
  accounts of $28,000                                        326,000
                                                          ----------
   Total current assets                                      360,000
PROPERTY AND EQUIPMENT, net                                1,079,000
INTANGIBLE ASSETS, net                                     3,343,000
                                                          ----------
   Total assets                                           $4,782,000
                                                          ==========

                          LIABILITIES AND STATION DEFICIT

CURRENT LIABILITIES:
 Accounts payable and accrued expenses    $  168,000
 Capital lease obligations                    13,000
                                          ----------
   Total current liabilities                 181,000
LONG-TERM LIABILITIES:
 Allocation of long-term debt              5,000,000
 Capital lease obligations                    49,000
                                          ----------
   Total liabilities                       5,230,000
COMMITMENTS AND CONTINGENCIES
STATION DEFICIT                             (448,000)
                                          ----------
   Total liabilities and station deficit  $4,782,000
                                          ==========


    The accompanying notes are an integral part of this combined balance sheet.

                  STATIONS WKJS-FM AND WSOJ-FM OF FM 100 INC.

        COMBINED STATEMENT OF OPERATIONS AND CHANGES IN STATION DEFICIT

                      FOR THE YEAR ENDED DECEMBER 31, 1998


REVENUE:
 Broadcast revenue, including barter revenue of $169,000 $1,187,000
 Less: Agency commissions                                   125,000
                                                         ----------
   Net broadcast revenue                                  1,062,000
                                                         ----------
OPERATING EXPENSES:
 Program and technical                                      192,000
 Selling, general and administrative                        810,000
 Corporate allocations                                       15,000
 Depreciation and amortization                              416,000
                                                         ----------
   Total operating expenses                               1,433,000
                                                         ----------
   Operating loss                                          (371,000)
                                                         ----------
OTHER INCOME (EXPENSE):
 Interest expense                                          (500,000)
 Other income                                                21,000
                                                         ----------
   Total other income (expense), net                       (479,000)
                                                         ----------
   Net loss                                                (850,000)
STATION EQUITY, beginning of year                           177,000
NET TRANSFER FROM PARENT                                    225,000
                                                         ----------
STATION DEFICIT, end of year                             $ (448,000)
                                                         ==========


    The accompanying notes are an integral part of this combined balance sheet.

                  STATIONS WKJS-FM AND WSOJ-FM OF FM 100 INC.

                        COMBINED STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1998


CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                               $(850,000)
 Adjustments to reconcile net loss to net cash used in
  operating activities-
  Depreciation and amortization                           416,000
  Effect of change in operating assets and liabilities-
   Trade accounts receivable                             (257,000)
   Prepaid expenses and other                               3,000
   Accounts payable and accrued expenses                   99,000
                                                        ---------
    Net cash flows used in operating activities          (589,000)
                                                        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment                       (58,000)
                                                        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net transfer from parent                                 225,000
 Proceeds from parent debt                                427,000
                                                        ---------
    Net cash flows from financing activities              652,000
                                                        ---------
INCREASE IN CASH                                            5,000
CASH, beginning of year                                    29,000
                                                        ---------
CASH, end of year                                       $  34,000
                                                        =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid for interest                                 $ 477,000
                                                        =========


    The accompanying notes are an integral part of this combined balance sheet.

                  STATIONS WKJS-FM AND WSOJ-FM OF FM 100 INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization and Business

The radio stations, WKJS-FM and WSOJ-FM (the Stations) are broadcast in the Richmond area. The combined financial statements of the Stations were formed effective January 4, 1998, when FM 100, Inc. purchased station WKJS-FM for $4,500,000. Station WSOJ-FM was owned by FM 100, Inc. since 1994.

In February 1999, FM 100, Inc. signed an agreement with Radio One, Inc. to sell all tangible and intangible assets for approximately $12,000,000, subject to certain earn-out adjustments. The sale is expected to close during 1999. The accompanying combined financial statements include the assets, liabilities and results of operations of those stations to be acquired by Radio One, Inc. and were prepared from the financial statements of FM 100, Inc. All inter-station transactions have been eliminated in consolidation.

The Stations have incurred an operating loss of $371,000 and a net loss of $850,000 for the year ended December 31, 1998. Also, as of December 31, 1998, the Stations had a station deficit of $448,000. These factors, along with others could negatively impact future operations of the Stations.

Basis of Presentation

The accompanying combined financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Stations are allocated certain corporate expenses for services provided by FM 100, Inc. based upon the percentage of revenue of each station to total revenue of all stations operated by FM 100, Inc. Though management is of the opinion that all allocations used are reasonable and appropriate, other allocations might be used that could produce results substantially different from those reflected herein and these cost allocations might not be indicative of amounts which might be paid to unrelated parties for similar services if the Stations had been operated on a stand-alone basis.

FM 100, Inc. corporate departmental expenses of $15,000 have been allocated to the Stations during 1998 for accounting services and other miscellaneous expenses.

                  STATIONS WKJS-FM AND WSOJ-FM OF FM 100 INC.

Property and Equipment

Property and equipment are recorded at cost and are being depreciated on a straight-line basis over various periods. The components of the Stations's property and equipment as of December 31, 1998, are as follows:

                                                                     Period of
                                                            1998    Depreciation
                                                         ---------- ------------
PROPERTY AND EQUIPMENT:
  Land.................................................. $  173,000         --
  Building..............................................    646,000   15 years
  Furniture and fixtures................................    211,000   10 years
  Broadcasting equipment................................    262,000    7 years
  Vehicles..............................................     17,000    5 years
                                                         ----------
                                                          1,309,000
  Less: Accumulated depreciation........................    230,000
                                                         ----------
    Property and equipment, net......................... $1,079,000
                                                         ==========

Depreciation expense for the fiscal year ended December 31, 1998, was $102,000.

Revenue Recognition

In accordance with industry practice, revenue for broadcast advertising is recognized when the commercial is broadcast.

Barter Arrangements

Certain program contracts provide for the exchange of advertising air time in lieu of cash payments for the rights to such programming. These contracts are recorded as the programs are aired at the estimated fair value of the advertising air time given in exchange for the program rights.

Financial Instruments

Financial instruments as of December 31, 1998, consist of cash and cash equivalents, trade accounts receivables, accounts payable, accrued expenses, long-term debt, and capital leases, all of which the carrying amounts approximate fair value.

Supplemental Cash Flow Information

During 1998, FM 100, Inc. obtained a $5,000,000 loan from a bank of which $4,500,000 was used to finance the purchase of WKJS-FM and $73,000 was used to pay debt issuance cost. The remaining $427,000 transferred to the Stations for operating purposes.

                  STATIONS WKJS-FM AND WSOJ-FM OF FM 100 INC.

2. INTANGIBLE ASSETS:

Intangible assets are being amortized on a straight-line basis over various periods. The intangible asset balances and periods of amortization as of December 31, 1998, are as follows:

                                                                     Period of
                                                            1998    Amortization
                                                         ---------- ------------
  FCC broadcast license................................. $3,628,000   15 Years
  Debt financing........................................     73,000 Life of Debt
                                                         ----------
    Total...............................................  3,701,000
    Less: Accumulated amortization......................    358,000
                                                         ----------
    Net intangible assets............................... $3,343,000
                                                         ==========

Amortization expense for the fiscal year ended December 31, 1998, was $314,000.

3. LONG-TERM DEBT:

The acquisition of WKJS-FM was financed with $4,500,000 of debt which has been allocated to the Stations. The debt accrued interest at 10% during 1998 and was originally due January 6, 1999, and has been refinanced to be due January 6, 2000.

FM 100, Inc. has borrowed $500,000 from a bank which has been allocated down to the Stations. The debt accrued interest at 10% during 1998 and was originally due January 6, 1999 and has been refinanced to be due January 6, 2000.

As of December 31, 1998, the Stations had various capital leases for equipment.

4.  INCOME TAXES:

As the Stations' parent company is an S-Corporation, no provision for income taxes has been included in the accompanying statements of operations.

5.  COMMITMENTS:

The Stations lease office space for their office and broadcast studios under an operating lease which expires during 1999. Rent expense for the year ended December 31, 1998, was $16,064. The future minimum rental payment is $9,311.

                      [LOGO OF RADIO ONE APPEARS HERE]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, to be paid by Radio One:

     SEC registration fee..................................................  *
     Printing and engraving fees...........................................  *
     Legal fees and expenses...............................................  *
     Accounting fees and expenses..........................................  *
     Blue Sky fees and expenses............................................  *
     Trustee fees..........................................................  *
     Directors' and Officers' Insurance....................................  *
     Miscellaneous.........................................................  *
       Total............................................................... $

--------
*  To be filed by amendment

Item 14. Indemnification of Directors and Officers.

   Radio One's Amended and Restated By-Laws incorporate substantially the provisions of the General Corporation Law of the State of Delaware (the "DGCL") in providing for indemnification of directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of Radio One. In addition, Radio One is authorized to indemnify employees and agents of Radio One and may enter into indemnification agreements with its directors and officers providing mandatory indemnification to them to the maximum extent permissible under Delaware law.

   Radio One's Amended and Restated Certificate of Incorporation provides that Radio One shall indemnify (including indemnification for expenses incurred in defending or otherwise participating in any proceeding) its directors and officers to the fullest extent authorized or permitted by the DGCL, as it may be amended, and that such right to indemnification shall continue as to a person who has ceased to be a director or officer of Radio One and shall inure to the benefit of his or her heirs, executors and administrators except that such right shall not apply to proceedings initiated by such indemnified person unless it is a successful proceeding to enforce indemnification or such proceeding was authorized or consented to by the board of directors. Radio One's certificate of incorporation also specifically provides for the elimination of the personal liability of a director to the corporation and its stockholders for monetary damages for breach of fiduciary duty as director. The provision is limited to monetary damages, applies only to a director's actions while acting within his or her capacity as a director, and does not entitle Radio One to limit director liability for any judgment resulting from (a) any breach of the director's duty of loyalty to Radio One or its stockholders;
(b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) paying an illegal dividend or approving an illegal stock repurchase; or (d) any transaction from which the director derived an improper benefit.

   Section 145 of the DGCL provides generally that a person sued (other than in a derivative suit) as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including counsel fees, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person's conduct was unlawful. In the case of a derivative suit, a director, officer, employee or agent of the corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if the person has acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to, which such director, officer, employee or agent has been adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory under section 145 of the DGCL in the case of a director or officer who is successful on the merits in defense of a suit against him.

   The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify Radio One, the directors, certain officers and controlling persons of Radio One, Inc. against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

   Radio One has entered into indemnification agreements with the directors and certain officers pursuant to which Radio One has agreed to maintain directors' and officers' insurance and to indemnify such officers to the fullest extent permitted by applicable law except for certain claims described therein. [Reference is made to the form of Director and Officer
Indemnification Agreement filed as Exhibit [to come] hereto.]

   Radio One maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

Item 15. Recent Sales of Unregistered Securities.

   On May 19, 1997, Radio One issued approximately $85.0 million (aggregate principal amount) of 12% senior subordinated notes to certain investors. Such notes were offered pursuant to Rule 144A under the Securities Act.

   On May 19, 1997, Radio One issued approximately $20.9 million of Series A and Series B 15% senior cumulative preferred stock to certain investors. Such shares were issued pursuant to the exemption from registration provided by
Section 4(2) of Securities Act.

   On January 25, 1999, Radio One issued an aggregate of 51,192 shares of common stock to its Chief Financial Officer. These shares were issued pursuant to the exemption from registration provided by Rule 701 under the Securities Act.

   On February 25, 1999, pursuant to a plan of recapitalization, Radio One issued to the holders of its class A common stock, in exchange for all of the outstanding shares of class A common stock, 46.15 shares of class B common stock and 92.3 shares of class C common stock. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

   On March 30, 1999, Radio One issued approximately 3.3 million shares of common stock to the shareholders of ROA in connection with Radio One's acquisition of ROA. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

   (a) The following exhibits are filed as part of this registration statement.

    1.1(/5/) Form of Underwriting Agreement
    3.1(/6/) Certificate of Incorporation of Radio One, Inc.
    3.2(/6/) Amended and Restated By-laws of Radio One, Inc.
    4.1(/1/) Indenture dated as of May 15, 1997 among Radio One, Inc., Radio One Licenses,
             Inc. and United States Trust Company of New York.

--------
   (1) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1997 (File No. 333-30795; Film No. 98581327).
   (2) Incorporated by reference to Radio One's Current Report on Form 8-K filed July 13, 1998 (File No. 333-30795; Film No. 98665139).
   (3) Incorporated by reference to Radio One's Current Report on Form 8-K filed January 12, 1999 (File No. 333-30795; Film No. 99504706).
   (4) Incorporated by reference to Radio One's Quarterly Report on Form 10-Q for the period ended June 30, 1998 (File No. 333-30795; Film No. 98688998).
   (5) To be filed by Amendment to this Registration Statement on Form S-1.
   (6) Previously filed with Radio One's Registration Statement on Form S-1 filed on March 12, 1999 (File No. 333-74351; Film No. 99564316).
   (7) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1998 (File No. 333-30795; Film No. 99581532).

   (8) Incorporated by reference to Radio One's Amendment No. 1 to its Registration Statement on Form S-1 filed April 6, 1999 (File No. 333-74351; Film No. 99588274).

  4.(/2/)  2                 First Supplemental Indenture dated as of June 30, 1998, to Indenture dated as of
                             May 15, 1997, by and among Radio One, Inc., as Issuer and United States Trust
                             Company of New York, as Trustee, by and among Radio One, Inc., Bell Broadcasting
                             Company, Radio One of Detroit, Inc., and United States Trust Company of New York,
                             as Trustee.
  4.(/3/)  3                 Second Supplemental Indenture dated as of December 23, 1998, to Indenture dated as of May 15, 1997, by and among Radio One, Inc., as Issuer and United States
                             Trust Company of New York, as Trustee, by and among Radio One, Inc., Allur-
                             Detroit, Allur Licenses, Inc., and United States Trust Company of New York, as
                             Trustee.
  4.(/1/)  4                 Purchase Agreement dated as of May 14, 1997 among Radio One, Inc., Radio One
                             Licenses, Inc., Credit Suisse First Boston Corporation and NationsBanc Capital
                             Markets, Inc.
  4.(/1/)  5                 Registration Rights Agreement dated as of May 14, 1997 among Radio One, Inc.,
                             Radio One Licenses, Inc., Credit Suisse First Boston Corporation and NationsBanc
                             Capital Markets, Inc.
4.6(1/)    /                 Standstill Agreement dated as of May 19, 1997 among Radio One, Inc., Radio One
                             Licenses, Inc., NationsBank of Texas, N.A., United States Trust Company of New
                             York and the other parties thereto.
  4.(/4/)  7                 Standstill Agreement dated as of June 30, 1998 among Radio One, Inc., the subsidiaries of Radio One, Inc., United States Trust Company of New York and the
                             other parties thereto.
  5.(/5/)  1                 Form of Opinion and consent of Kirkland & Ellis.
  8.(/5/)  1                 Form of Opinion and consent of Kirkland & Ellis.
  101(/1/) .                 Office Lease dated February 3, 1997 between National Life Insurance Company and
                             Radio One, Inc. for premises located at 5900 Princess Garden Parkway, Lanham,
                             Maryland, as amended on February 24, 1997.
  102(/1/) .                 Purchase Option Agreement dated February 3, 1997 between National Life Insurance
                             Company and Radio One, Inc. for the premises located at 5900 Princess Garden
                             Parkway, Lanham, Maryland.
  103(/1/) .                 Office Lease commencing November 1, 1993 between Chalrep Limited Partnership and
                             Radio One, Inc., with respect to the property located at 100 St. Paul Street,
                             Baltimore, Maryland.
  104(/1/) .                 Preferred Stockholders' Agreement dated as of May 14, 1997 among Radio One, Inc.,
                             Radio One Licenses, Inc. and the other parties thereto.
  105(/4/) .                 First Amendment to Preferred Stockholders' Agreement dated as of June 30, 1998 among Radio One, Inc., Radio One Licenses, Inc., and the other parties thereto.
  106(/1/) .                 Warrantholders' Agreement dated as of June 6, 1995, as amended by the First
                             Amendment to Warrantholders' Agreement dated as of May 19, 1997, among Radio One,
                             Inc., Radio One Licenses, Inc. and the other parties thereto.
  107(/1/) .                 Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Syncom Capital Corporation.
  108(/1/) .                 Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Alliance Enterprise Corporation.
  109(/1/) .                 Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Greater Philadelphia Venture Capital Corporation, Inc.
  1010(/1/).                 Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Opportunity Capital Corporation.
  1011(/1/).                 Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Capital Dimensions Venture Fund, Inc.
                  10.12(/1/) Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to TSG Ventures Inc.

--------
   (1) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1997 (File No. 333-30795; Film No. 98581327).
   (2) Incorporated by reference to Radio One's Current Report on Form 8-K filed July 13, 1998 (File No. 333-30795; Film No. 98665139).
   (3) Incorporated by reference to Radio One's Current Report on Form 8-K filed January 12, 1999 (File No. 333-30795; Film No. 99504706).
   (4) Incorporated by reference to Radio One's Quarterly Report on Form 10-Q for the period ended June 30, 1998 (File No. 333-30795; Film No. 98688998).
   (5) To be filed by Amendment to this Registration Statement on Form S-1.
   (6) Previously filed with Radio One's Registration Statement on Form S-1 filed on March 12, 1999 (File No. 333-74351; Film No. 99564316).
   (7) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1998 (File No. 333-30795; Film No. 99581532).

   (8) Incorporated by reference to Radio One's Amendment No. 1 to its Registration Statement on Form S-1 filed April 6, 1999 (File No. 333-74351; Film No. 99588274).

10.13(/1/)    Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Fulcrum Venture Capital Corporation.
10.14(/1/)    Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Alta Subordinated Debt Partners III, L.P.
10.15(/1/)    Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to BancBoston Investments, Inc.
10.16(/1/)    Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Grant M. Wilson.
10.17(/4/)    Credit agreement dated June 30, 1998 among Radio One, Inc., as the borrower and
              NationsBank, N.A., as Documentation Agent and Credit Suisse First Boston as the
              Agent.
10.18(/1/)    Management Agreement dated as of August 1, 1996 by and between Radio One, Inc.
              and Radio One of Atlanta, Inc.
10.19(/1/)    Fifth Amendment dated as of July 31, 1997 to that certain Letter of Intent dated
              March 12, 1997 by and between Radio One, Inc. and Allied Capital Financial
              Corporation, as amended.
10.20(/1/)    Sixth Amendment dated as of September 8, 1997 to that certain Letter of Intent dated March 12, 1997 by and between Radio One, Inc. and Allied Capital Financial
              Corporation, as amended.
10.21(/1/)    Time Management and Services Agreement dated March 17, 1998, among WYCB
              Acquisition Corporation, Broadcast Holdings, Inc., and Radio One, Inc.
10.22(/1/)    Stock Purchase Agreement dated December 23, 1997, between the shareholders of
              Bell Broadcasting Company and Radio One, Inc.
10.23(/1/)    Option and Stock Purchase Agreement dated November 19, 1997, among Allied Capital
              Financial Corporation, G. Cabell Williams III, Broadcast Holdings, Inc. and WYCB
              Acquisition Corporation.
10.24(/1/)    Amended and Restated Warrant of Radio One, Inc., dated January 9, 1998, issued to
              TSG Ventures L.P.
10.25(/1/)    Stock Purchase Warrant of Radio One, Inc., dated March 16, 1998 issued to Allied
              Capital Financial Corporation.
10.26(/1/)    Amended and Restated credit agreement dated May 19, 1997 among several lenders,
              NationsBank of Texas, N.A. and Radio One, Inc.
10.27(/1/)    First Amendment to credit agreement dated December 31, 1997 among several lenders, NationsBank of Texas, N.A. and Radio One, Inc.
10.28(/1/)    Amendment to Preferred Stockholders' Agreement dated as of December 31, 1997 among Radio One, Inc., Radio One Licenses, Inc. and the other parties thereto.
10.29(/1/)    Assignment and Assumption Agreement dated October 23, 1997, between Greater
              Philadelphia Venture Capital Corporation, Inc. and Alfred C. Liggins, III.
10.30(/1/)    Agreement dated February 20, 1998 between WUSQ License Limited Partnership and
              Radio One, Inc.
10.31(/4/)    Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Capital Dimensions Venture Fund Inc.
10.32(/4/)    Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Fulcrum Venture Capital Corporation.
10.33(/4/)    Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Syncom Capital Corporation.
10.34(/4/)    Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Alfred C. Liggins, III.
10.35(/4/)    Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to TSG Ventures L.P.
10.36(/4/)    Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Alliance Enterprise Corporation.

--------
   (1) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1997 (File No. 333-30795; Film No. 98581327).
   (2) Incorporated by reference to Radio One's Current Report on Form 8-K filed July 13, 1998 (File No. 333-30795; Film No. 98665139).
   (3) Incorporated by reference to Radio One's Current Report on Form 8-K filed January 12, 1999 (File No. 333-30795; Film No. 99504706).
   (4) Incorporated by reference to Radio One's Quarterly Report on Form 10-Q for the period ended June 30, 1998 (File No. 333-30795; Film No. 98688998).
   (5) To be filed by Amendment to this Registration Statement on Form S-1.
   (6) Previously filed with Radio One's Registration Statement on Form S-1 filed on March 12, 1999 (File No. 333-74351; Film No. 99564316).
   (7) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1998 (File No. 333-30795; Film No. 99581532).

   (8) Incorporated by reference to Radio One's Amendment No. 1 to its Registration Statement on Form S-1 filed April 6, 1999 (File No. 333-74351; Film No. 99588274).

                10.37(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Alta Subordinated Debt Partners III, L.P.
                10.38(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to BancBoston Investments Inc.
                10.39(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Grant M. Wilson.
                10.40(/5/) Merger Agreement dated as of March 30, 1999 relating to the acquisition of Radio
                           One of Atlanta, Inc.
                10.41(/5/) Asset Purchase Agreement dated as of November 23, 1998 (as amended on December 4,
                           1998) relating to the acquisition of WFUN-FM, licensed to Bethalto, Illinois.
                10.42(/5/) Asset Purchase Agreement relating to the Acquisition of WENZ-FM and WERE-AM, both licensed to Cleveland, Ohio.
                10.43(/5/) Asset Purchase Agreement dated as of February 10, 1999 relating to the acquisition of WDYL-FM, licensed to Chester, Virginia.
                10.44(/5/) Asset Purchase Agreement dated as of February 26, 1999 relating to the acquisition of WJKS-FM, licensed to Crewe Virginia, and WSOJ-FM, licensed
                           Petersburg, Virginia.
                10.45(/5/) [Asset Purchase Agreement relating to the acquisition of WCDX-FM, licensed to
                           Mechanicsville, Virginia, WPLZ-FM, licensed to Petersburg, Virginia, WJRV-FM licensed to Richmond, Virginia, and WGCV-AM licensed to Petersburg, Virginia.]
                10.46(/7/) Stock Purchase Agreement dated as of October 26, 1998, by and between Radio One and Syndicated Communications Venture Partners, II, L.P.
                10.47(/5/) Second Amendment to Preferred Stockholders' Agreement dated as of November 23,
                           1998 among Radio One, Inc., Radio One Licenses, Inc. and the other parties thereto.
                10.48(/5/) Third Amendment to Preferred Stockholders' Agreement dated as of December 23,
                           1998 among Radio One, Inc., Radio One Licenses, Inc. and the other parties thereto.
                10.49(/5/) Fourth Amendment to Preferred Stockholders' Agreement dated as of December 31,
                           1998 among Radio One, Inc., Radio Once Licenses, Inc. and the other parties thereto.
                10.50(/5/) Amended and Restated Credit Agreement dated as of February 26, 1999, among Radio
                           One, Inc., as the borrower, and Nations Bank, N.A., as Administrative Agent, and
                           Credit Suisse First Boston, as the Documentation Agent.
                10.51(/5/) Fifth Amendment to Preferred Stockholders' Agreement dated as of February 26,
                           1999 among Radio One, Inc., Radio One Licenses, Inc. and the other parties thereto.
                21.1(/6/)  Subsidiaries of Radio One, Inc.
                23.1       Consent of Arthur Andersen, L.L.P.
                23.2       Consent of Mitchell & Titus, L.L.P.
                23.3(/5/)  Consent of Kirkland & Ellis (included in Exhibit 5.1).
                23.4(/5/)  Consent of Kirkland & Ellis (included in Exhibit 8.1).
                23.5(/8/)  Consent of Larry Marcus
                27.1       Financial Data Schedule (included on pages S1-S3).

--------
   (1) Incorporated by reference to Radio One's Annual Report filed on Form 10-K for the period ended December 31, 1997 (File No. 333-30795; Film No. 98581327).
   (2) Incorporated by reference to Radio One's Current Report on Form 8-K filed July 13, 1998 (File No. 333-30795; Film No. 98665139).
   (3) Incorporated by reference to Radio One's Current Report on Form 8-K filed January 12, 1999 (File No. 333-30795; Film No. 99504706).
   (4) Incorporated by reference to Radio One's Quarterly Report on Form 10-Q for the period ended June 30, 1998 (File No. 333-30795; Film No. 98688998).
   (5) To be filed by Amendment to this Registration Statement on Form S-1.
   (6) Previously filed with Radio One's Registration Statement on Form S-1 filed on March 12, 1999 (File No. 333-74351; Film No. 99564316).
   (7) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1998 (File No. 333-30795; Film No. 99581532).

   (8) Incorporated by reference to Radio One's Amendment No. 1 to its Registration Statement on Form S-1 filed April 6, 1999 (File No. 333-74351; Film No. 99588274).

Item 17. Undertakings.
   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424 (b) (1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lanham, Maryland on April 13, 1999.

                                             RADIO ONE, INC.

                                          BY:  ____________________________
                                               /s/ Alfred C. Liggins, III

                                          Name: Alfred C. Liggins, III
                                          Title: President and Chief Executive
                                                 Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on behalf of the following persons by Scott R. Royster, their true and lawful attorney, on the date indicated.

                                RADIO ONE, INC.

        SIGNATURE                         TITLE(S)                     DATE
        ---------                         --------                     ----
_/s/ Catherine L. Hughes__  Chairperson of the Board of Directors April 13, 1999
   CATHERINE L. HUGHES
____/s/ Terry L. Jones____  Director                              April 13, 1999
      TERRY L. JONES
___/s/ Brian W. McNeill___  Director                              April 13, 1999
     BRIAN W. MCNEILL
/s/ Alfred C. Liggins, III  President and Chief Executive Officer April 13, 1999
  ALFRED C. LIGGINS, III     (Principal Executive Officer)
                             and Director
___/s/ Scott R. Royster___  Executive Vice President and          April 13, 1999
     SCOTT R. ROYSTER        Chief Financial Officer
                             (Principal Financial and
                             Accounting Officer)

                        RADIO ONE, INC. AND SUBSIDIARIES
                               INDEX TO SCHEDULES

                                                                            Page
                                                                            ----
Report of Independent Public Accountants................................... S-2
Schedule II - Valuation and Qualifying Accounts............................ S-3

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Radio One, Inc.

   We have audited in accordance with generally accepted auditing standards, the consolidated balance sheets and statements of operations, changes in stockholders' deficit and cash flows of Radio One, Inc. and subsidiaries (the Company) included in this registration statement and have issued our report
thereon dated       . Our audits were made for the purpose of forming an
opinion on the basic financial statements taken as a whole. The schedule listed in the accompanying index is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Baltimore, Maryland,
    , 1999

RADIO ONE, INC. AND SUBSIDIARIES SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
      FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, and 1998 (IN THOUSANDS)

                         Balance at Additions    Acquired              Balance
                         Beginning  Charged to     from                at End
      Description         of Year    Expense   Acquisitions Deductions of Year
      -----------        ---------- ---------- ------------ ---------- -------
ALLOWANCE FOR DOUBTFUL
 ACCOUNTS:
  1996..................   $ 669      $ 628       $ --        $ 532     $ 765
  1997..................     765        894         --          755       904
  1998..................     904      1,942         258       1,861     1,243
TAX VALUATION RESERVE:
  1996..................   1,067        --          --        1,067       --
  1997..................     --       2,058         --          --      2,058
  1998..................   2,058        --          --        2,058       --

                                 EXHIBIT INDEX

 Exhibit No.                                   Description
 -----------                                   -----------
  1.1(/5/)   Form of Underwriting Agreement
  3.1(/6/)   Certificate of Incorporation of Radio One, Inc.
  3.2(/6/)   Amended and Restated By-laws of Radio One, Inc.
  4.1(/1/)   Indenture dated as of May 15, 1997 among Radio One, Inc., Radio One Licenses,
             Inc. and United States Trust Company of New York.
  4.2(/2/)   First Supplemental Indenture dated as of June 30, 1998, to Indenture dated as of May 15, 1997, by and among Radio One, Inc., as Issuer and United States
             Trust Company of New York, as Trustee, by and among Radio One, Inc., Bell
             Broadcasting Company, Radio One of Detroit, Inc., and United States Trust
             Company of New York, as Trustee.
  4.3(/3/)   Second Supplemental Indenture dated as of December 23, 1998, to Indenture dated as of May 15, 1997, by and among Radio One, Inc., as Issuer and United States
             Trust Company of New York, as Trustee, by and among Radio One, Inc., Allur-
             Detroit, Allur Licenses, Inc., and United States Trust Company of New York, as
             Trustee.
  4.4(/1/)   Purchase Agreement dated as of May 14, 1997 among Radio One, Inc., Radio One
             Licenses, Inc., Credit Suisse First Boston Corporation and NationsBanc Capital
             Markets, Inc.
  4.5(/1/)   Registration Rights Agreement dated as of May 14, 1997 among Radio One, Inc.,
             Radio One Licenses, Inc., Credit Suisse First Boston Corporation and
             NationsBanc Capital Markets, Inc.
  4.6(/1/)   Standstill Agreement dated as of May 19, 1997 among Radio One, Inc., Radio One
             Licenses, Inc., NationsBank of Texas, N.A., United States Trust Company of New
             York and the other parties thereto.
  4.7(/4/)   Standstill Agreement dated as of June 30, 1998 among Radio One, Inc., the subsidiaries of Radio One, Inc., United States Trust Company of New York and
             the other parties thereto.
  5.1(/5/)   Form of Opinion and consent of Kirkland & Ellis.
  8.1(/5/)   Form of Opinion and consent of Kirkland & Ellis.
 10.1(/1/)   Office Lease dated February 3, 1997 between National Life Insurance Company and
             Radio One, Inc. for premises located at 5900 Princess Garden Parkway, Lanham,
             Maryland, as amended on February 24, 1997.
 10.2(/1/)   Purchase Option Agreement dated February 3, 1997 between National Life
             Insurance Company and Radio One, Inc. for the premises located at 5900 Princess
             Garden Parkway, Lanham, Maryland.
 10.3(/1/)   Office Lease commencing November 1, 1993 between Chalrep Limited Partnership and Radio One, Inc., with respect to the property located at 100 St. Paul
             Street, Baltimore, Maryland.
 10.4(/1/)   Preferred Stockholders' Agreement dated as of May 14, 1997 among Radio One,
             Inc., Radio One Licenses, Inc. and the other parties thereto.
 10.5(/4/)   First Amendment to Preferred Stockholders' Agreement dated as of June 30, 1998 among Radio One, Inc., Radio One Licenses, Inc., and the other parties thereto.
                                                                                   Page
 -----------                                                                       ----



--------
   (1) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1997 (File No. 333-30795; Film No. 98581327).
   (2) Incorporated by reference to Radio One's Current Report on Form 8-K filed July 13, 1998 (File No. 333-30795; Film No. 98665139).
   (3) Incorporated by reference to Radio One's Current Report on Form 8-K filed January 12, 1999 (File No. 333-30795; Film No. 99504706).
   (4) Incorporated by reference to Radio One's Quarterly Report on Form 10-Q for the period ended June 30, 1998 (File No. 333-30795; Film No. 98688998).
   (5) To be filed by Amendment to this Registration Statement on Form S-1.
   (6) Previously filed with Radio One's Registration Statement on Form S-1 filed on March 12, 1999 (File No. 333-74351; Film No. 99564316).
   (7) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1999 (File No. 333-30795; Film No. 99581532).

   (8) Incorporated by reference to Radio One's Amendment No. 1 to its Registration Statement on Form S-1 Filed April 6, 1999 (File No. 333-74351; Film No. 99588274).

 Exhibit No.           Description
 -----------           -----------
 10.6(/1/)   Warrantholders' Agreement dated as of June 6, 1995, as amended by the First
             Amendment to Warrantholders' Agreement dated as of May 19, 1997, among Radio
             One, Inc., Radio One Licenses, Inc. and the other parties thereto.
 10.7(/1/)   Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Syncom Capital Corporation.
 10.8(/1/)   Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Alliance Enterprise Corporation.
 10.9(/1/)   Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Greater Philadelphia Venture Capital Corporation, Inc.
 10.10(/1/)  Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Opportunity Capital Corporation.
 10.11(/1/)  Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Capital Dimensions Venture Fund, Inc.
 10.12(/1/)  Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to TSG Ventures Inc.
 10.13(/1/)  Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Fulcrum Venture Capital Corporation.
 10.14(/1/)  Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Alta Subordinated Debt Partners III, L.P.
 10.15(/1/)  Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to BancBoston Investments, Inc.
 10.16(/1/)  Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Grant M. Wilson.
 10.17(/4/)  Credit agreement dated June 30, 1998 among Radio One, Inc., as the borrower and
             NationsBank, N.A., as Documentation Agent and Credit Suisse First Boston as the
             Agent.
 10.18(/1/)  Management Agreement dated as of August 1, 1996 by and between Radio One, Inc.
             and Radio One of Atlanta, Inc.
 10.19(/1/)  Fifth Amendment dated as of July 31, 1997 to that certain Letter of Intent dated March 12, 1997 by and between Radio One, Inc. and Allied Capital
             Financial Corporation, as amended.
 10.20(/1/)  Sixth Amendment dated as of September 8, 1997 to that certain Letter of Intent dated March 12, 1997 by and between Radio One, Inc. and Allied Capital
             Financial Corporation, as amended.
 10.21(/1/)  Time Management and Services Agreement dated March 17, 1998, among WYCB
             Acquisition Corporation, Broadcast Holdings, Inc., and Radio One, Inc.
 10.22(/1/)  Stock Purchase Agreement dated December 23, 1997, between the shareholders of
             Bell Broadcasting Company and Radio One, Inc.
 10.23(/1/)  Option and Stock Purchase Agreement dated November 19, 1997, among Allied
             Capital Financial Corporation, G. Cabell Williams III, Broadcast Holdings, Inc.
             and WYCB Acquisition Corporation.
 10.24(/1/)  Amended and Restated Warrant of Radio One, Inc., dated January 9, 1998, issued to TSG Ventures L.P.
                                                                                   Page
 -----------                                                                       ----



--------
   (1) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1997 (File No. 333-30795; Film No. 98581327).
   (2) Incorporated by reference to Radio One's Current Report on Form 8-K filed July 13, 1998 (File No. 333-30795; Film No. 98665139).
   (3) Incorporated by reference to Radio One's Current Report on Form 8-K filed January 12, 1999 (File No. 333-30795; Film No. 99504706).
   (4) Incorporated by reference to Radio One's Quarterly Report on Form 10-Q for the period ended June 30, 1998 (File No. 333-30795; Film No. 98688998).
   (5) To be filed by Amendment to this Registration Statement on Form S-1.
   (6) Previously filed with Radio One's Registration Statement on Form S-1 filed on March 12, 1999 (File No. 333-74351; Film No. 99564316).
   (7) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1999 (File No. 333-30795; Film No. 99581532).

   (8) Incorporated by reference to Radio One's Amendment No. 1 to its Registration Statement on Form S-1 Filed April 6, 1999 (File No. 333-74351; Film No. 99588274).

 Exhib No.              Description
 ----------             -----------
 10.25(/1/) Stock Purchase Warrant of Radio One, Inc., dated March 16, 1998 issued to
            Allied Capital Financial Corporation.
 10.26(/1/) Amended and Restated credit agreement dated May 19, 1997 among several lenders,
            NationsBank of Texas, N.A. and Radio One, Inc.
 10.27(/1/) First Amendment to credit agreement dated December 31, 1997 among several lenders, NationsBank of Texas, N.A. and Radio One, Inc.
 10.28(/1/) Amendment to Preferred Stockholders' Agreement dated as of December 31, 1997 among Radio One, Inc., Radio One Licenses, Inc. and the other parties thereto.
 10.29(/1/) Assignment and Assumption Agreement dated October 23, 1997, between Greater
            Philadelphia Venture Capital Corporation, Inc. and Alfred C. Liggins, III.
 10.30(/1/) Agreement dated February 20, 1998 between WUSQ License Limited Partnership and
            Radio One, Inc.
 10.31(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Capital Dimensions Venture Fund Inc.
 10.32(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Fulcrum Venture Capital Corporation.
 10.33(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Syncom Capital Corporation.
 10.34(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Alfred C. Liggins, III.
 10.35(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to TSG Ventures L.P.
 10.36(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Alliance Enterprise Corporation.
 10.37(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Alta Subordinated Debt Partners III, L.P.
 10.38(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to BancBoston Investments Inc.
 10.39(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Grant M. Wilson.
 10.40(/5/) Merger Agreement dated as of March 30, 1999 relating to the acquisition of
            Radio One of Atlanta, Inc.
 10.41(/5/) Asset Purchase Agreement dated as of November 23, 1998 (as amended on December
            4, 1998) relating to the acquisition of WFUN-FM, licensed to Bethalto,
            Illinois.
 10.42(/5/) Asset Purchase Agreement relating to the Acquisition of WENZ-FM and WERE-AM, both licensed to Cleveland, Ohio.
 10.43(/5/) Asset Purchase Agreement dated as of February 10, 1999 relating to the acquisition of WDYL-FM, licensed to Chester, Virginia.
 10.44(/5/) Asset Purchase Agreement dated as of February 26, 1999 relating to the acquisition of WJKS-FM, licensed to Crewe Virginia, and WSOJ-FM, licensed
            Petersburg, Virginia.
                                                                                   Page
 ----------                                                                        ----


--------
   (1) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1997 (File No. 333-30795; Film No. 98581327).
   (2) Incorporated by reference to Radio One's Current Report on Form 8-K filed July 13, 1998 (File No. 333-30795; Film No. 98665139).
   (3) Incorporated by reference to Radio One's Current Report on Form 8-K filed January 12, 1999 (File No. 333-30795; Film No. 99504706).
   (4) Incorporated by reference to Radio One's Quarterly Report on Form 10-Q for the period ended June 30, 1998 (File No. 333-30795; Film No. 98688998).
   (5) To be filed by Amendment to this Registration Statement on Form S-1.
   (6) Previously filed with Radio One's Registration Statement on Form S-1 filed on March 12, 1999 (File No. 333-74351; Film No. 99564316).
   (7) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1999 (File No. 333-30795; Film No. 99581532).

   (8) Incorporated by reference to Radio One's Amendment No. 1 to its Registration Statement on Form S-1 Filed April 6, 1999 (File No. 333-74351; Film No. 99588274).

 Exhib No.              Description
 ----------             -----------
 10.45(/5/) [Asset Purchase Agreement relating to the acquisition of WCDX-FM, licensed to
            Mechanicsville, Virginia, WPLZ-FM, licensed to Petersburg, Virginia, WJRV-FM licensed to Richmond, Virginia, and WGCV-AM licensed to Petersburg, Virginia.]
 10.46(/7/) Stock Purchase Agreement dated as of October 26, 1998, by and between Radio One and Syndicated Communications Venture Partners, II, L.P.
 10.47(/5/) Second Amendment to Preferred Stockholders' Agreement dated as of November 23,
            1998 among Radio One, Inc., Radio One Licenses, Inc. and the other parties thereto.
 10.48(/5/) Third Amendment to Preferred Stockholders' Agreement dated as of December 23,
            1998 among Radio One, Inc., Radio One Licenses, Inc. and the other parties thereto.
 10.49(/5/) Fourth Amendment to Preferred Stockholders' Agreement dated as of December 31,
            1998 among Radio One, Inc., Radio Once Licenses, Inc. and the other parties thereto.
 10.50(/5/) Amended and Restated Credit Agreement dated as of February 26, 1999, among
            Radio One, Inc., as the borrower, Nations Bank, N.A., as the Administrative
            Agent, and Credit Suisse First Boston, as the Documentation Agent.
 10.51(/5/) Fifth Amendment to Preferred Stockholders' Agreement dated as of February 26,
            1999 among Radio One, Inc., Radio One Licenses, Inc. and other parties thereto.
 21.1(/6/)  Subsidiaries of Radio One, Inc.
    23.1    Consent of Arthur Andersen, L.L.P.
    23.2    Consent of Mitchell & Titus, L.L.P.
 23.3(/5/)  Consent of Kirkland & Ellis (included in Exhibit 5.1).
 23.4(/5/)  Consent of Kirkland & Ellis (included in Exhibit 8.1).
 23.5(/8/)  Consent of Larry Marcus.
     27.1   Financial Data Schedule (included on pages S1-S3).
                                                                                   Page
 ----------                                                                        ----

--------
   (1) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1997 (File No. 333-30795; Film No. 98581327).
   (2) Incorporated by reference to Radio One's Current Report on Form 8-K filed July 13, 1998 (File No. 333-30795; Film No. 98665139).
   (3) Incorporated by reference to Radio One's Current Report on Form 8-K filed January 12, 1999 (File No. 333-30795; Film No. 99504706).
   (4) Incorporated by reference to Radio One's Quarterly Report on Form 10-Q for the period ended June 30, 1998 (File No. 333-30795; Film No. 98688998).
   (5) To be filed by Amendment to this Registration Statement on Form S-1.
   (6) Previously filed with Radio One's Registration Statement on Form S-1 filed on March 12, 1999 (File No. 333-74351; Film No. 99564316).
   (7) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1999 (File No. 333-30795; Film No. 99581532).

   (8) Incorporated by reference to Radio One's Amendment No. 1 to its Registration Statement on Form S-1 Filed April 6, 1999 (File No. 333-74351; Film No. 99588274).